Exhibit 3

ECONOMIC
AND FINANCIAL
DOCUMENT 2014

•	Section III The National reform Programme – Part I

National strategy and key Initiatives

Submitted by the Prime Minister
Matteo Renzi

and the Minister of the Economy and Finance
Pier Carlo Padoan

Approved by the Cabinet on 8 April 2014

INTRODUCTION

The 2014 Economic and Financial Document provides a valuable opportunity for the Government to systematically outline the concrete initiatives that embody the country's willingness and commitment to sharply accelerate the process of structural reform of the economy, in pursuit of a new and sustainable recovery of growth and employment.

The Government intends to implement reform initiatives with unprecedented urgency and ambition. This document outlines a path forward that represents a fundamental changeover from a state of crisis management to a policy of change, which may be summarised in two concepts: sustainable fiscal consolidation and acceleration of structural reforms focused on encouraging growth.

The national reforms initiated by previous Governments and those planned for 2014 are fully consistent with the European framework. More specifically, the reforms are consistent with the priorities of the 2014 Annual Growth Survey; with the recommendations of the European Commission; with the priorities established within the European Semester; and with the seven flagship initiatives of the Europe 2020 Strategy.

Within this document, the Government presents new and important policies for economic recovery. However, to harvest the fruits of the reforms and the sacrifices, several elements must be present.

First, Italy must make the most of the opportunities offered by a European framework that is now more conducive to investment for growth and employment. Synergy between the Government, Parliament and the European Council will be essential in order to fully benefit from the existing flexibility within the Stability and Growth Pact and to facilitate a revival of productive public investment, while keeping the public finances in order.

It is in this vein that the European Commission agreed to allow Italy to pay off the past-due debts of the Public Administration. Flexibility is also needed to mitigate the possible negative effects of certain reforms in the short term, thereby allowing those reforms to trigger upward momentum in business expectations, in favour of growth and employment.

The objective is therefore to definitively leave behind the financial crisis through an intense and precise timetable that commits the Government to tight deadlines, with rapid and certain regulatory action and implementation. This distinct and innovative approach differentiates the 2014 Economic and Financial Document.

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In essence, the strength of this transformation agenda is found not only in the content of the reforms, but, more importantly, in the capacity to translate reforms promptly into legislation and implement them rapidly and with certainty. Reforms must be planned and carried out effectively, including with the systematic monitoring of implementation of ministerial decrees and the subsequent enabling legislation.

The Government is well aware of what the country needs, but also what the ordinary citizen must overcome, often on his own: a slow and cumbersome bureaucracy.

The strategy: immediate results through priority initiatives from a programme of structural reforms

The comprehensive structural-reform programme is focused on three key areas: institutions, economy and employment. With this focus, the implementation of the reforms will launch a major transformation of the country.

Key elements of an extensive institutional reform include: a new electoral law capable of ensuring governability; abolishing Provinces; modifying the functions of the Senate; and reforming Title V of the Constitution. These institutions have been responsible for slowing, and sometimes obstructing, the operation of the public sector, both national and local, as well as for delaying the recovery of the Italian economy.

The Government's economic strategy centres on measures to spur the nation's competitiveness, in order to stimulate growth, while also considering budget constraints and the objective of a balanced budget in structural terms. The success of fiscal consolidation is reflected by the strong trend of Italy’s primary surplus, which again in 2014 will likely be one of the largest in the Euro Area.

The main measures of the coordinated economic reform programme that are expected to also have a significant near-term impact include:

•
The full implementation of the spending-review process, with stable and systematic changes to public spending mechanisms; the Government's plan forecasts savings of approximately €4.5 billion in 2014, up to €17 billion in 2015 and €32 billion in 2016 with respect to the unchanged legislation. The savings will mainly be used for the reduction of the tax wedge. The Government intends to institutionalise the spending review process, making it an integral part of the preparation of the State budget and that of other Public Administrations, through impact indicators capable of measuring the effectiveness and efficiency of spending.

•
The revision of taxation, above all through the reduction of the tax wedge, a measure that will provide tax relief to both families and businesses. Reducing taxes for workers in the lowest income brackets

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could provide a long-term stimulus to the labour supply and to reducing poverty. A part of this reform includes the implementation of a tax enabling law that not only revises the land registry, but also creates a more equitable, transparent, simplified and growth-oriented system, while also ensuring stability and legal certainty.

•
The acceleration and rapid implementation of the privatisation programme inaugurated by the previous Government, through a targeted but determined effort to enhance the value of several State-controlled companies and a portion of State-owned real estate, ultimately by selling such assets. The primary objectives include public debt reduction, recovery of unproductive spending, reduction of State subsidies, and increased efficiency of the businesses involved. The measure intends to generate proceeds equivalent to around 0.7 per cent of GDP per year for 2014 and the following three years.

•
The completion of the payment of the Public Administration's past-due debts will take place alongside the implementation of a new settlement and monitoring system that will allow for complying with the terms of payment provided by EU regulations and reduce the endemic uncertainty of businesses, contributing positively to investment decisions.

•
An active programme to improve the business environment and to attract foreign capital through the simplification of the relationships between businesses and a wide range of public institutions (e.g., tax authorities, permitting and oversight authorities, civil justice system, as well as law enforcement and security). Added to this is the need to overcome a highly ‘bank-centric’ entrepreneurial environment, by making available and strengthening alternative sources of financing for businesses (in particular, for SMEs).

•
Improvement and simplification of the labour market through the Jobs Act, designed to produce a more inclusive and dynamic system to overcome the remaining segmentation and rigidity and to contribute to structurally increasing both employment (especially youth employment) and labour productivity. Greater flexibility will result from the creation of a single contract with forms of progressive protection. Greater protection refers to employees, but also includes more broad-based support of private initiatives, through special programmes for self-employment, venture capital, and in particular youth entrepreneurship. Decentralised contract bargaining will be strengthened, further empowering the individual parties to the contract, to ensure worker involvement in companies and link compensation to the common goal of productivity.

•	Reform of the Public Administration and bureaucratic simplification, reform of civil, penal and administrative justice systems, efforts to

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improve the status of education and training of young people, aid to research, and efforts to improve the status of university studies, including through the ‘Youth Guarantee’.

The structural initiatives are rounded out by immediate measures, some of which have already been implemented, designed to provide tangible results to the public. These measures include:

•	School plan: Approximately €2 billion have been allocated for projects to make school buildings safer, and may be utilised by Municipalities and Provinces.

•	In the Guarantee Fund an additional €670 million of resources have been made available for 2014 as part of over €2 billion for the three-year period for SMEs.

•	A housing plan of about €1.3 billion to fund measures for the purchase or renovation of homes.

•	Investments provided by the Cohesion Policies in the new Structural Funds programming cycle, and measures against hydro-geological instability and for the protection of the environment.

Structural reforms and fiscal consolidation: complements not substitutes

The reform strategy hinges on fiscal consolidation: for a highly indebted country such as Italy, budget stability represents an indispensable precondition for triggering solid and long-lasting growth.

This strategy requires simultaneous and complementary action on: fiscal consolidation and public debt reduction; the resumption of growth to guarantee public finance sustainability; a return to normality in the flow of credit to businesses and families, including through the reinforcement of alternatives to bank credit and the payment of the Public Administration's trade debts; and the adoption of structural reforms that will revive productivity and ease bottlenecks such as bureaucracy, an inefficient justice system, organised crime and corruption.

The country's significant efforts to keep its accounts under control, duly rewarded by the financial markets, give Italy the opportunity to emerge from years of severe austerity. However, economic decisions cannot deviate from budget stability, which is being closely monitored by the holders of the nation's debt. Completing the programme of structural reforms in its entirety in order to relaunch the competitive capacity and as a consequence, GDP, while maintaining support for the recovery, will allow the nation to continue on the path of fiscal consolidation.

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In order to ensure the success of this strategy, it will be crucial to harness the involvement and constructive contributions of all stakeholders, from industry and labour, to business associations, political parties, as well as the public at large, to ultimately deliver results, tailored to be compatible with the maintenance of budget equilibrium.

It is an ambitious plan, but this is what the country needs, and this is the commitment we make for Italy.

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CONTENTS

INTRODUCTION

PART I. NATIONAL STRATEGY AND KEY INITIATIVES

I.	CHANGING GEARS	1
I.1	Institutional reforms: the electoral law and the Constitution	2
I.2	The strategy: reducing the tax wedge and IRAP	4
I.3	The strategy: investments, cohesion policy and the Mezzogiorno	5
I.4	The strategy: businesses, competitiveness and attraction investment	6
I.5	The strategy: settlement of Public Administration’s debt in arrears	10
I.6	Framework: labour-market and welfare reforms	11
I.7	Framework: Public Administration at the heart of change	18
I.8	Framework: a simpler, more equitable, and growth-friendly tax system	20
I.9	Framework: justice and security as real assets for the country's development	22
I.10	Challenges and opportunities: increase and upgrade human capital	26
I.11	Challenges and opportunities: infrastructure	31
I.12	Challenges and opportunities: green growth and efficient use of resources	37
I.13	Challenges and opportunities: the health sector	39
I.14	Challenges and opportunities: tourism and culture as drivers of growth	40
I.15	Challenges and opportunities: a Country that values diversity	42
I.16	Our resources: fiscal sustainability for future generations	43
I.17	Our resources: the spending review	44
I.18	Our resources: privatisation	46
I.19	The value of timely action: macroeconomic impact assessment of the structural reform plan	47
I.20	Bring about change in Europe	49
II.	A YEAR OF REFORMS	51
II.1	Italy and Europe moving along the same direction	51
II.2	Macroeconomic framework and budget-policy objectives	52
II.3	Spending review and privatisations	53
II.4	Policies to support the economy	53
II.5	A more equitable taxation system	55
II.6	Attracting foreign capital	56
II.7	Labour measures	56
II.8	Social and welfare policies	59
II.9	A renewed focus on education	60
II.10	A more efficient justice system	61
II.11	The environment as a resource	62

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III.	MACROECONOMIC SCENARIO AND THE IMPACT OF REFORMS	65
III.1	The macroeconomic scenario	65
III.2	Summary of macroeconomic imbalances	69
III.3	Macroeconomic impact of 2013 reforms	77
III.4	Financial impact of the 2014 NRP measures	80
IV.	THE COUNTRY WITHIN THE FRAMEWORK OF THE EUROPEAN SEMESTER: SUMMARY OF KEY INITIATIVES	87
IV.1	Responses to the European Council recommendations	87
IV.2	National targets for the Europe 2020 Strategy	118
IV.3	Use of Structural Funds	139
IV.4	Summary of regional measures	141

PART II. NATIONAL IMBALANCES AND DETAIL OF REFORMS

I.	ANALYSIS OF MACROECONOMIC IMBALANCES AND PROSPECTS	1
I.1	Macroeconomic imbalances surveillance procedure and assessments of the European Commission	1
I.2	Detailed analysis of the country's macroeconomic imbalances	4
II.	DETAIL OF NATIONAL REFORMS	45
II.1	Constitutional and institutional reform	45
II.2	Efficiency and quality of public expenditure	57
II. 3	Public debt reduction	92
II.4	Healthcare	108
II.5	Education and research	117
II.6	Labour market and training programmes	154
II.7	Welfare and poverty	192
II.8	European Structural Funds	210
II.9	Increasing the value of cultural assets	224
II.10	Tax reform and the fight against evasion	234
II.11	Competition, consumer protection and Internal Market	295
II.12	Infrastructure	329
II. 13	Italian Digital Agenda	348
II.14	Energy and environmental policies	375
II.15	Competitiveness and internationalisation of firms	407
II. 16	Restoring lending to the economy	445
II.17	Simplification process	466
II. 18	Transparency of the Public Administration and public tenders	483
II.19	Justice system	502
II.20	Status of implementation of reforms	520
III.	REGIONS	525
III.1	Responses to the country-specific recommendations	525
III.2	Actions for Europe 2020 targets	542

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  APPENDIX.  NATIONAL REFORM PROGRAMME MEASURES AND IMPACT

A.	MACROECONOMIC IMPACT OF THE REFORMS

B.	GRID OF NATIONAL MEASURES - 2013/2014

C.	GRID OF NATIONAL MEASURES - 2012 UPDATE

D.	GRID OF REGIONAL MEASURES - 2013/2014

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TABLES (PART I)

Table I.1	Macroeconomic impact of policy-scenario measures
Table III.1.1	Macroeconomic framework
Table III.3.1	Revision of the macroeconomic effects of the 2012 reforms
Table III.3.2	Macroeconomic impact of the reforms
Table III.4.1	Financial impact of the 2014 NRP measures
Table III.4.2	Financial impact of updates to the 2012-2013 NRP measures
Table III.4.3	Charges for infrastructure and transport
Table IV.2.1	Target ‘Employment rate - age group 20-64’
Table IV.2.2	Target ‘Gross domestic expenditure on R&D’
Table IV.2.3	Intra-muros R&D expenditure by Region
Table IV.2.4	Target ‘Greenhouse gas emissions’
Table IV.2.5	Target ‘Renewable sources’
Table IV.2.6	Target ‘Energy efficiency’
Table IV.2.7	Target ‘Early leavers from education and training’
Table IV.2.8	Target ‘Tertiary educational attainment’
Table IV.2.9	Target: ‘People at risk of poverty ’

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FIGURES (PART I)

Figure I.1	Effects of policy-scenario reforms on borrowing and debt
Figure III.3.1	Macroeconomic impact of 2012 and 2013 reforms
Figure IV.2.1	Early school leavers (ESL) by gender, Region and area - 2013
Figure IV.2.2	Population between 30-34 year having a university degree by gender and Region - 2013
Figure IV.2.3	Population in households at risk of poverty or exclusion, by total ratio and by the three indicators selected in the Europe 2020 Strategy by Region – 2012

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BOXES (PART I)

Chapter III	A complement to GDP: measures for assessing equitable and sustainable well-being
Macroeconomic impact of product market reforms, using EU estimates
Chapter IV	Renewable sources: detail of distribution
Biennial report of the National Association for the Assessment of the University System and Research (ANVUR)

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INTRODUCTION

I. CHANGING GEARS

Italy finds itself in exceptional circumstances, having experienced the deepest and longest recession of the past eighty years. Except for a short let-up, the recession persisted since the second half of 2007. Since then, GDP plunged by about nine percentage points. Poverty has grown along with unemployment, especially youth unemployment.
The Italian economy is now back on a growth path, but its recovery is fragile. A long cycle of reformist government is needed to consolidate it, similar - in terms of duration and scope of reform - to those of the main countries of the European Union over the past few decades.
Economic policy needs to be focused on structural measures, with each measure consistent with a multi-year strategy aimed at achieving clear and verifiable targets.
The key to policy success is the reform of Italy’s political and institutional architecture, in order to achieve a degree of political stability comparable to that of other European countries.
This is the best environment for implementing structural reforms, taking into account the recommendations made by the European Union in conjunction with measures with an immediate impact that are necessary to restore confidence to the country. Greater fiscal leeway and flexibility is also necessary, while complying with the deficit-to-GDP ratio of 3 per cent and the commitment to achieve a structurally balanced budget in the medium term. In addition, the structural reforms will give lasting impetus to economic growth and will improve fiscal sustainability.
In the next few months the Government shall focus all its efforts on a ‘shock-therapy’ approach that can impact the key determinants of demand and competitiveness, taking into consideration the quality of public expenditure, which must be reduced and redirected to better and more efficient use.
The multi-year scope of the economic policy strategy lends credibility even to the measures with a more immediate impact, thereby improving the expectations of consumers, entrepreneurs, workers and investors. If the measures to support demand are perceived as the first step on a path leading to the structural reduction in the tax and contribution wedge on labour, that brings them into line with average sizes in Europe, they will benefit whole economy. This would be the opposite of what is happening – and has happened so far – i.e. that any action has been perceived as an isolated effort and simply the result of a fire-fighting approach.

Since its inauguration, the Government has put people, workers and citizens at the centre of its mandate. This is why the measures it has put forward address

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the fundamental rights of people: education and work, with a special focus on future generations.

I.1	INSTITUTIONAL REFORMS: THE ELECTORAL LAW AND THE CONSTITUTION

Fiscal and economic measures may yield concrete results only if combined with a sound modernisation process of the republican institutions. The institutional and constitutional reforms can provide the measures to cut public spending and boost competitiveness with the added value necessary to make them fully effective. Through institutional reform, citizens will be able to appreciate the benefits of more extensive and effective economic measures, while the Government achieves results in terms of growth, employment and welfare.
The reform of the electoral law has the following objectives: facilitating the formation of a stable majority in Parliament and therefore, a stable government that serves its full term while at the same time ensuring that the parliamentary assembly represents the people; reducing the fragmentation of political parties and ending the veto power of small political parties. This will also ensure a closer link between candidates and their constituents.

THE REFORM OF THE ELECTORAL LAW

The reform of the electoral law (envisaged for elections to the Chambers of Deputies only, bearing in mind the parallel reform of the Senate) essentially provides for: a) a proportional system with a majority bonus for the party or coalition of parties with the highest number of valid votes that exceeds the threshold of 37 per cent of the vote; b) the majority bonus is set at 15 per cent of the seats to enable the winning party or coalition to have 340 out of 630 seats (55 per cent of all seats); c) if no party or coalition reaches the 37 per cent threshold, the two parties or coalition of parties that receive the highest number of votes proceed to a run-off (two–round system); d) a party or coalition that does not receive a minimum number of votes cannot enter Parliament (exclusion thresholds). In particular, each individual party must win at least 8 per cent of valid votes; for a party that runs as part of a coalition the threshold is 4.5 per cent, while coalitions of two or more parties must win at least 12 per cent of the vote; e) Regions are divided into constituencies with a given number of seats for each constituency in proportion to the number of its inhabitants; each party submits an electoral roll on the basis of which electors cast their vote; f) electoral rolls must ensure gender equality and cannot include more than two consecutive candidates of the same sex.

A stable government that serves its full 5-year term and, at the same time, a parliamentary assembly representing the people; less fragmentation of political parties and an end to the veto power of small political parties; a closer link between candidates and their constituents; gender equality in elections.

The bill has already been passed in the Chamber of Deputies and is now being considered by the Senate. Final approval is expected by September 2014.

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The approval of the electoral reform needs to be strengthened by –adopting, at the same time, other major changes of Italy’s institutional system: the reform of the two-chamber system, the reduction of both the number of MPs and the operating costs of institutions, the reform of Title V, Part II, of the Constitution, so as to overcome the current fragmentation resulting from the distribution of legislative powers between the State and Regions.
Overcoming the current bicameral system in which both houses perform the same functions is necessary to remove the causes of delays in the decision-making process, which are no longer sustainable in a modern democracy.
 In addition, changing the Senate into an Assembly of local-government representatives will foster greater cooperation among all institutions in the performance of their legislative, regulatory and administrative functions.
The shortcomings inherent in the Italian constitutional system were amplified by the extensive legislative decentralisation following the reform of Title V of the Constitution. The lack of tools to link the Central Government with the various levels of local government has led to the emergence of continuous conflicting vetoes that have discouraged national and foreign investment. This situation has also interfered with almost all reform processes, giving rise to a great deal of legal uncertainty and litigation, including on constitutional issues; all these factors have adversely affected the competitiveness of the Italian economy.
In order to resolve these issues, the Government has also committed itself to implementing a reform bill that eliminates the concurrent legislative powers of the State and the Regions, conferring sole legislative powers upon the Regions over matters or functions not expressly falling within the legislative powers of the State. Moreover, the abolition of Provinces – which had always been postponed - should also be completed as part of this process –and CNEL (the National Council of the Economy and Employment) should be abolished, as it no longer plays the role which once warranted its establishment (i.e. connecting the various economic and social groups).

CONSTITUTIONAL REFORMS

The bill approved by the Council of Ministers basically envisages: i) a two-chamber system in which the Houses perform different functions. The Chamber of Deputies, which is elective, is the House that expresses confidence to the Government, defines policies, exerts control over government action and performs legislative functions. The Senate of local-government representatives participates in the election of the President of the Republic and of some members of the Constitutional Court and of the High Council of the Judiciary. In addition, senators, like deputies, have the power to initiate laws; ii) a reduction in the number of senators from 315 to 148 (including the current life senators); iii) a reduction in the operating costs of institutions; iv) the reform of Title V, Part II, of the Constitution to abolish the concurring legislative powers of the State and the Regions by redefining the ‘exclusive’ legislative powers of the State and the ‘residual’ legislative powers of the Regions; v) abolition of Provinces; vi) abolition of the National Council of the Economy and Employment (CNEL).

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Reduce the time needed to pass laws and the political and regulatory uncertainty that discourages both national and foreign investment. Cut the cost of politics. Re-entrust the Central Government with the task of addressing the country’s key general issues by stopping the stalemate and eliminating stonewalling at local level.

Government bill to reform the Constitution has been approved by the Council of Ministers. Parliament, after the first reading, passed the bill to reform the Senate and Title V of the Constitution by September V 2014. Final approval is expected by December 2015.

I.2 THE STRAGEGY: REDUCING THE TAX WEDGE AND IRAP

It is necessary to breathe life into businesses and households. This can be achieved by reducing the tax wedge and raising disposable income, especially for households most affected by the crisis, which would have a positive impact on consumption and growth. Lowering taxes for employees in the medium-to-low income brackets has structural effects of stimulating the labour supply and reducing poverty. As of 2015, approximately € 10 bn will be earmarked for increasing the disposable income of employees and professional on going collaborators (co.co.co.), to benefit medium-to-low income workers. As early as 2014, employees earning up to € 1500 a month net of income tax (IRPEF) will receive a pay rise of approximately € 80 a month.
The resulting increase in the disposable income of affected workers should be significant, especially for those in the medium-to-low income bracket, and contribute to reviving consumption and improving growth prospects. Cutting personal income tax is warranted, not only on the basis of economic assessments and to ensure that fiscal consolidation is socially sustainable, but also to reduce inequality and poverty among workers.
The Government also plans to substantially reduce payroll taxes as soon as the necessary resources are available. A first cut will involve a specific measure to reduce IRAP (Regional business tax) by 10 per cent.
In the future, the tax burden will be further reduced through higher revenues from the fight against tax evasion and by gradually reducing tax erosion through the Fund for the structural reduction in the tax burden, established by Decree Law 138/2011.

REDUCE THE TAX WEDGE AND IRAP

Cut personal income tax (IRPEF) by approximately € 10 billion when measures become operational through funds freed up by the spending review. Employees earning less than € 25,000 before taxes, about 10 million people, will each receive approximately € 1,000 per year in additional take-home pay. A 10 per cent cut in the regional business tax (IRAP) levied on companies, to be funded through a simultaneous increase in the financial activities tax.

To increase the disposable income of low earners by reducing the tax wedge and incentivising consumption. Foster business competitiveness.

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May 2014.

I.3	THE STRATEGY: INVESTMENT, COHESION POLICY AND THE MEZZOGIORNO

For Italy to become more competitive and start growing again, increased investment is crucial. During the crisis years, investment spending plunged. Increasing public investment, in equipment and intangibles (and ensuring better quality and efficiency of spending) requires more innovation, productivity and development. While complying with the EU rules, more leeway needs to be given to local governments, by addressing and reforming the constraints of the Domestic Stability Pact, through a smart and effective use of European structural funds, by funding new works in the water sector, continuing already agreed measures in relation to EXPO 2015 and implementing small and medium-sized projects at the local level, with a special focus on the Southern Regions, as well as the plan on the safety of school buildings and to the measures to prevent hydrogeological risk (see below).
The use of EU structural funds in 2013 improved, compared to the previous planning period. In the next seven years, the European Union and Italy will provide over 100 billion in additional funds (European funds and national co-financing, Development and Cohesion Fund). These are key resources for the country’s development, especially for the Mezzogiorno (Southern Italy). The next few months will therefore be crucial for the timely identification of priorities and the allocation of EU funds to be planned in the framework of the Partnership Agreement and the Operational Programmes, once adopted by the European Commission. EU funds will be used for boosting the country’s competitiveness, especially through greater innovation and internationalisation of SMEs, and to sustain employment, without overlooking the social cohesion challenges.

INVESTMENT, BETTER USE OF RESOURCES

Complete the spending programmes co-financed through the 2007-2013 structural funds, if necessary with additional reprogramming. The reform of the Domestic Stability Pact is necessary to allow the payments of the national and co-financed portions , while complying with the constraints of the Stability and Growth Pact. Adopt the 2014-2020 Partnership Agreement to ensure a timely launch of the new national and regional operational programmes, ensuring funds are focused on few priority objectives. Implement the national strategy for Italy’s deprived areas. Make the National Regional Cohesion Agency operational to improve real-time monitoring of the use of funds and take action in case of delays or obstacles. Increase funds for infrastructure, revitalise investment in the water sector, complete the works for EXPO 2015. Improve planning capacities and invest in small projects (that are easier to realise) such as those envisaged by the 6,000 Bell towers project for small municipalities to implement infrastructure projects with the involvement of local SMEs. Invest in schemes of major transport works. Design and test models of

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additional intervention to redevelop - on a rule-of-law basis - the governmental, economic, social fabric of the least-developed Regions. Revitalise investment, by testing new solutions to support private investment, while complying with regulations governing essential public services.

Use the available investment resources in a more useful and effective way to drive recovery while avoiding waste; invest in projects involving shovel-ready works, also with the involvement of private capital.

October 2014 and 2015-2017 period.

Special attention will be paid to sustainable competitiveness in the marginalised areas of the country, to stem population decline and to promote cities as magnets for development. The National Regional Cohesion Agency, once operational, will enable a quantum leap in implementation processes.

I.4	THE STRATEGY: BUSINESSES, COMPETITIVENESS AND ATTRACTION INVESTMENT

In line with international recommendations, the underlying causes of the competitive disadvantages facing Italian businesses must be addressed in order to sustain competitiveness and employment recovery within a framework of security. Regaining competitiveness requires specific changes in taxation policies to cut labour costs, the cost of credit and energy costs, as well as simplify the tax system. It is necessary to intervene with a coordinate action on a number of fronts to create a better business environment, which is a prerequisite for creating domestic growth and attracting foreign investment.
Launching the reform process is essential to immediately revitalise investment; this effort must be combined with action to improve access to credit, which is the main hindrance on the path to recovery for Italian businesses. The Government is ready to play its part through the adoption of measures to support the industrial investment cycle, both by strengthening and extending public guarantee instruments, as well as by extending the scope of the Central Guarantee Fund.

BOOST INVESTMENT AND LENDING

Boost corporate lending, especially for investment in research, development and innovation, by strengthening tax credits for research activities and hiring of researchers (industrial PhDs) and tax benefits for firms that upgrade their production sites. An additional € 670 million will be made available to the Central Guarantee Fund for lending to SMEs in 2014 and a total of € 2 billion over the three-year period thereby making the previous measures fully operative to enable easier access to the Government guarantee.

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Help boost investment focused on innovation and revitalise corporate lending.

September 2014.

To expand sources of funding for companies, the Government intends to foster greater involvement of institutional investors that manage long-term savings (i.e. pension funds, welfare institutions and insurance companies) in investment efforts to support Italy’s real economy, starting from strengthening mini-bonds to supporting the establishment of a market for loan funds. A consolidation of the ownership structure of Italian companies is also essential, to support entrepreneurs in confronting the competitiveness challenge with sounder, more market-oriented and more modern financial structures.
To boost investment and provide more strength to our economy, especially to SMEs, the focus must be on joining forces, starting with the reinforcement of business networks, which, along with industrial districts, are a success story of Italian industrial production, as well as on measures that promote Italy’s growth domestically and abroad.
The Government also intends to support the establishment of innovative start-ups, by strengthening the market for seed and venture capital also through the Italian Investment Fund (Fondo Italiano di Investimento -FII) and the European Investment Fund (Fondo Europeo per gli Investimenti - FEI), to attract foreign capital to firms that have been established in Italy that aim to quickly embrace international markets.

NEW CORPORATE FINANCE FOR GROWTH

More extensive contributions made by institutional investors to Italian companies by funnelling savings toward mini-bonds and loan funds. Strengthen and refinance ACE (Allowance for Corporate Equity). € 200 million replenishment of the Fund for the concessional tax treatment for Business Networks, by raising the limit of accruable profits and streamlining corporate financial statement reporting. Incentives for investment in shares or stakes of SMEs that have gone or are about to go public and/or in vehicles specialised in equity investment in publically traded SMEs and additional measures, including streamlining measures, aimed at boosting the stock market and encouraging Italian companies to go public. Support seed and venture capital and new innovative firms.

Extend the sources of corporate funding, consolidate corporate financial structures and reward business networks.

September 2014.

Italian businesses are bogged down by remarkably high energy costs that adversely affect the country’s competitiveness making it less attractive for foreign investors. The Government’s objectives include a reduction in energy costs for

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companies (by at least 10 per cent) through changes to energy bills. To achieve this objective and ensure that SMEs realise permanent savings of at least € 1.5 billion on their energy bills, inefficiencies, unjustified revenue and improper costs must be removed and a better balance must be struck for grid charges and the management of intermittent energy sources.

CUTTING THE ENERGY BILL FOR COMPANIES

Cut the energy bill for SMEs by at least 10 per cent by introducing budget-neutral changes to the energy bill. Greater diversification of supplies and completion of deregulation in the electricity and gas markets, including by removing obstacles to the development of Italian regasification capacity.

Protect the business environment of SMEs by cutting costs.

September 2014.

Open and competitive markets are an important factor for increasing the efficiency and competitiveness of Italian companies and deliver positive effects in terms of lower costs, broader choice and greater consumer protection. Competition has already increased significantly in key economic sectors, such as energy, transportation, pharmaceuticals and professional services. In the next few months, Government action will focus on two parallel fronts: conventional activity to remove obstacles and constraints, of a regulatory or other nature, that still remain in markets for goods and services, an upgrade of the annual competition law, as well as a review of legislation on local public services (garbage collection, urban transport, street lighting, water) to increase efficiency and economies of scale, thereby ensuring that citizens’ needs are met while complying with the principles outlined in the Constitutional Court rulings.

COMPETITION AND DEREGULATION

Re-organisation of regulations governing local public services (garbage collection, urban transport, street lighting and water) with a view to opening up the market so as to ‘bundle’ these services in larger regional areas. Mechanisms will be considered to upgrade municipal companies and local utilities. Reliance on the implementation of existing regulations, starting with the adoption of the Consolidated Text and the Annual Competition Law that has already been envisaged and is still awaiting implementation.

Release market potential.

September 2014.

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INTRODUCTION

Even though exports are the main driver of our economy, the number of Italian companies with a foreign presence is still small. The potential for international operations provides room for growth, especially at a time when global trade presents favourable opportunities for Italian companies. The Government will work to support companies, especially SMEs, as much as possible, by strengthening financial services for international activities and guiding them through the diplomatic aspects of the international growth process. Special attention will be paid to highlighting our centres of excellence, including the sectors of new ‘Made in Italy’ products (mechatronics, biomedical engineering, domestic robotics, environmental technology, etc.). There will be better coordination between ICE (the Italian trade agency) and foreign networks, as well as greater involvement of companies – especially SMEs – in key countries for Italian exports; and e-commerce and networking skills shall also be promoted. It is also essential to strengthen the Customs One-Stop Shop and phase in computerized customs clearance procedures, thereby streamlining and expediting customs checks.
Companies wishing to do business abroad ‘suffer’ under the weight of burdensome constraints on cross-border activities. An overhaul of regulations governing taxation of cross-border activities will be undertaken, in accordance with EU law and EU case law.

INTERNATIONALISATION

Enhanced marketing of Made in Italy products, through an extraordinary plan to increase the number of companies that export products on a regular basis, by strengthening the tools needed to support enterprises, especially SMEs (through SIMEST and INVITALIA), in their internationalisation process. Implementing the measures envisaged in the ‘Destinazione Italia’ plan with a view to increasing FDI. Strengthening the Customs One-Stop Shop for Companies. Overhaul of the rules governing deductible costs of business transactions incurred through relations with suppliers located in blacklisted countries, which currently deter companies from international expansion.

Support the internationalisation processes and exports of Italian companies, making things easier for companies already operating in foreign markets and increasing their number, which is currently limited.

September 2014.

A recovering industry offers major opportunities, also in terms of investment attraction, which may, however, never materialise if there are no adequate structures to support foreign investment. The government aims to reorganise this sector and establish a structure dedicated to attracting and supporting investment that develops and proposes investment packages in cooperation with the network of embassies and consulates and effectively coordinates the work of individual ministries and government entities. In addition, an ‘arbitration mechanism’ is being considered that could intervene, if needed, to resolve any deadlock that

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may arise in connection with an investment. Further additional measures will focus on cutting red tape and facilitating relations between foreign investors and Ministries, Agencies and other government entities, whether central, regional or local.

ATTRACTING INVESTMENT

Streamlining governance with a view to attracting FDI: cutting red tape through the establishment of a one-stop-shop to facilitate the entry of foreign investors and support them after entry. Facilitate interaction with Ministries and government bodies and develop investment packages. Safeguards such as the rule of law and security, which are the cornerstones of the Italian economy, remain fundamental and cross-cutting values.

Attracting investment

December 2014.

I.5	THE STRATEGY: SETTLEMENT OF PUBLIC ADMINISTRATION’S DEBTS IN ARREARS

Settling Public Administration payables is an important step to restore liquidity to companies and reduce the conditions of systemic uncertainty under which they operate, which is affecting the business environment as well as investment. The Government intends to commit an additional €13 billion, as well as the €47 billion already earmarked, for the immediate settlement of all Public Administration past due debts. This should be followed by the development of a permanent mechanism to enable the Public Administration to exit the state of financial emergency by bringing its account settlement procedures into line with the standards set by the EU Directives. A system will be put in place requiring that invoices be registered and credit certified, so that past due debts may be settled in a more streamlined manner, avoiding a backlog of unsettled accounts and also taking advantage of the opportunities offered by the introduction of e-invoicing procedures. This reporting mechanism will also prevent misuse and problems due to insufficient certification.
In order to enable the settlement of capital debts as of December 31, 2013 incurred by the Regions and local-government entities, the Government will design mechanisms to ease the constraints envisaged by the Domestic Stability Pact.

SETTLEMENT OF PUBLIC ADMINISTRATION DEBTS IN ARREARS

While waiting for the start of e-invoicing, creditors and Ministries and other government entities will provide invoicing data through an electronic platform for the computerized management of the

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INTRODUCTION

certification issuance, thereby enabling the State to monitor the Public Administration on an on-going basis. A penalty is envisaged (such as a ban on hiring) for those not meeting the payment deadlines. A State Guarantee is envisaged for Public Administration current payables upon disposal to financial intermediaries (without recourse). In the event of a temporary lack of liquidity, the debtor entity (any Public Administration entity other than the State) may request a rescheduling of the debt for a maximum of five years. For the purposes of such rescheduling, loans secured by the State may be further transferred to other financial intermediaries.

Enable the settlement of the backlog of payables by granting additional cash advances to local government entities through replenishment of the ‘Fund to ensure liquidity for the settlement of ascertained, liquid and payable debts’. Designate a specific fund for financing local government entities’ payables to subsidiaries to reduce their past due debts.

Bring the account settlement deadlines of Public Administration into line with those envisaged by the relevant European Directive. Support factoring. Make available an additional € 13 billion to speed up the settlement of the payables backlog (the process began in 2013-2014 through the settlement of over € 47 billion owed to Public Administration suppliers).

October 2014.

I.6	FRAMEWORK: LABOUR MARKET AND WELFARE REFORMS

Entering the labour market is particularly difficult in Italy compared to other countries: this has a number of undesirable consequences, such as the high number of young people who are not in education, employment or training (NEET), being one of the highest NEET rates in Europe.
This high percentage captures Italy’s rigid and segmented labour market, which requires effective action to increase the activity and employment rates, as well as reduce the scope and length of unemployment, thereby restoring value to education and merit.
The Government is working on a comprehensive reform of the labour market (Jobs Act) aimed at actually streamlining recruitment practices, contracts, as well as redesigning safety nets, thereby increasing the efficiency of income-support measures.
The following regulatory measures have been identified: i) a decree law, already adopted by the Government, which streamlines and optimises the use of fixed-term employment contracts and apprenticeships; ii) enabling legislation, which is being considered by Parliament, addressing safety nets, employment services, streamlining of bureaucratic procedures, reorganisation of the various contractual arrangements, and reconciling work and family life’.
Action to simplify fixed-term and apprenticeship contracts are aimed at making these contracts more consistent with current industrial and employment needs and are a first step – as part of the implementation of the above-mentioned

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legislation – toward a comprehensive re-organisation and standardisation of the many types of existing contracts.

FIXED-TERM EMPLOYMENT CONTRACTS AND APPRENTICESHIP CONTRACTS

With regard to fixed-term employment contracts, the maximum duration of the employment relation for which the employer is no longer required to state the reasons why a termination date is set to the contract (so-called causality requirement) has been extended from 12 to 36 months). In enterprises with more than five employees, a maximum 20 per cent of their total workforce can be hired under  FTCs; if the workforce is less than 5 employees, the limit does not apply. Said limit can be changed through collective bargaining and there may be exceptions for needs related to seasonal activity and to replace employees on leave. The number of times an FTC can be extended within the 36-month limit has been raised to 8 (from 1).

With regard to the apprenticeship contract, only the recruitment contract and the trial period agreement must be in writing, whereas a written individual training programme is no longer required. The existing provisions, which made the recruitment of new apprentices dependent upon confirmation of 30 per cent of apprentices being hired on a permanent basis at the end of the training period, shall be abolished. The apprentices’ compensation shall also consider the time spent in training, while their pay will be equal to 35 per cent of the level of compensation outlined in the national labour agreement.

As a further streamlining effort, the Documento Unico di Regolarità Contributiva (DURC – Social Security Compliance Certificate) is now  issued electronically, eliminating the need for businesses to repeatedly deal with unnecessary paperwork. To illustrate the importance of this measure, 5 million paper social security compliance certificates were submitted in 2013.

Reduce rigidities and streamline the labour market, encouraging the use of labour market entry contracts for young people, in advance of a comprehensive labour market reorganisation through the Jobs Act.

March 2014.

Wage increases that are not aligned with productivity growth create distortive incentives for economic agents, reducing the efficiency of resource allocation. This adversely affects labour supply and employment, which are channelled towards less productive sectors and businesses, as well as investment in human capital.  To address this, the Jobs Act shall bring about a significant reduction in the dualism of the labour market, by reducing rigidities and rent-seeking behaviour.

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INTRODUCTION

STREAMLINING OF CONTRACTS

The proposal for an enabling law on streamlining of contracts, in short, sets out the following guiding principles and criteria: a) identify and analyse all existing contracts to assess whether they are consistent with the domestic and international industrial and employment context, also with a view to adopting reorganisation measures of the same; b) draft a comprehensive set of rules governing the various types of employment contracts and introduce, if necessary, additional types of contracts aimed at facilitating labour market access, with more extensive protection of workers; c) introduce - if necessary only on an experimental basis - a minimum hourly wage, to be applied to all employment relationships, after consulting social partners; d) repeal all provisions governing individual types of contracts that are incompatible with the above-mentioned consolidated text, so as to provide certainty to stakeholders, by eliminating regulatory duplication and difficulties in interpretation and application.

Strengthen opportunities for labour market entry by those seeking employment, as well as streamline existing labour contracts to make them more consistent with the current needs of the domestic and international business and industrial context.

July 2014.

Italy’s implementation plan of the European Youth Guarantee, a European programme to promote employment and help young people enter the labour market, is an opportunity to ensure adequate matching of demand and supply and streamline the system of active labour market policies. € 1.7 billion is available to ensure that youths aged 18 to 29 are offered a job within four months of leaving the education system.

IMPLEMENTATION OF ITALY’S PLAN WITHIN THE EUROPEAN YOUTH GUARANTEE

Italy’s plan to implement the European Youth Guarantee, provides that young people (between the ages of 15 and 29) are offered the possibility, via an ICT platform, of using a network of customised services on training, employment orientation and opportunities, both through employment services and facilities within educational/training centres. The aim is to identify and contact young people before they drop out of school or training to prevent them from becoming NEETs. More specifically, the plan includes nine initiatives:

i) reception; ii) training targeted to work placement and - for the 15-18 age group - to acquiring vocational skills; iii) orientation; iv) apprenticeship; v) traineeship; vi) civil service; vii) support to self-employment and entrepreneurship; viii) professional mobility; and ix) employment bonus. These measures will be included in the Youth Employment National Operational Programme; they are currently being adopted and their details adjusted to the individual ‘Regional Implementation Programmes of the Youth Guarantee’. Finally, the use of financial resources as well as the individual measures of the Plan will be monitored through performance indicators.

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Ensure that all young people receive an offer of good-quality employment, apprenticeship or training within four months of leaving formal education or becoming unemployed.

May 2014.

The Government intends to promote private entrepreneurship, which is key to boosting economic growth.  Incentives are planned for self-employment and those who set up their own business, including some especially designed for young people who want to start or enlarge a company. Action will be coordinated with  EIB, the European Investment Fund and the Italian facilities for supporting innovation and youth entrepreneurship.

EMPLOYMENT SERVICES AND ACTIVE LABOUR POLICIES

The proposal for an enabling law on employment services and active labour market policies, in short, sets out the following guiding principles and criteria; a) streamlining existing incentives for hiring workers and those for self-employment and entrepreneurs; b) establishing – as a budget-neutral measure – a National Employment Agency for the integrated management of active and passive labour policies; c) streamline entities and structures addressing social safety-nets, active policies and employment services with to the aim of avoiding duplication of efforts and ensuring budget-neutrality; d) strengthen and upgrade public/private partnerships to improve matching of employment demand with supply; e) ensure that the Ministry of Labour and Social Policies continues to be responsible for setting nationwide guaranteed minimum levels of service, while Regions and Autonomous Provinces are responsible for planning active labour market policies; f) facilitate the active involvement of job seekers; g) upgrade the information system for managing the labour market and monitoring the provision of services.

Ensure that users can benefit from essential services relating to active labour market policies throughout the country and ensure the uniform implementation of relevant local-government functions nationwide.

September 2014.

At the same time income-support measures to the unemployed must be linked more closely with their vocational retraining, to ensure a better match of employment supply with demand, increase business productivity and simplify recruitment procedures.

SIMPLIFICATION OF ADMINISTRATIVE PROCEDURES AND COMPLIANCE

The proposal for an enabling law on streamlining of administrative procedures, in short, sets out the following guiding principles and criteria; a) streamline and simplify required procedures in connection

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INTRODUCTION

with the establishment and management of an employment relationship, with the aim of halving the number of associated bureaucratic and administrative documents and required procedures; b) abolish and simplify, including through interpretative rules, provisions that have led to major interpretative, jurisprudential and administrative disputes; c) consolidate the communications to Public Administration entities in connection with the same event (e.g. an industrial accident) and require the agency to notify all other relevant entities; d) promote electronic communication and abolish paper-based document storage; overhaul sanctions; e) review requirements in connection with the libretto formativo del cittadino (citizen’s education and training booklet).

Simplify and streamline procedures to establish and manage an employment relationship with a view to reducing the administrative burden on citizens and businesses.

July 2014.

In an employment situation still intensely problematic, income-support measures are key measures for those involuntarily unemployed. These support measures must be simplified and possibly extended to workers with no protection or who are in particularly disadvantaged situations. It is crucial to properly target government support, avoiding all forms of abuse.

INCOME-SUPPORT MEASURES (SOCIAL SAFETY NETS)

The proposal for an enabling law on income-support measures, in short, sets out the following guiding principles and criteria: a) revise the bases for granting and using wage supplements, excluding cases of business closure; b) simplify bureaucratic procedures including through the introduction of automatic payment mechanisms; c) provide access to the income-support measure (cassa integrazione – short–term wage supplementation fund) only after all other options to reduce working hours have been exhausted; d) review the time limits, to be linked to individual workers and consider increasing the portion of costs borne by businesses that use it; e) provide for a cut in ordinary social security contributions, with  a redistribution among the various sectors based on most effective uses; f) introduce changes to unemployment insurance (Assicurazione Sociale per l’impiego - ASpI), by merging the ordinary insurance with the short-term benefit, and extending the maximum duration of ASpI for workers who have paid social security contributions for a significant number of years; g) extend ASpI to workers under co.co.co. contracts (coordinated and continued  collaboration contracts), potentially through an initial two-year testing period with definite resources and introduce maximum benefits in connection with deemed contributions; h) evaluate the possibility of additional benefits for  ASpI  individuals with a particularly low ISEE indicator rating (ISEE Indicatore della situazione economica equivalente – equivalent economic situation indicator); i) unemployment shall no longer be required to qualify for welfare benefits.

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Mechanisms aimed at ensuring the active involvement of wage -supplementation recipients, or income-support recipients in the event of unemployment, to encourage their participation in local community service activities.

Ensure a universal guarantee system to all workers, providing, in the event of involuntary unemployment, standard protection for all workers, based on workers’ social security contribution records, and simplify regulations on wage supplementation. Such a system may enable the active involvement of those who exit the labour market or receive income-support measures, simplifying administrative procedures and reducing the non-wage component of labour costs.

July 2014.

To reduce the wide gap between female labour market participation  rates in Italy and Europe, it is necessary to increase the supply and accessibility of  services for balancing work with parenting and dependent care .

BALANCING WORK AND PARENTING

The proposal for an enabling law on balancing work and parenting, in short, sets out the following guiding principles and criteria: a) introduce a universal maternity benefit b) ensure that working mothers in quasi-dependent employment qualify for the benefit even if their employers failed to pay social security contributions; c) introduce a tax credit, as an incentive for female employment, for female workers, including self-employed women, with young children and whose overall earnings fall below a given threshold, and harmonize tax credits for the dependent spouse; d) provide incentives for collective agreements aimed at promoting flexible working hours and the use of productivity bonuses to help women balance their roles as workers, parents and dependent caregivers; e) encourage the provision of  integrated child-care services by companies operating in personal care services, including through the promotion of their optimal use by workers and community residents.

Achieving work-life balance for parents. In particular, to allow women to avoid having to make a choice between motherhood and a career.

September 2014.

Starting from the Spring of 2014 in 12 major Italian cities the first allowances have been paid in connection with the experimental Labour Market Inclusion Programme (‘sostegno per l'inclusione attiva’ - SIA), which is a first step towards the development of universal benefits for people living in poverty. In the course of 2014 the benefit will gradually be extended nationwide.
The aim is to facilitate re-entry into the labour market for those currently excluded through a three-pillar approach: a) adequate income support; b) development of inclusive labour markets; c) access to quality social services. The

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INTRODUCTION

objective is not just the design of one income-support measure, but rather a comprehensive social integration programme.
The pilot project focuses on families with children, but the ultimate goal is universal coverage for the poor. The minimum requirement to be eligible for the benefit is that a recipient must have been employed at least once in the previous three years. Income support is provided through the so-called ‘social card’, a voucher in the form of a pre-paid credit card that can be used to buy groceries and pay utility bills.
On the basis of specific household characteristics, the benefit recipients will receive financial support as well as support in terms of active labour market policies, education for their children, health care; SIA recipients will actively participate in designing the programme, which is a mutual responsibility agreement between providers and recipients of social services.  Recipients agree to comply with established conditions, upon which the actual payments of the allowance depend.
In the next 2014-2020 planning period, the Government will adopt a National Operational Programme on labour market inclusion which will enable mentoring programmes to facilitate labour market re-entry and social inclusion, especially in the least developed regions. The possibility of utilising the European fund to help the poor to assist SIA recipients is also being considered.

FIGHT AGAINST POVERTY

The implementation decree on the introduction – on an experimental basis – of SIA (also called ‘new’ social card) in 12 major Italian cities sets out eligibility requirements for households to qualify for the social card, the amount of the benefit, the features of labour market inclusion projects and the relevant procedures to perform ex-ante checks and avoid misuse. The recipient households must have an ISEE index rating of earnings below € 3.000, modest household assets, must not be receiving other benefits or benefits not exceeding € 600 a month; households must include children, and priority must be given to those in poor housing conditions, those who are single parents, large families and households with disabled children. In addition, adults in the household must be in conditions of employment distress, referred to as loss of a job in the previous three years or overall income in the past six months below € 4,000. In view of extending the new ‘social card’ to the rest of the country, criteria may be revised and procedures improved in the light of the initial findings of experimental phase now underway.

Launch a programme to fight absolute poverty, combining passive and active measures so as to gradually bridge the gap and eventually achieve universal coverage (i.e., regardless of residence or category), and designed for all people living in poverty.

To be extended throughout Italy by the end of 2014.

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I.7	FRAMEWORK: PUBLIC ADMINISTRATION AT THE HEART OF CHANGE

In the international rankings relied upon by international investors, Italy still lags behind in terms of its business environment, the fight against corruption and illegality, transparency and digitisation. The weaknesses of Italy’s general government are cited as one of the most persistent obstacles to social and economic development. The weakness of Italy’s administrative system is also an obstacle to the full implementation of the structural reforms that are necessary to be carried out for the good of the Nation.
To eliminate these weaknesses, general government needs to be completely overhauled to strengthen the rule of law and ensure the efficiency and accountability of general government, while bearing in mind the quality of services provided to citizens and businesses. Action should be taken on four fronts: a new policy for civil servants and government managers, development of open data, acceleration of e-government, and a more effective streamlining. The spending review must become the moment to reorganise governance and make the entire central and general government structure more efficient.
The new policy on civil servants and government managers must ensure that older civil servants are gradually replaced by younger ones to provide a more efficient distribution of staff, based on mobility and the upgrading of skills of employees in transparency government entities. It shall ensure clear objectives and responsibilities, with integrity of conduct as well as accountability to citizens, and shall be a turning point for a Public Administration at the service of citizens.

GENERAL GOVERNMENT RESTRUCTURING

Gradually replace senior civil servants with younger ones, through a generational turnover encouraging the acquisition of new skills, thereby improving professionalism and cutting expenditures. A new system for government executives that allows for virtuous mobility to the private sector. A national mobility plan and a more rational distribution of human resources in the various government entities. A cap on the compensation of top executives and the introduction of performance-related bonuses based on reliable assessment systems. Actual adoption of measures to increase integrity among civil servants, by preventing corruption and increasing the powers of the Authority responsible for fighting it.

Upgrade and improve skills. Efficient reorganisation of offices.

May 2014.

The introduction of e-government needs to be accelerated by removing obstacles to the use of digital procedures in the interaction with citizens and businesses. Hence, an e-government action plan is needed to identify priority goals, timelines, resources and responsibilities, in line with the general government reform strategy.

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Simplification efforts need to be made more effective. Establishing and launching a business involve such high costs that Italy is ranked as among the least attractive countries to investment, as reflected by the World Bank’s annual Doing Business report. Simplification must not just involve cost reduction; it must also make life easier for citizens and businesses. To achieve this, strong coordination on this action is needed among the different levels of government.

OPEN DATA, DIGITISATION AND SIMPLIFICATION

Full interoperability and integration of information databases, statistics and development of a national open data platform. Introduction of e-government starting from the new national registry office of Italian citizens, digital identity and the implementation of regulations on e-invoicing. Coordinated action at central, regional and local government levels to reduce the cost of regulation, particularly with respect to entrepreneurial activities and the establishment of start-ups.

Increase general government accountability, participation and re-use of public data. Reduce costs, administrative procedures and waiting times for citizens and businesses. Improve public services and cut general government operating costs.

May 2014.

A more competitive Italy shall take off again building upon its industrial achievements and its Made in Italy products, including its new specialised sectors, developing a more resolute industrial policy and cutting the burdens of red tape. A clear administrative framework is a prerequisite for encouraging development and attracting new investment. By incorporating the policies of the Industrial Compact, Italy’s programmes will be in line with the EU target for value added by the manufacturing sector (20 per cent of GDP by 2020).
Supporting businesses first of all means facilitating business activity in key areas, by implementing the relevant measures of the ‘Destinazione Italia’ Plan. Starting with the implementation of the delega fiscale (enabling law on tax reform), action must be taken on tax payment procedures through a revision of tax laws and, at the same time, a strengthening of the business tribunal. A better economic climate must be accompanied by a simplification of the regulatory framework. This means reducing costs and administrative burdens for businesses and ensuring that decisions concerning complex administrative procedures are made within certain and short timeframes. Notification requirements relating to the launch, development or expansion of production facilities must be simplified, including by harnessing the benefits of the Digital Agenda that must become a major opportunity to modernise the country. Administrative procedures for business activity must be completed in a short time, starting from the simplification of the planning permission process to the reform of the ‘conferenza dei servizi’ (the local authorities planning conference). With specific regard to the construction sector, application forms for planning permission must be standardised. The streamlining of procedures must be followed by a substantial improvement in the time required to settle commercial disputes, also with a view

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to significantly reducing litigation and coordinating the regulations governing tax assessment disputes, particularly for taxpayers accused of minor violations.

SIMPLIFICATION FOR THE BUSINESS WORLD

It is necessary to restore legal certainty for citizens, companies and investors and to put in place a certain and consistent framework of rules , by launching a regulatory review to simplify the legal framework, by defining a codification process and drafting consolidated texts and (after the adoption of a relevant enabling legislation) proceeding to drafting official codes. Simplify planning permission procedures and reform the so-called ‘conferenza dei servizi’ (the local authorities planning conference); standardise forms for applying for planning permission; reduce the time required to settle business disputes, including by strengthening and streamlining conciliation. Merge obligatory communications with relevant authorities into a single notice and establish a one-stop shop to handle administrative procedures related to hiring and employment. Consolidate and simplify regulations on joint and several liabilities in contracts so as to make them easier to understand.

Simplify the regulatory framework; reduce the cost of red tape to help the economy grow.

October 2014.

I.8	FRAMEWORK: A SIMPLER, MORE EQUITABLE AND GROWTH-FRIENDLY TAX SYSTEM

An overall simplification of tax compliance procedures for households and businesses is a pre-requisite for creating a more citizen-friendly tax system; through the timely implementation of the enabling law on tax reform the Government aims principally to ensure simplification in filing tax returns, while in 2015 individual taxpayers will receive partially pre-filled income tax returns, as is already the case in other European countries.
More generally, by implementing the enabling law on tax reform, the Government commits itself to create a simpler, more equitable and growth-friendly system, while at the same time ensuring stability and legal certainty.
A more transparent tax system and significant simplification will result from the review of tax expenditures that will prove them to be unwarranted, obsolete, or duplicative. The tax expenditure review process will be incorporated systematically into budget procedures.
Stable rules and legal certainty can be ensured through: i) a redefinition of tax abuse combined with a redefinition of tax avoidance, applicable to all taxes, not limited to special cases and including adequate procedural guarantees; ii) an overhaul of criminal and administrative sanctions, in proportion to the violation; iii) more efficient litigation and tax collection by local governments; iv) a review of taxpayer assistance and ‘cooperative compliance’ procedures.

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One of the aims of more equitable and growth-friendly tax system is the reform of the land register, which is essential to complete the reform of real estate taxation. More specifically, the reform of the land register is aimed at assessing the value and assumed income of each real-estate unit by using relevant average real-estate market values and by introducing mechanisms to periodically update the assessments. The primary changes in determining real estate values include: i) the introduction of a land register of market values in addition to the register of cadastral income; ii) abolition of the system based on categories and classes and introducing the use of statistical functions that reflect market values, as well as the location and features of the property; iii) standard criteria for measuring the housing stock, by using square metres for measuring surfaces (instead of the notion of ‘room’ which is currently used for measuring houses).
The Government intends to take action to promote economic growth and sustainable development. Efforts will focus on redesigning a comprehensive system of environmental taxation, capable of preserving and securing environmental balance and ensuring that the Kyoto CO2 emission reduction target is met. Increased revenues from environmental taxation will be used, among other things, to cut income tax.

IMPLEMENTATION OF THE ENABLING LAW ON TAXATION

Simplifying the relationship between citizens and the tax authorities. Envisage a systematic review of ‘tax expenditures’’. Review company income tax and consider flat-rate taxes for smaller taxpayers. Ensure stable tax rules and legal certainty. Reform the land register to correct inequalities due to the current cadastral assumed income and restore an equitable and transparent system to assess the taxable value of land and buildings. Protect the environment through new fuel and environmental taxes so as to also reduce income tax. Improve transparency and access to tax procedures through rules governing ‘tutoring’ and ‘cooperative compliance’.

Design a simpler, more equitable and growth-friendly tax system.

All decrees to be adopted by March 27, 2015 at an accelerated pace. Completing the reform of the land register will require at least four years.

This must be accompanied by greater transparency and more accessible tax procedures. These are fundamental prerequisites for a country such as Italy where effective action to fight tax evasion, which is essential to restore efficiency and equity to the whole system, also depends on improved interaction between tax authorities and taxpayers. The Government considers it essential to reduce the impact that tax inspections have on business activity, as well as improve the effectiveness of inspections through the proper and full use of information already

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contained in available databases and through cooperation with other government authorities.
Identifying unreported income by stepping up the fight against tax evasion and avoidance will provide a fillip to tax revenues, which is crucial to re-establish a relationship based on trust between citizens and the tax authorities.
The voluntary disclosure procedure will enable Italian taxpayers with unreported overseas assets to ‘wipe the slate clean’ by submitting a request to the revenue agency by September 30, 2015. The advantages of voluntary disclosure are not linked to reduced or discounted tax liability, nor does it guarantee anonymity as in previous capital repatriation measures (‘tax shields’). Rather, voluntary disclosure provides diversified mechanisms for reducing or limiting administrative sanctions and criminal liability in case of violations. A voluntary disclosure request shall be rejected if submitted after the violation has already been ascertained or the taxpayer has been served a notice of inspection, assessment or any criminal or administrative proceedings for violation of tax laws have commenced in connection with assets illicitly held abroad.

VOLUNTARY DISCLOSURE AND REPATRIATION OF UNREPORTED OVERSEAS ASSETS

The ‘voluntary disclosure’ rule relates to the repatriation of unreported overseas assets, beginning with a voluntary request submitted by the taxpayer. Voluntary disclosure is possible for violations committed until December 31, 2013 and the deadline for submitting the request is September 30, 2015, consistent with the OECD guidelines as part of a more extensive and effective harmonisation effort of the fight against international tax fraud.

Identify income that went unreported and improve voluntary tax compliance.

September 2014.

I.9	FRAMEWORK: JUSTICE AND SECURITY AS REAL ASSETS FOR THE COUNTRY’S DEVELOPMENT

A fast-paced justice system that is accessible and produces high-quality and reasonably foreseeable outcomes is a prerequisite for a functioning economy and for a recovery in business investment including by foreign companies. If citizens and investors are confident about the length of proceedings and the merits of Italian judicial decisions, Italy will make great strides on the road to economic recovery.
 To this end, as also noted in the World Bank’s report Doing Business in Italy 2013, priority must be given to completing the civil justice reform to make it efficient and provide greater guarantees of the rights of citizens and businesses, through a review process involving all stakeholders. Decree Law No. 69/2013 – the

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so-called ‘Decreto Fare’ – was a first step towards the introduction of measures to address the problem of the backlog of cases before the Courts of Appeal and the Court of Cassation. With regard to criminal justice, reforms must ensure that proceedings are actually carried out effectively and within a reasonable timeframe. Finally, after the introduction of an administrative code that has standardises proceedings, a reform of administrative justice will be carried out to recognise the legal certainty needed to attract foreign investment and finally ensure the completion of public works that have been initiated.
Revisions to the rules governing the prevention and suppression of organised crime must be completed, including comprehensive and innovative solutions to manage seized assets, as well as implementation of technical and specialised skills in the governance of the National Agency for the cost-effective administration and allocation of seized and forfeited assets.

A FAST-PACED AND ACCESSIBLE JUSTICE SYSTEM

Envisage a reform of administrative justice to streamline the decision- making process at central and local level. Transparency and simplification of tendering processes and reduction in the number of appeals lodged with the Administrative Regional Tribunals (TAR), in accordance with fundamental constitutional principles. Review regulations with a view to improving the efficiency of civil proceedings, reduce the backlog, reorganise property guarantees, and accelerate the process to obtain a writ of execution. Limit the possibility of appealing against first-instance civil decisions, while retaining the possibility to appeal to the Court of Cassation in cases where provided by law. Provide for and strengthen alternative solutions to court proceedings including through mandatory mediation, which would reduce the number of pending cases. Provide written judgements upon request by the parties and simplify procedures to cut length and costs. Extend the implementation of e-civil proceedings (Processo Civile Telematico PCT) to all judicial offices, by digitising all stages of civil proceedings. Replicate the PCT model in the criminal justice sector. Review regulations on criminal proceedings with special reference to the statute of limitations, subject to the need to ensure legal certainty and a reasonable length of proceedings as well as a system for appealing judicial decisions. In particular, revise the structure of the appellate process, to function as a review stage. Restrict appeals to the Court of Cassation. Enact an effective anti-mafia policy through extraordinary programmes to be tested in specific deprived areas, perfect the system of property seizures and confiscations, as well as the system for managing and allocating seized assets based on the profitability of assets and businesses, including through safeguarding employment levels. Introduction of the crimes of self-money-laundering or own-proceeds laundering including through toughening prison sentences under Article 41bis. Establish the ‘office of proceedings’ through traineeships providing qualifications to access the legal profession. Re-initiate recruitment of administrative staff. Increase investment in resources.

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A fast-paced justice system that is accessible and produces high-quality and reasonably foreseeable outcomes is a prerequisite for a well-functioning economy and the recovery of business investment, including FDI.

June 2014.

The still-unresolved issue of poor prison conditions calls for an urgent implementation of the prison plan and for supplementing the measures that have already been taken, incorporating the suggestions in the November 2013 report of the ‘Ministerial Committee on prison issues’. Of note, the conditions of prison employees must be improved, the current prison system based on passivity and segregation must be overhauled, alternatives to prison sentences need to be introduced, pre-trial detention must be reduced, and a new system must be developed in line with European best practices. In addition, a plan for the new prison construction will be developed.  Reforms must also ensure the efficiency of re-education and social reintegration programs.
The relations between interest groups and institutions need to be addressed in an effective manner, conflicts of interests need to be addressed and criminal sanctions on false accounting tightened.

TRANSPARENCY AND GUARANTEE OF RIGHTS

Revise the prison system to ensure that emergency situations will no longer arise and human rights will not be violated. Envisage greater use of non-custodial sanctions. Increase the possibilities for inmate interaction and the adoption – to the maximum extent possible – of systems not involving the loss of liberty in line with the European Prison Rules. Reduce pre-trial detention in prison facilities, applying it only in cases where it appears to be the only viable solution. Increasing cooperation with surveillance judges. Envisage special agreements for voluntary community service for a limited time, as well as implementing ‘work at home’ and ‘work in detention centres’.  Introduce tax and social security contribution reductions for companies that hire ex-convicts. Facilitate the electronic transmission of prison documents necessary to grant alternatives to detention. Adoption of a rapid format for investigations and opinions, thereby helping to solve the problem of the time required to evaluate release requests. Where possible, expand enrolment opportunities for treatment programs. Develop a specific action plan on prison health care. Speed up the full implementation of the ‘prison plan’, by significantly increasing the number of prison places inform 2014 levels. Increase criminal sanctions for false accounting. Overcome shortcomings identified in implementing the conflict-of-interest law and complete the regulatory framework on incompatibility of public offices. Strengthen measures for the prevention and suppression of corruption and illegality in public administration. Design a legislative measure to regulate lobbying and the relations between interest groups and institutions at all levels.

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Solve the problem of prison overcrowding and improve prison conditions. Increase the opportunities for social rehabilitation of offenders and reduce recidivism rates. Prevent conflicts of interest that may undermine the proper exercise of public functions by individuals who hold a government office or are in other positions of responsibility. Enhance law enforcement responses against crimes that may indirectly lead to corruption, especially false accounting.

June 2014.

From a growth and development perspective, interdependence between justice and security must be fostered as an efficiency multiplier.
The Government considers protection of the right to security to be a priority goal and as a means to ensure constitutional and citizenship rights, social cohesion and economic well-being in Italy. In a globalised world, law-enforcement activities play a fundamental role in balancing security and human rights. In addition, security plays a key role in European integration, in which security and development assume a central role. In terms of security, streamlining of procedures and spending cuts are under way, while bearing in mind that the spending review must be reconciled with the need to safeguard the standards of security enjoyed by citizens.
The ‘security function’ must therefore be considered strategic for Italy’s development. As a natural follow-up to the blows that have already been dealt to the mafias, greater impetus must be given to an innovative project, which, from an organisational point of view (buildings, facilities, equipment, technology as well as simplification) and from the point of view of coordination among law-enforcement agencies, to put in place an efficient model in the years to come, which is capable of strengthening the exercise of the right to security and supporting Italy as it carries out delicate reforms. In this respect, the issue of human resources plays a vital role, as a medium-to long-term vision needs to be developed to reverse the ‘greying’ trend through hiring practices and new career development models aimed at promoting accountability and dynamism.
As an integral part of the Public Administration, as well as the security function, law-enforcement agencies are involved in the modernisation and innovation process, especially in the shift towards the increased use of technology, a strategy that will be pursued while protecting the confidentiality of information in law-enforcement databases.
Investment is needed, for which the necessary resources can also draw from European funds. Moreover, a number of initiatives during the Italian presidency of the EU will focus on the issues of security and development. Additional funds could also be freed up through the new processes of expenditure targeting as well as the management and use of assets seized from organised crime.

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PUBLIC SECURITY

Re-assessment of spending and investment through innovative models to support the specific and crucial nature of the functions performed in the entire security and defence sector.

Design an efficient model for the effective implementation of the right to security. Prevent organised crime from exerting influence on the legal economy. Help to boost economic and social development, by stepping up the fight against corruption and illegality, by defeating organised crime.

By 2014.

I.10 CHALLENGES AND OPPORTUNITIES: INCREASE AND UPGRADE HUMAN CAPITAL

European education targets, starting with dropout rates, paint a worrying picture of the gap between the Italian Regions as well as shed light on the fundamental elements necessary to revitalise growth in Italy: education and training. Students and researchers are Italy’s greatest assets and must be given the opportunity to realise their full potential. Efforts made in the last few years to upgrade the educational system and support social mobility need a further boost to provide the country with the human resources required in a modern economy.
Investing in education, universities and research is the most effective tool available for the Government to meet social cohesion and economic development targets. Spending on these sectors in Italy is still below the European average, which has clear repercussions on educational outcomes, mobility and social cohesion. This is where the Government is going to start in order to achieve a radical turnaround involving all educational, university and research institutions as well as educators and infrastructure. The National Strategy on Deprived Areas is part of this effort and includes, among other things, improved educational services in the communities most affected by depopulation, as part of local development projects developed by individual Regions.
By pledging to take action to address the serious problem of dilapidated schools as a matter of urgency, a signal has been given that the Government is paying attention to the conditions under which students and educators fulfil their educational mission. Ensuring the safety of educational facilities, besides being one of the primary duties of a government, is also an essential element for economic recovery and urban renewal.

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A PLAN FOR SCHOOLS

€2 billion have been earmarked for increasing the safety of schools, with action to implement safety measures, energy efficiency and anti-seismic regulations, as well as to build new schools through a programme on the construction of new schools through a reallocation of unused resources. More effective management, through leaner and well-established procedures, of: i) national funds available and EU funds of the previous planning period (2007-2013) and ii) funds of the new 2014-2020 planning period; iii) INAIL funds for the construction of new schools through the system of real-estate funds; iv) 30-year mortgage loans with EIB and other authorised entities. A dedicated government mission unit has been set up.

Definition of streamlined procedures, including the possibility of granting mayors and presidents of Provinces the powers to provide for exceptions or waivers for awarding contracts and completing works.

Actual implementation, in agreement with Regions and local government entities, of a Register of school buildings to check the ‘health’ of buildings and monitor renovation projects.

Ensure the safety of schools, improve infrastructure, through more efficient allocation of new funds and better use of existing ones. Implementation of measures already adopted and monitoring of the relevant action, including through the development of a Register of school buildings.

July 2014.

In addition to this extraordinary effort on school buildings, specific action must be taken to increase the quality of education and upgrade the skills of teachers and university professors.
An effective and reliable assessment system is the most important tool to take action on education, helping to improve the quality of education and teaching. The Government will proceed along these lines with regard to schools, universities and research.
For universities, the timely implementation of an effective assessment system is the cornerstone of the true autonomy, and such assessments will be promoted - gradually but extensively – throughout the university system. With regard to secondary education, assessment has become part of our educational culture and practice for a number of years now. In the past decade INVALSI tests were introduced as well as participation in international surveys (such as the OECD PISA study). We are now capable of putting in place a fully functional school assessment system.

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MERIT AND ASSESSMENTS OF SCHOOLS AND UNIVERSITIES

Full implementation of the Regulation on the use of the National Assessment System in Schools as from the start of the next school year. Assessment and incentives for the best universities (ANVUR). With a view to rewarding merit, teachers’ contracts and the hiring system for teachers and school principals must be revised to ensure a faster and more effective administrative process that is capable of selecting the best skills.

Provide schools with benchmarks, as well as with tools to conduct reviews and reward merit and efficiency. Introduce a national system that is transparent and where performance in terms of the improvement of teaching and education can be compared among institutions and between our national system and those of other major European countries.

September 2014 (National Assessment System).

The Government must carry on with its commitment to re-establishing a good relationship between schools, universities and research, on the one hand, and the working and business world on the other, so as to reduce the high youth unemployment rates, reduce school drop-out rates and provide skilled human capital capable of increasing the degree of innovation of our economy.
Italy’s economy and labour market have changed radically in the past 20 years.  Consequently, the role of orientation needs to be rethought. The working and business world needs to have easier access to schools and universities, and educational institutions should be able to provide orientation to their students in terms of coaching, placement and mentoring, including initiatives managed by private entities and associations, as long as they are effective and meet the local demand for labour.
In addition, the Government intends to enhance the innovative potential of research, by injecting excellent human capital into businesses through industrial PhDs, now supported through € 600 million which the Government intends to make available through a specific tax credit.

AN EDUCATIONAL AND RESEARCH SYSTEM THAT IS OPEN TO THE WORKING AND BUSINESS WORLD

Support apprenticeships, traineeships with companies, alternation of education and work, turning experimental projects into widespread practice, increasing the number of hours that young people spend working for a business during the academic years, and certify the skills they acquire. As part of the Youth Guarantee Plan, orientation programmes will be developed to reduce dropout rates and improve the quality of choices made by students. Technical education will be strengthened and positive experience will be rewarded, such as the

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Higher Technical Institutions model (ITS - Istituti Tecnici Superiori), which are highly specialised schools that have been established to meet business demand for technical and technological skills. Measures to promote hiring of researchers by businesses and to make Italy attractive for foreign researchers, to achieve a truly free movement of ‘brains’. Measures to maximise the innovative potential of research through the injection of excellent human capital into companies, such as industrial PhDs, to be financed by a tax credit for researchers that has doubled to €600 million in three years.Extension of the tax credit to investment in R&D.

Provide the most effective response to the increasing number of NEETs: offer youths a work opportunity not after they leave school or graduate, but during their school or university years. Ensure Italy’s economy regains productivity through education, innovation and research.

2014-2015.

Fighting school dropout rates must begin in primary schools: school dropout rates show that there are still inacceptable imbalances among the various areas of the country. By fully applying the subsidiarity principle, the Government will promote greater synergy between the private and public sector and between local-government entities, also by encouraging special agreements (convenzioni).
The educational and university system must evolve to provide students with the new skills that are needed as a result of the innovation that has taken place in the civilian, economic and social spheres in the past few decades. More specifically, the acquisition of language, computer and entrepreneurial skills must be provided throughout our educational system through innovative educational offerings.
A fundamental tool for innovation is the attraction of highly skilled human capital through cooperation with universities and research institutions, such as the Contamination Lab, the programmes for innovative start-ups and university spin offs.

HIGH SKILLS FOR A CHANGING ECONOMY

Increase English teaching hours from primary schools to university through the CLIL (Content and language integrated learning), a method to teach a subject other than language in a foreign language.

Provide Wi-Fi connection in all educational institutions. Step up integration of digital technologies in teaching methodologies, language and content, identifying in digital innovation the tool to broaden the reach of culture and education. Support the spread and use, especially in higher education, of Open Educational Resources.

Innovation and entrepreneurship as important elements of the skills learned at school or university, starting from the orientation initiatives envisaged in the Youth Guarantee Plan. Expand initiatives such as Contamination Labs, programmes for innovative start-ups and university spinoffs.

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Ensure that schools and universities provide students with the tools they need to be successful in today’s job market.

2014-2015.

Ensuring the right to education is not just the duty of Government towards its citizens. It is in the interest of both Government and citizens to pursue growth and greater competitiveness for our economy. Increasing one’s educational level improves both the chances of realising one’s individual potential and the country’s capacity for growth.

MERIT AND RIGHT TO UNIVERSITY EDUCATION

Increase the scope of measures to promote the right to education, a basic guarantee for all capable and deserving students in close correlation to their economic status. Re-launch the Foundation for Merit, to bring the labour market closer to the best students, and to allow companies to spot talent and offer students a fast track to financial aid and entry into the labour market. Strengthen loans with income-contingent repayment in a spirit of reciprocity, not as a replacement for the right to education.

Increase the number of university enrolments, which is still low compared to the European average and has been decreasing in the last few years; promote the spread of meritocratic systems rewarding students’ commitment.

2014.

Research – both basic and applied – is the true cornerstone of the structural development of our economy and the means through which it can regain competitiveness. From this perspective, the 2014-2020 Research and Innovation National Orientation Plan (PON) will be designed as a fundamental tool for strong action, especially in areas that are disadvantaged in terms of innovative capacity. In this area, special attention will be paid to the ability of local government to use funds, large critical facilities and infrastructure projects, as well as the coordination with the eighth European Framework Program: Horizon 2020.
  Priority shall also be given to a more assertive internationalisation of Italy’s university and research institutions to bring them into line with international best practices and to increase Italy’s attractiveness for foreign students, teachers and researchers.
Internationalisation will entail streamlining existing mobility measures and those for reversing ‘brain drain’. Recapturing talent shall be pursued through tenured positions at universities, which must become one of the key recruiting tools. This must be encouraged, supported and adequately reviewed to take into greater account the elements of real and great attractiveness of the university system for many ‘global Italians’, including mobility for visiting professors.

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INTERNATIONALISATION OF EDUCATION AND RESEARCH

Extension and strengthening of the Erasmus programme, with its full inclusion in curricula. Visa facilitations for students and researchers, also in view of career portability in the European Research Area (ERA).

Increase the internationalisation of our universities, which is still low compared to the European average. Ensure that Italy revitalises the European project building upon education.

By 2014.

I.11 CHALLENGES AND OPPORTUNITIES: INFRASTRUCTURE

The importance, indeed the fundamental role played by infrastructure, is demonstrated by its inclusion throughout each of the different Government’s key priorities for economic recovery: the construction of schools, prisons and hospitals, increased energy efficiency in government buildings, and the cultural heritage. Fiscal constraints require alternatives to traditional tendering for construction projects which require huge investment, starting with public-private partnerships, which attract foreign capital and maximise efficiency in the design, construction and management of infrastructure projects. To encourage public-private partnerships, innovative tools have recently been introduced in legislation, such as project bonds, concessional leases and new tax rules favouring large concessions for infrastructure projects worth more than €200 million to be built without the contribution of government funds.

BRINGING THE PRIVATE SECTOR ON BOARD FOR MAJOR INFRASTRUCTURE WORK

Introduce in our legislation appropriate regulations on public-private partnerships, in addition to (rather than part of) the Code of Public Contracts, containing few clear and stable provisions. Apply regulatory and economic procedures that are Eurostat-compliant. Allocate ad hoc resources to project feasibility studies, to be conducted by the relevant Public Administration entities, and redefine the requirements and scope for such feasibility studies based on international standards. Raise the value of individual tenders to allow ‘packages’ of similar projects rather than individual pricing. Manage tenders centrally, by establishing one single management unit with specific responsibilities and encouraging its use by individual Ministries through appropriate measures. Envisage single standards for tenders, procedures and contracts. Strengthen a qualified and flexible central structure, tasked with selecting works likely to attract private capital and with supporting contracting authorities. Facilitate the participation of foreign investors in public private partnerships already under way, to enable the launch

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of new projects by national developers. Establish a national fund for designing works to be realised through public-private partnerships (Equity fund for greenfield projects) set up to enable government entities to develop quality projects in terms of economic and financial sustainability and technical maturity. Set a definite timeline for the signing of funding agreements for projects constructed under public–private partnership agreements, aligning the degree of legal certainty with international benchmarks for all projects constructed with private capital contributions. Improve tools and strategies for communicating and advertising opportunities to the private sector. Ensure more transparent information flows and monitoring during both construction and the later stages of project management. Enlist more private capital to support additional provision of high-speed/high-capacity rail services, to implement concessions for new motorways (to be built mainly with private capital), to refinance railroad and motorway maintenance programmes, to upgrade urban communities, as well as to build local public transport infrastructure, commercial harbours and marinas.

Bring private capital on board in the construction of major infrastructure works and develop clear private-public partnership arrangements for small and medium-sized infrastructure projects.

October 2014.

COMPLETE THE CONSTRUCTION OF NATIONAL INFRASTRUCTURE NETWORKS BASED ON THE EUROPEAN NETWORK DESIGN

Italy is strongly committed to completing the Italian sections of cross-border networks and the national projects along the central network, which complements the European corridors financed by the European Union with funds from the ‘Connecting Europe Facility’ (CEF).

Together with the reform of Title V of the Constitution, additional reforms will be necessary as part of the European Network Design, including: a) the reform of CIPE and project approval procedures; b) the reform of the ‘objective law’ to ensure smooth relations among the various levels of government and to secure a regular supply of resources for infrastructure programmes; c) reorganisation of special procedures outlined in the ‘objective law’ on the new development directives regarding the country’s infrastructure system focused on the network of interconnection hubs; d)  extension of existing  tax rebates and concessions, thus far granted to ‘traditional’ infrastructure projects, to telecommunications networks.

Provide flexible and innovative regulatory instruments to the implementation process of the major European network infrastructure programmes that has been underway in Italy for the past few years.

September-December 2014.

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Among the fundamental investments to support families, investments of particular note include investments in social housing for more disadvantaged families and investments in local social businesses that serve the needs of vulnerable population groups and often do not receive benefits.

THE HOUSING PLAN AND SOCIAL BUSINESSES

€ 100 million increase in the national fund for supporting access to homes for rent, €226 million increase of the fund for tenants in arrears on rent through no fault of their own. The flat tax rate on controlled rent agreements has been reduced from 15 per cent to 10 per cent for the 2014-2017 period. The resources of the Rent Fund shall also be used to develop solutions, which can act locally as a third-party guarantee between landlord and tenant (e.g. local agencies). Develop an upgrade plan for buildings and dwellings owned by public housing estates (former Istituto Autonomo per le Case Popolari - IACP) which will benefit from a € 400 million appropriation to fund renovation works including energy efficiency, electrical equipment and plumbing and anti-seismic upgrades in 12,000 dwellings. A further € 67.9 million investment is planned to renovate additional 2,300 dwellings to be used by socially disadvantaged groups. Offer tenants the opportunity to buy dwellings owned by former IACP through agreements with Regions and local government authorities and use of the proceeds to renovate existing dwellings or build new ones (the Fund has a total of 113.4 million). Over the 2014-2016 period, the lessees of social dwellings (used as main homes) will receive an income-contingent tax credit of up to € 900. Measures to promote renovation works on the existing housing stock to convert buildings into social housing estates. For a period of time not exceeding ten years from the date of completion of the works, 40 per cent of proceeds from the lease of new or renovated dwellings shall not be considered as company income for tax purposes (IRPEF/IRES and IRAP). The tenant has a right to redeem his tenancy after at least 7 years have elapsed since the signing of the lease agreement. The fight against squatting will be stepped up through provisions to ensure compliance with the terms and conditions normally envisaged for use of the property.

Address the poor housing conditions in which an increasing number of households impoverished by the economic crisis are now living, through € 1.3 billion for programmes to support controlled rents, increase the supply of social housing, and the development of social residential housing.

April 2014.

Targeted action on the real estate market, both residential and non-residential, may yield significant unexpected returns in terms of private investment, both domestic and foreign. For this to happen, the existing regulations on property leases need to be brought into line with those of other European countries and the many regional town-planning regulations need to be consolidated into a set of single principles, to render real estate investment more

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attractive, develop a reliable and credible valuation programme for unused Government property (substantial and potentially of great value for investors), simplify land use regulations, as well as promote investment aimed at renovating or converting buildings . The efficiency of the real estate market, especially non-residential real estate, basically depends on the presence of institutional investors, which will be encouraged. According to the measures envisaged in the ‘Destinazione Italia’ Plan, for Real Estate Public Companies (Società di Investimento Immobiliare - SIIQ) and real estate investment funds to develop in Italy, investors must be assured returns in line with those offered by similar companies and funds in Europe, without increasing the risk profile of the products offered.

BOOSTING THE REAL ESTATE MARKET

Deregulate the rental market for commercial and industrial property, while maintaining the protection for some ‘weak’ tenants (e.g., small shops and artisans). A less rigid rental market will attract foreign business investment (large retail stores, hotels and restaurants, company headquarters, etc.).

Strengthen the ability of the State Property Agency to combine and systemise local initiatives and channel public funds, including European funds, towards State property.

Introduce a free-of-charge system to facilitate property use changes, especially for those not being used or used by businesses in distress, while preserving the landscape protection and without altering volume. This system could be extended to land use changes in unbuilt areas otherwise designated for  non-residential use within private or public implementation plans and programmes, provided at least 70 per cent of the total volume is meant for social housing and/or to be used as residences for armed forces, police and fire personnel. Standardize tax regulations governing Real Estate Public companies (SIIQ) to those for real-estate funds, facilitating exchanges between the two instruments and equal tax treatment of both, also for companies in the process of being established provided they meet the requirements within a given period of time. Make investment management more flexible, by abolishing some operational rigidities required under the current regulations (e.g. by providing for a smaller pay-out ratio of 70 per cent). Introduce tax breaks for investment in public works made by Real Estate Public Companies.

Facilitate real estate investment, by deregulating the rental market for large properties.

November 2014.

Strengthening and consolidating major research infrastructure is another important priority. Included among the priorities of the next EU programming period (Horizon 2020), research infrastructure can be a strong draw for attracting foreign talent and a powerful driver of development and innovation. Italy’s

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strategy aims to achieve a close and effective synergy among networks of Universities, Research Institutions, and Regional Authorities at local level to direct resources to major infrastructure projects, thereby securing a place for our country among the European Research Infrastructure Consortia (ERIC).
With regard to transport infrastructure, the issue of economic growth as a driver for investment is closely linked to the efficiency of transport services for citizens and business. The issue is also linked to the roll-out of deregulation and the relevant transport policies that are still incomplete or inadequate and have not allowed competition to realise Italy’s full competitiveness potential.
The approach followed so far, also in implementing various adopted planning measures, has led to the development of a planning system that is insufficiently interconnected, and to a notion of ‘right to transport’ still not fully formed economically, often without a clear dividing line between market rates and reduced-fare services. These shortcomings have been the cause of an approach of across-the-board public financing, with little attention paid to the correlation between services and costs, which has failed to attract significant amounts of private capital.
Remaining pockets of inefficiency are also the result of inadequate regulations, due to the often conflicting roles played by the State (as shareholder, competition watchdog and budget official).  In addition,  federalism, with power shifting from the State towards local governments, has often led to disputes over responsibility for a particular activity, fragmentation of the decision-making process and overlapping responsibilities, resulting in delays in the reorganisation of the entire transport sector.
Measures to revitalise the sector, which the Government intends to encourage, will start from identifying medium-to-long term structural reforms of the industry as a whole (abandoning the mode-specific approach) that are sustainable from a financial, business and environmental point of view and capable of attracting private investment.

AIR AND SEA TRANSPORT

Adoption and implementation of the National Airport Plan to give impetus to the industry and boost its competitiveness. Encourage the establishment of airport networks in the regional or multi-regional areas as identified in the Plan. Promote modal integration. Plan the construction of new terminals only after an objective verification of transport demand. Identify infrastructure priorities, in terms of both construction of and services to new terminals. Verify and adequately monitor the availability of the funds needed to complete infrastructure projects prior to beginning a project. Assess economic and financial feasibility, including in the long-term, of national airports. Bring the quality standards of air travel and terminal services into line with European standards. Set and use standard costs for airport concession fees.

Reform of the sea transport system through the development of a Harbour and logistics plan. Identify Harbour and logistics districts, within the European TEN-T corridors, including the Harbour nodal

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points of the TEN network, interports and road and rail links. Identification of a nation-wide harbour and logistics authority for each district. Development of integrated logistics plans, subject to strategic environmental assessment (VAS), for each district. Complete the process to achieve financial self-sufficiency of Port Authorities. Finalise action on tax credits and reduce port and berthing fees to increase the competitiveness of our ports.

Streamline the national airport system, boosting its competitiveness and optimising it through specialisation criteria with a networking impact on the organisation of terminals. Reorganise the entire port industry to boost its competitiveness and challenge the big ports of Northern Europe.

May 2014.

LOCAL PUBLIC TRANSPORT AND RAIL SERVICES

Re-establish a unified and coherent system and government policy by reforming and reorganising the entire industry. Reform of Title V of the Constitution to strengthen policies to be included in the single coherent approach to the regulation and organisation of local public transport. Design the process of reorganising services, with the same criteria nationwide, use standard costs and identify efficient environmentally sound solutions for the provision of transport services. Streamlining of management procedures of the National fund for local public transport, allocation of public funds based on performance criteria with penalties for non-performance in service contracts on the basis of public procurement procedures and introduction of effective monitoring systems.

Implementation of integrated electronic ticketing systems. Create tax credits for local public transport passes. Design income-support measures to address any employment-related consequences of the re-organisation of services. Establishment of a fund for co-funding integrated transport projects to replace case-by-case project financing. Optimisation of local transport programmes – starting from funds appropriated in the Stability Law– according to policies which, in the whole design aimed at linking major rail networks with local public transport services, consider the Deprived Areas Strategy (i.e. improve the access in those areas, which is essential for development and to reversing the current negative demographic trends.

Complete the implementation of the relevant EU regulation (4th rail package) to ensure an effective and measurable process of vertical separation in the FSI holding company, both in terms of financial statements and accounting practices. Redefine the scope of national and regional universal services to optimise links and increase the efficiency of services provided to users. Start a gradual subcontracting process through public procurement procedures.

Industrial reorganisation of the sector to provide effective and sustainable transport services in urban and regional areas. Re-organisation of the so-called universal services to benefit citizens by

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optimising links, reviewing mechanisms for government funding and gradually allowing more competition in the sector.

December 2014 for rail transport and October 2014 for local public transport.

ROAD TRANSPORT, HAULAGE AND INTELLIGENT TRANSPORT SYSTEM (ITS)

Reform the Road Code, through a sweeping delegification process to remove technical standards relating to vehicles and drivers and a reorganisation and simplification of the Code rules in compliance with existing EU and domestic regulations. Convert car registration certificates (‘bollo auto’) from a tax on vehicle ownership to a proper ‘road tax’, and changing the provincial tax on transferring ownership of a vehicle to ensure it reflects the commercial value of the vehicle. Reorganisation of services provided to users.

Implementation of the Intelligent Transport System (ITS) Plan to optimise logistics, ensure safety of citizens while driving (e-call), provide traffic information to users and streamline of routes. A reliable and effective plan to regulate this area –already under way thanks to Interministerial Decree N.39 of February 1, 2013 – will maximise the efficacy of the extensive voluntary use of tracking technology (black boxes) that have been installed on vehicles over the past decade. The approach to provide funds to road haulage on an annual basis will be abandoned, and instead structural resources will be identified to enable better targeting of funds, allocating them to business growth and investment in green vehicles, in line with EU constraints; programmes will be planned and employees properly trained. Extensive adoption of ITS applications in haulage, through the development of a national ICT platform integrated with broad-based and efficient traffic information services. Start of a proactive phase with the EU Commission with regard to measures to support intermodality with rail and sea transport.

Improve services for citizens in terms of quality, cost and safety.

2014.

I.12	CHALLENGES AND OPPORTUNITIES: GREEN GROWTH AND EFFICIENT USE OF RESOURCES

Over the past few years we have witnessed a significant increase in the price of raw materials, both energy and natural resources. This has immediate repercussions on our competitiveness and on our quality of life. The challenge of the next few years, which Europe has already taken up, is decoupling economic growth from the use of resources.
Italy must make the most of its resources: its area, the environment, its wealth of agricultural and food products. This means counting on the opportunities offered by the green economy and paying constant and greater

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attention to our environmental fragility, especially hydrogeological risks. Recent events at Terra dei Fuochi and the ILVA steelworks have dramatically reminded us of the importance of cleaning up polluted sites.
The reform process is already underway. The Government’s bills in the ‘Additional package on the environment of the 2014 Stability Law’ (Green Agenda) address key aspects for the protection of the environment and the creation of a green economy in Italy: the protection of nature, environmental impact assessments, green procurement and subcontracting, waste management, land protection, water services, and public watersheds. The measures in the Green Agenda must therefore be finally adopted, especially the Government’s bill on the use of soil.

A GREEN ECONOMY THAT PROTECTS ITS LAND

A ‘mission unit’ has been established to speed up procedures concerning the implementation of measures to prevent hydrogeological risk and for soil protection with a new allocation of € 1.5 billion. Needs assessment and start of the cleaning-up of polluted sites of national interest (SIN). Establishment of a € 200 million fund to relocate heavy industrial plants currently in densely populated areas to remote areas. Streamlining of procedures for clean-up action programmes. Speed up environmental clean-up and rehabilitation action to be undertaken by polluters while at the same time promoting industrial re-investment on the polluted sites. Design regulations on proper waste management tariffs.

Make the most of Italy’s resources: its land and its environment.

November 2014.

2014 is a crucial year for agriculture, due to the strategic decisions to be made regarding the Common Agricultural Policy for the 2014-2020 planning period that will have structural repercussions on the competitiveness and sustainability of the Italian agricultural model. Government actions will aim at making the most of the contribution made by the agricultural sector and the agri-food business to Italy’s sustainable growth. These sectors shall seize the opportunity of EXPO 2015 to create a national environment conducive to international competition.
A strong initial contribution to that effect will be made by implementing the programmes outlined in the 2014 additional budget package on agriculture (Collegato Agricoltura alla Legge di Stabilità 2014) which address crucial structural issues for the industry’s competitiveness, such as the reorganisation of risk management instruments, income stabilisation programs and market regulation, as well as cattle breeders’ technical assistance services. In addition, the number of agricultural companies and entities subject to supervision will be reduced, with the reorganisation aiming both to contribute to reducing public spending and the public debt and to increase efficiency in providing services to firms and in research and testing activities.

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BOOSTING THE AGRICULTURAL AND THE AGRI-FOOD BUSINESS

Cut red tape and streamline procedures in the agricultural sector by introducing a single system of checks. Avoid overlap and duplication of inspections and introduce a ban, whereby time periods and matters that have undergone inspections may not be subject to further checks. Reduce from 180 to 60 days the timeline for administrative proceedings. Digitise loading/unloading registers. Extend the practice of issuing a ‘warning’ for agri-food violations punishable by a fine. Simplify procedures to access CAP funds. Establish an Organic Farming Information System (Sistema Informativo per il Biologico - SIB). Implement concessions for the establishment of ICT infrastructure to strengthen e-commerce as well as logistics and distribution networks and infrastructure aimed at promoting penetration of foreign markets. Step up implementation – at national level – of the reform of the 2014-2020 Common Agricultural Policy. Set up a network for employment in agriculture to expose undeclared work, fight exploitation and match demand with supply. Make Italian products easier to recognise, through effective implementation of labelling laws to protect consumers and introducing a new Made in Italy trademark for Italian agri-food products, on a private and voluntary basis, to make certified products of Italian origin easily recognisable.

Promote competitiveness and export potential of the agricultural and agri-food sectors, youth employment, quality and traceability of Made in Italy products.

November 2014.

I.13 CHALLENGES AND OPPORTUNITIES: THE HEALTH SECTOR

The National Health Sector is confronted with a daunting challenge: it must maintain current standards and performance while at the same time delivering savings to reduce government expenditure. In this sector there is scope for reducing waste and for bringing expenditure into line with standard costs. The starting point for the medium- to long-term sustainability of the National Health Service, considering current population trends, is the development of a governance system for the health sector. At the same time the current health-care model needs to be re-examined to deliver health services to those who actually need them.

RETHINKING THE NATIONAL HEALTH SERVICE WITH A VIEW TO SUSTAINABILITY AND EFFECTIVENESS

Strengthen prevention policies, extending investment to sectors other than health, which contribute to reducing reliance on the NHS for treatment purposes, in terms of sheer numbers and the level of treatment required. Prepare a New National Prevention Plan, by updating the current Plan, paying attention to: prevention of all risk behaviours, drug and substance abuse, the national vaccination plan and on occupational health and safety programmes. Systemise data collections to enable the use of electronic health files thereby

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facilitating health assessments. More generally, boost the delivery of ICT–based health care and the development of e-health to ensure that the ‘health internet’ becomes a structural component of the NHS. With regard to health planning, the New Health Pact for the 2014-2016 period is to be finalised, negotiations with the Regions are well underway, with financial and policy aspects linked to the NHS being defined by Government and Regions. Reorganise hospital health care, shifting activities to the regional level and strengthening the network of services. Strengthen the role of pharmacies under special agreements, especially the so-called Service Pharmacy. Joining efforts with the Regions, strengthen monitoring of adequacy of health care and minimum levels of service and promote functional transparency of communication with citizens in all areas, and monitor the rule of law. Re-design the scope of minimum levels of service and adopt the Health Technology Assessment approach (HTA), to identify the most effective health care options in terms of cost and in the interest of patients. Establish a national steering committee responsible for ensuring a standardised NHS and equal opportunities for access to services at the regional and local levels. Implement and improve the decisions made during the previous Parliament with regard to professional accountability and precarious jobs among health professionals.

Increase the efficiency and financial sustainability of the NHS, thereby ensuring higher levels of public well-being and health. Improve the quality of services, promote the appropriateness of services and ensure high standards of universal health-care. Improve local health care as well as treatment efficacy.

2014-2015

I.14	CHALLENGES AND OPPORTUNITIES: TURISM AND CULTURE AS DRIVERS OF GROWTH

To reboot its economy, Italy must rely on its culture and the beauty of its landscape - both indispensable drivers of development and innovation. Culture, museums, the beauty of nature and the landscape, monuments, typical products and handicrafts are main engines of the Italian economy. Enhanced marketing of this enormous heritage will generate tourism. The National Strategic Tourism Plan, presented in 2013, is the essential basis for this enhanced marketing approach. Indeed, tourism offers great opportunities for marketing our extraordinary wealth of history and arts, in order to convey regional identity and especially to attract new resources for preservation and upgrades. Therefore, the Government will act as necessary to avoid any degradation of our cultural assets, not to miss the opportunity of consolidating Italy’s competitive edge and to contribute to the development of the economy and the creation of new jobs.
A sweeping reform of the entire tourism management system is needed: over 80 per cent of Italian hotels were built more than 20 years ago, and in the last 5 years few structural investments have been made in due to the decreasing profitability of the entire hotel industry. The time is now ripe for implementing a national tourism policy.

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Similarly, a sweeping reform in the management of our artistic and cultural assets is needed, to render them more profitable, through efficient public management forms of public/private management, or outsourcing of management, including through the involvement of local government. The Pompei Project is an example, but procedures must be accelerated to utilise all the funds that have been allocated before the deadline. With about 50 per cent of tourist flows from abroad, Italy’s tourism market has a huge potential for attracting foreign capital. Global tourism consumption is experiencing strong growth. Italy is top of the wish list for tourist destinations, but it is necessary to enable the industry to fully accommodate these flows, by smoothing seasonal fluctuations of tourist flows, improving hotel services, increasing the size of the tourist business, as well as informational campaigns to increase tourists’ awareness of safety.
In addition, the relevant responsibilities and public policies need to be defined through the reform of Title V of the Constitution, giving the State responsibilities for promoting, guiding and coordinating tourist policies.

CULTURE AND TOURISM AS ECONOMIC DRIVERS

Quick adoption of the National Strategic Tourism Plan. Introduction of appropriate financial instruments to encourage entrepreneurs to upgrade facilities, such as tax credits and short depreciation periods of three years maximum. Develop a set of measures to encourage growth in company size in the tourist sector and to attract tourist developers. In compliance with EU rules, allow 3 years of tax and social security contributions benefits for companies that merge (also through business networks). Strengthen and extend incentives to business networks, with special focus on tourist and cultural businesses. Grant incentives to greenfield and brownfield tourist development projects that create jobs. Develop roadmaps for streamlining of administrative procedures aimed at promoting foreign investment in the tourist industry and facilitating the activities of Italian tourist and cultural businesses. Start a digitisation plan aimed at increasing the online presence of local governments, of tourist destinations, as well as  hotels and accommodation facilities. Develop a web-based or mobile-based digital strategy for promotion and marketing of tourist products and services, using the web portal Italia.it as a platform. Reform relevant government bodies to integrate activities performed by the Ministries with those of the Regions, with a view to pursuing a strategy based on synergies among the following sectors: tourism, culture, typical products and handicrafts. Develop a single set of nationwide regulations on hotel classification (in line with European and international standards) establishing minimum national standards of excellence to be applied nationwide, for any hotel wishing to acquire a three-star or higher rating (in two years’ time).  Establish an interministerial committee, to be chaired by the Prime Minister, responsible for overseeing the tourism strategy. Encourage and develop additional tourist services to be contracted out to private companies. Increase the number of ‘museum centres’, entities with greater administrative autonomy that can more easily be measured in terms of performance and accountability. Define the notion of ‘strategically valuable tourist project’, a status that may be conferred

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by the Government on private projects in which substantial investments are made and that are likely to increase the competitiveness of tourism offerings. Encourage investment beyond a minimum threshold, in particular investment relating to the development of selected tourist centres, especially in Southern Italy. Draft nationwide regulations to revitalise youth tourism. Upgrade tourist education with the aim of increasing the attractiveness of the relevant skills. Encourage environmentally-friendly tourism, such as cycling and trekking holidays, which can generate strong revenues with modest government investment. Envisage strong tax credits for cultural patronage. Increase the capacity of museums and archaeological sites to attract tourists through extensive use of new technologies. Internationalise Italy’s provision of cultural services. Designate – as a twin project of the European capital of culture – an Italian capital of culture.

Affirm the uniqueness of Italy’s cultural values by protecting and promoting cultural activities and assets. Consider tourism a great opportunity for Italy, through enhanced marketing of its unexpressed potential.

October 2014.

I.15	CHALLENGES AND OPPORTUNITIES: A COUNTRY THAT VALUES DIVERSITY

The strategy for revitalising the Italian economy attaches great importance to ‘Deprived areas’ (so called Aree interne), which include a large section of the country (over a fifth of the population and over 60 per cent of the national territory), despite the natural beauty and being rich in environmental and cultural resources, including the local know-how, they have gradually become more marginal, with subsequent population decline, loss of jobs, and insufficient land use and protection. The areas include small towns, far from centres providing essential services such as education, health and transport, yet each quite distinctive and with a strong attraction potential.
Action to address the concerns of these areas has been taken through the National Strategy on Deprived Areas, which was launched and directed by the Ministries responsible for the coordination of EU funds and for the above-mentioned essential services, together with the Regions and in cooperation with ANCI and UPI. The strategy’s two-fold objective is to bring the quantity and quality of education, health, and transport services (citizenship objective) up to standard and to promote development projects that value the natural beauty and cultural heritage of these areas, including by developing local supply chains (market objective). National funds appropriated by the 2014 Stability Law (budget) have been earmarked for essential services; while the Regions will allocate EU 2014-2020 funds (ERDF, ESF, EAFRD for rural agriculture and the EMFF for maritime affairs and fisheries). The strategy will launch in 2014 with the development of a pilot project by every Region and Autonomous Province.

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REVITALISING THE COUNTRY’S DEPRIVED AREAS: MARKET AND CITIZENSHIP

Implement the National Strategy for Deprived Areas, by identifying – in agreement with the Regions -  an area-based project prototype in every Region and Autonomous Province, on the basis of which the design of the actual project could start in 2014, ensuring the participation of the relevant Ministries, as well as the Regions and local governments through the signing of the first Framework Programme Agreements. Then focus ordinary resources - earmarked for this purpose by the 2014 Stability Law - and the EU funds from the regional operational programmes – on two objectives pursued by the Strategy: market and citizenship. More specifically, the national resources appropriated by the Stability Law shall be used for bringing up to standard the following services: education, (also by encouraging teachers’ mobility and reorganising or redeveloping schools), health services (by reorganising and improving the provision of health services to secure efficient and quick emergency and diagnostics services) and transport (paying special attention to access to the rail network and to multi-functional transport services). Direct the available EU funds, duly supplemented by national funds, towards local development projects that enhance the natural beauty and the cultural as well as productive assets, including local know-how, of those areas. Propose a definite timeline for the implementation of the overall strategy, ensure effective coordination among the different levels of government and systematic and accessible monitoring of the funded initiatives.

Reverse current population trends in deprived areas, through enhancements in their development potential and bringing essential services in line with the needs of residents.

2014 for the actual start of 21 prototype projects, one for each Region and Autonomous Province. A financial report on progress of the funded initiative shall be submitted to CIPE by September 30, 2014.

I.16	OUR RESOURCES: FISCAL SUSTAINABILITY FOR FUTURE GENERATIONS

Sound budgeting is a priority for this Government. Italy has pursued fiscal consolidation with resolve, which led the European Council to close the excessive deficit procedure in June 2013, and it does not intend to turn back. Compliance with the European criteria and a constant focus on debt dynamics are not just a legal constraint for Italy; they are also linked to the commitment this Government has made on behalf of future generations.
The huge effort that has been made to bring back the deficit onto a virtuous path and to exit the excessive deficit procedure, in a difficult European and global context, has burdened the country with a heavy legacy in terms of negative growth and unemployment. This trend must be reversed; the benefits linked to compliance with the European fiscal rules must turn into an opportunity for the years to come, through higher investment and structural reforms.

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Italy’s high public debt, which weighed heavily on the assessment of macroeconomic imbalances in the so-called ‘in-depth’ analysis by the European Commission, also depends on the active contribution to the EFSF, by the accelerated settlement of Public Administration’s past due debts (to meet European obligations, which contributed to an increase in the debt-to-GDP ratio of about 4.7 percentage points in 2013 and 6.8 percentage points in 2014) and by factors that are not a direct consequence of government policies, such as the strong contraction in growth in the past two years and the marked slowdown in inflation.
Integrated and continued action is therefore needed to correct the debt dynamics without losing sight of the fact that our overall fiscal situation is sustainable in the long term, thanks to a primary surplus and ambitious reforms, such as to pensions, which will show results over time.
Bearing in mind these important factors, and the major reform process which is currently underway as well as the unprecedented downturn of the last few years, compliance with the European rules, to which Italy is committed, should also allow for short-term flexibility as explicitly allowed under existing fiscal constraints.
The path towards reduction of the debt-to-GDP ratio, consistent with the criteria outlined in the treaties, would be more easily achieved if supported by stable growth, at a higher rate than the unsatisfactory pre–recession growth rates. Under these conditions, a structurally balanced budget would lead to a reduction in the debt-to-GDP ratio. Privatisation and divestment programs (see below) will further push the debt-reduction effort.

COMPLIANCE WITH THE EUROPEAN RULES AND FLEXIBILITY

Compliance with the European rules will be ensured, but flexibility is required to allow the reforms to work through in the medium and long term, to mitigate any short-term negative impacts, and allow full use of structural funds for investment and the Youth Guarantee. The strategy for the settlement of all Public Administration payables in arrears shall be pursued according to the arrangements agreed with the European Union

Ensure the deficit does not exceed 3.0 per cent of GDP. Identify the best strategy, consistent with the reform agenda, to comply with the debt and structural balanced budget criteria.

July 2014.

I.17 OUR RESOURCES: THE SPENDING REVIEW

The spending review constitutes a key structural reform of the mechanisms for public spending and resource allocation, through a systematic review and assessment of program priorities in order to improve government efficiency. The measures developed following the analysis made in the first phase of the spending review need to be implemented in order to streamline and effectively overhaul

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pubic spending. Further structural measures, to be taken over the next few months, will result in total savings of € 4.5 billion in the second half of 2014. Factoring in the full impact of the measures that have been taken, as well as those to be developed over the summer (including major Public Administration reforms), higher savings may be achieved in 2015 and 2016 (up to € 17.0 and € 32.0 billion, with respect to the unchanged legislation).
The spending review measures take into account the difficulty of reducing certain expenditures (such as pension expenditures) while maintaining the necessary levels of social protection for vulnerable groups, both in terms of equity and of limiting the negative impact on consumption and growth. These measures, some with immediate impacts and others with effects over time, will be implemented, as part of a comprehensive action plan, in a number of sectors, including the following: a) transfers to companies; b) government executive compensation levels, which are higher than the European average; c) health, with special attention paid to wasteful use of resources, as part of the ‘Health Pact’ with local governments, and by taking measures to cut spending that significantly exceeds standard costs; d) the ‘cost of politics’ on which further action shall be taken; e) official vehicles and the costs of ministerial staff and other offices directly working with Ministries; f) appropriations for goods and services, quite substantial at present, over which greater control will be exerted (the presence of over 30.000 contracting authorities in Italy evidently leads to inefficiencies). Accordingly, by concentrating responsibilities for public procurement in the hands of CONSIP and a few other contracting authorities within the Regions and Metropolitan Cities, savings will be achieved in the medium term. Savings can also be achieved by reducing the time taken by the Public Administration to settle accounts, which should have a favourable effect on purchase prices.
Action is also needed with regard to: g) the management of government property; h) cutting the banking fees paid by government for tax collection; i) better coordination of law-enforcement authorities to avoid overlaps of specialised functions; l) streamlining of administrative procedures, e-billing and e-payment procedures and reduction in the number of government data processing centres; m) the numerous subsidiaries of government entities (except those providing key community services, whose fees must be reasonable), with a thorough examination of  their functions in order to reduce or abolish them altogether; n) review of defence expenditure, including consideration of the conclusions reached in the ‘white paper’, recognising that the high public debt will allow Italy to invest fewer resources in this sector; o) a targeted review of costs of Independent Authorities and Chambers of Commerce.

SPENDING REVIEW

€ 4.5 bn savings achieved in the current year, €17 bn by 2015 and €32 bn when all the measures are in place.

Increase public expenditure efficiency by eliminating wasteful use of resources and structural inefficiencies and use freed-up resources for productive purposes and social programs.

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Timeline 2014-2015-2016.

I.18 OUR RESOURCES: PRIVATISATION

Completing the privatisation programme is essential for its contribution to a balanced budget, but above all to restore greater efficiency and competitiveness to the economy and promote the development of the capital market by strengthening stock markets and the internationalisation of SMEs. Effective action, through greater market involvement in financing state-owned companies, will also bring about a reduction in costs and government transfers. There is indeed a strong link between opening state-owned companies to private capital and the rationalisation of public expenditure.
The privatisation processes, announced a few months ago, are now well underway and their completion will contribute to a gradual reduction in government debt. The Government plans to reduce its shares in state-owned companies. The companies to be included in the privatisation include directly owned companies such as ENI, STMicroelectonics, ENAV, as well as companies in which the Government has indirect shareholdings through Cassa Depositi e Prestiti, such as SACE, FINCANTIERI, CDP Reti, TAG (Trans Austria Gastleitung GmbH) and, through Ferrovie dello Stato, in Grandi Stazioni – Cento Stazioni. The proceeds of these sales, which will be used to reduce the public debt, are expected to total approximately 0.7 percentage points of GDP annually over 2014-2017.
A first step in the transfer of government shareholdings was already taken in January 2014 through the adoption of two decrees governing the divestment of 40 per cent of Poste Italiane and 49 per cent of ENAV.
The privatisation processes of partially-owned companies and subsidiaries shall be implemented with the necessary regulatory safeguards to ensure their effectiveness, not only to further reduce government debt, but also to increase the efficiency of entire sectors of the local economy.

PRIVATISATION

Divestment of stakes in companies directly or indirectly owned by the State, through annual privatisation plans over the 2014-2017 period. Introduce instruments to conduct effective privatisation processes at local level.

Privatize State-owned companies for approximately 0.7 percentage point of GDP a year over the 2014-2017 period. Restore greater efficiency and competitiveness to the economy, promoting the development of the stock market by strengthening the stock exchange and the internationalisation of SMEs. Reduce public debt and trim unproductive expenditures.

Yearly plans over 2014-2017 period.

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Fully implementing federalism with regard to State property – by transferring property that is not being used by the State to municipalities, Provinces, Metropolitan Cities and Regions - is crucial. Over 9,000 requests have already been submitted to the State Property Office that will result in property transferred to local authorities to promote its efficient use. This property can later be included in Regional and local divestment plans. If the local government authority does not comply with the established purposes and timelines, a sanctioning mechanism would authorise the Government to step in to ensure that the property is put to optimal use. Similarly, real estate owned by the Ministry of Defence, which is no longer used for functional purposes, shall be disposed of, through legal instruments establishing a specific and reasonable timelines for completion of the value enhancement of the property, with simplified arrangements. Finally, additional government-owned property may be included in the divestment programme following measures to streamline and ensure its optimal use, in line with international best practices.

REAL ESTATE DIVESTMENT

Effectively implement federalism with regard to State property and strengthen the role of INVIMIT, SGR (a real estate company fully owned by the Ministry of the Economy and Finance), as well as the role of the State Property Agency in increasing the value of and divesting State property. Design instruments to deliver effective and quick divestment procedures at local level, as well as town-planning regulations especially designed for achieving these goals.

Reduce public debt, trim unproductive expenditures and enhance property values.

Yearly plans in 2014, 2015 and 2016.

I.19	THE VALUE OF TIMELY ACTION: MACROECONOMIC IMPACT ASSESSMENT OF THE STRUCTURAL REFORM PLAN

This section contains an initial assessment of the macroeconomic impact of the ambitious structural reform plan announced by the Government and expected to be adopted in the next few months.1 The reform initiatives will proceed along a number of lines. In part, it focuses on reducing taxation on households, by selectively reducing income tax (IRPEF) through an increase in tax credits for employees, resulting in lost revenues of € 6 billion in 2014 and € 10 billion in the following years. This lost revenue is offset by spending cuts, which change both
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1 The assessment of announced measures was conducted on the basis of information available at the time relating to the type of action and the cost in terms of public expenditure. The macroeconomic and fiscal impacts were estimated on the basis of the ITEM macroeconomic model, with the assessment of the product and labour market reforms using the IGEM and QUEST III models.

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the level and composition of spending. Corporate tax will also be reduced through a 10 per cent reduction in IRAP (regional corporate income tax), which is funded in its entirety by higher revenues from a revision of the financial transaction tax. The change in the structure of taxation is designed to shift the tax burden from labour to financial income. In addition, the reform plan includes the settlement of Public Administration debts in arrears for an additional €13 billion in 2014. The settlement payables will also shorten the time it takes for settling accounts in line with European standards, which will have a positive impact in terms of reducing barriers to entry, as recently estimated by the European Commission.2 Finally the assessment considers a number of deregulation and streamlining measures, as well as the labour market reforms, that aim to supplement recently-approved reforms and ensure full implementation3.
The following table outlines this assessment, which, by its very nature, is a preliminary estimate based on a reform agenda that has not yet been enacted.
The picture that emerges suggests that the expansionary impact of reforms is weak over 2014, but will gradually become more evident in the following years. In particular, as a result of the reform agenda, GDP is expected to be 0.3 percentage points higher in 2014 than in the baseline scenario, gradually rising to be 2.4 percentage points higher than the baseline scenario in 2018. In addition to the impact of these reforms on the main macroeconomic aggregates, the assessment also considers their effect on fiscal variables.
Based on the outcomes of simulations, the structural reforms to be adopted are expected to make positive contributions, both to actual and potential economic growth and to medium and long-term fiscal sustainability (see the Stability Program for more details).
In the light of this quantitative evidence, Italy fulfils the necessary conditions in order to invoke the application of the EU ‘structural reform clause’. The slowdown along the convergence path towards a structurally balanced budget also responds to the Government’s intention to proceed with decisive reforms that contribute to improving Italy’s potential GDP while at the same time leading to an improved fiscal position in structural terms, with subsequent improvement of fiscal sustainability (for more details, see the Stability Programme).

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2 See: ‘Assessing product market reforms in Italy, Greece, Portugal and Spain’, (EC) Note for the attention of the LIME Working Group, 2014.
3 The estimate of the impact of the recent reforms has been revised downward due to implementation delays and the lingering recession (for further details, see paragraph III.3 of the National Reform Program). In spite of this downward revision, the reforms need to be supplemented by further measures to ensure full implementation and efficacy. For these reasons, the revised impact estimates of the reforms that have already been adopted are included in the table (below). For example, with regard to the labour market reform, a recently approved measure (Decree Law No. 34 of March 20, 2014) abolishes some rigidities of the 2012 reform.  However, its impact is not yet considered in the overall assessment of the labour market reform.

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TABLE I.1 MACROECONOMIC IMPACT OF PLANNED REFORM MEASURES (*)
Outline of measures	outcome of simulations
		Cumulative impact on GDP and other macroeconomic variables
		2014	2015	2016	2017	2018
IRPEF – personal income tax credit on employees’ compensation	GDP	0.1	0.3	0.4	0.6	0.6
	Private consumption	0.1	0.4	0.6	0.7	0.8
	Gross fixed investment	0.1	0.6	1.1	1.4	1.4
	Employment	0.0	0.1	0.2	0.4	0.6
IRAP – corporate income tax reduction	GDP	0.0	0.1	0.1	0.1	0.1
	Private consumption	0.0	0.1	0.1	0.2	0.2
	Gross fixed investment	0.0	0.1	0.1	0.2	0.2
	Employment	0.0	0.0.0	0.1	0.1	0.1
Review of financial activity taxation	GDP	0.0	0.0	-0.1	-0.1	-0.1
	Private consumption	0.0	-0.1	-0.2	-0.2	-0.2
	Gross fixed investment	0.0	-0.1	-0.1	-0.2	-0.2
	Employment	0.0	0.0	0.0	0.0	0.0
Spending review	GDP	-0.1	-0.2	-0.3	-0.2	-0.1
	Private consumption	0.0	-0.1	-0.2	-0.2	-0.2
	Gross fixed investment	-0.2	-0.6	-0.9	-0.8	-0.6
	Employment	0.0	-0.1	-0.1	-0.1	-0.1
Settlement of Public Administration debts in arrears	GDP	0.0	0.3	0.3	0.3	0.2
	Private consumption	0.0	0.2	0.3	0.3	0.2
	Gross fixed investment	0.2	1.1	1.5	1.7	1.6
	Employment	0.0	0.1	0.1	0.2	0.1
Deregulation and streamlining of procedures (Law 27/2012, Law 35/2012, L. 98/2013 and Bill under discussion in Senate No. 958)	GDP	0.1	0.3	0.4	0.6	0.9
	Private consumption	-0.1	0.0	0.1	0.2	0.2
	Gross fixed investment	0.7	1.0	1.3	1.6	1.9
	Employment	0.0	0.0	0.0	0.0	0.1
Reform of the labour market (Law. 92/2012 as amended by Decree Law No. 34/2014)	GDP	0.2	0.3	0.4	0.5	0.8
	Private consumption	0.4	0.6	0.7	0.9	1.1
	Gross fixed investment	0.0	0.0	0.0	0.0	0.2
	Employment	0.2	0.3	0.2	0.3	0.5
Total	GDP	0.3	0.8	1.3	1.8	2.4
	Private consumption	0.4	1.0	1.4	1.8	2.1
	Gross fixed investment	0.9	2.1	2.9	3.8	4.6
	Employment	0.2	0.4	0.5	0.9	1.3
(*) Percentage deviations from baseline scenario.

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I.20 BRING ABOUT CHANGE IN EUROPE

The problem of growth is felt across Europe exactly as in Italy. The planned measures to restore competitiveness to Italy and put it back on a stable and lasting growth path are also in the interest of Europe because of their positive impact on our European partners.
In terms of investment, Europe must do much more. After concentrating efforts on balancing budgets, we must prevent these efforts from being thwarted by structurally weak growth. This is the intended focus of Italy’s Presidency of the EU starting in July: action on structural imbalances in order to move the countries of the European Union towards a strategy of growth and employment, where growth must consider security as a factor for economic development. Italy must lead the way in this effort, advancing on the path of credible and effective reforms that can bring about sustainable change in Europe. Similarly, it is essential that actions aiming to correct macroeconomic imbalances produce the desired results and prevent future economic crises, that such imbalances be identified and assessed consistently and that corrective actions be effectively taken in a harmonised fashion across all EU Member States.

With this philosophy, Italy and Europe’s commitments must firmly converge on issues such as employment and business, including through clear support for instruments, like the Industrial Compact, to revitalise the manufacturing industry and, more generally, put the real economy back at centre stage in European politics.

THE ITALIAN PRESIDENCY OF THE EU

Put the issues of growth and the fight against unemployment at the centre of European policies. Reflect on revitalising the EU 2020 Strategy, giving priority to employment and poverty reduction, giving impetus to the reform process and finding the necessary fiscal flexibility. Continue the reflection on the completion of the Economic and Monetary Union, building upon the December 2013 report ‘Towards a Genuine Economic and Monetary Union’. Promote better use and monitoring of European resources (such as Structural Funds, EIB, Youth Guarantee, Flagship Initiatives). Proceed with the banking union to meet the agreed-upon commitments.

An opportunity to revitalise a European growth strategy, reducing inequality and recapturing the spirit of solidarity that inspired the creation of the European Union.

Second half of 2014.

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II. A YEAR OF REFORMS

II.1 ITALY AND EUROPE MOVING IN THE SAME DIRECTION

All of the actions undertaken by the Government are consistent with the country's international commitments: country-specific recommendations (CSRs) for 2013, Europe 2020 Strategy, and the priorities outlined in the Annual Growth Survey (AGS).

2013 CSR
Each year, as part of the European Semester, the European Council examines the National Reform Programmes (NRPs) of the Member States, considers structural issues at a national level, and then outlines CSRs to be adopted on specific subjects. The 2013 CSRs for Italy include the following:

•	n.1: Debt reduction;
•	n.2: Efficiency and quality of the Public Administration;
•	n.3: Financial system;
•	n.4: Labour market;
•	n.5: Fiscal reforms;
•	n.6: Competition.

Annual Growth Survey
The AGS opens the European Semester and represents the starting point for defining priority measures at the national and European level. The priorities for 2014 identified by the European Commission are the same as those for 2013, namely:

•	n.1: Fiscal consolidation;
•	n.2: Restoring lending to the economy;
•	n.3: Promoting growth and competitiveness for today and tomorrow;
•	n.4: Tackling unemployment and the social consequences of the crisis;
•	n.5: Modernisation of the Public Administration.

In addition, Member States have committed to meet the Europe 2020 Strategy targets for a smart, sustainable and inclusive growth (expressed in terms of European targets adjusted at the national level).
In order to help the EU and Member States to achieve high levels of employment, productivity and social cohesion, the Strategy also identifies seven flagship initiatives for stimulating growth and employment, which outline a framework within which the EU and national governments support their efforts to achieve shared European priorities. The seven initiatives are:

•	n.1: Digital Agenda for Europe;
•	n.2: Innovation union;
•	n.3: Youth on the move;
•	n.4: Resource efficient Europe;
•	n.5: An industrial policy for the globalisation era;
•	n.6: An agenda for new skills and jobs;
•	n.7: European platform against poverty.

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II.2	MACROECONOMIC FRAMEWORK AND BUDGET-POLICY OBJECTIVES

Italy has lost approximately 9 percentage points of GDP during the economic crisis. After nine quarters of contraction, the Italian economy grew slightly in the fourth quarter of 2013.

Public debt Reduction
AGS n. 1
CSR n. 1
With the aim of creating employment and limiting the cost of public debt, the Government has concentrated its economic policy efforts on supporting productive activity and improving the competitiveness of businesses. Measures have also been taken to support the segments of the population hardest hit by the crisis4. The policies place an emphasis on preserving the overall equilibrium between growth and fiscal consolidation, in order to get back on a solid and long-lasting path towards economic expansion. This entire effort intends to keep the net borrowing within the threshold of 3 per cent of GDP, so as to move towards a balanced budget in structural terms, and starts a gradual process of reducing the debt. In May 2013, the European Commission cancelled the excessive deficit procedure for Italy, a decision conditional on a long-lasting correction of the deficit.

Digital Agenda
FI n. 1
The Government's measures also reflect the implementation of the Digital Agenda for Italy.
The strategic objectives that the Government is pursuing through numerous regulatory and administrative provisions essentially focus on:
- safeguarding jobs put at risk by the economic crisis;
- stimulating the creation of new employment;
- reforming and strengthening active labour market policies;
- improving the rules for the operation of the labour market, by increasing hiring flexibility, expanding worker protections, and curbing the administrative burden (‘red tape’) for businesses;
- reinforcing social policies in order to achieve greater equity within Italian society, ultimately instituting a universal instrument for the fight against poverty;
- tackling the issue of laid-off workers and improving the equity of the welfare system, also from a long-term perspective.
Finally, with reference to the European Structural Funds, all 52 Operational Programmes have surpassed the expenditure targets, thereby avoiding the loss of resources linked to the deadline of 31 December 2013. In total, certified expenditures amounted to 52.7 per cent of the planned resources, against a minimum expenditure target of 48.5 per cent for 2013.

____
4 The measures financed amount to a total of approximately €7.5 billion in 2013, €20.7 billion in 2014 and €17 billion in 2015 (€45.3 billion during the three-year period).

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II.3 SPENDING REVIEW AND PRIVATISATIONS

Spending review
CSR n. 1
AGS n. 1
With a view toward consolidating and reinforcing the progress made in controlling expenditure, the Government has outlined actions intended to permanently modify the criteria and the procedures underlying budget decisions and the use of the public resources.
In December, a work programme was presented to the Interministerial Spending Review Committee. Some 25 working groups were set up, which formulated initial proposals in March for the reduction of expenditure in the 2014-2016 period.

With reference to the divestiture of real property, a sale transaction through direct negotiation was completed in 2013, for a total value of approximately €490 million; another €47 million was realized by the State Property Office. The Government has outlined an extraordinary programme of real property sales and privatisations5 for 2014-2016, which is expected to result in proceeds equal 0.7 per cent of GDP during the 2014-2017 period. The key aspect of the value enhancement and sale of these assets is the creation of an integrated system of real estate funds, with the objective of ensuring more efficient development and utilisation of property assets owned by local governments. In this regard, the Government has simplified the transfer procedures for State-owned buildings.

In January 2014, the Government took concrete steps toward the sale of State-owned equity investments, with the divestiture of 40 per cent of the capital of Poste Italiane and 49 per cent of the capital of ENAV (provides air traffic control and other essential services for air navigation).

II.4 POLICIES TO SUPPORT THE ECONOMY

Public administration’s trade payables
CSR n. 1
AGS n. 5
The acceleration of the settlement of Public Administration’s payables in arrears that began with Decree-Law no. 35/2013 and continued with Decree-Law no. 102/2013, expanded the amount of the 2013 payments by €7.2 billion, without reducing the planned payments for 2014.
The Government has carefully monitored the implementation of the related decrees, and has periodically published all of the information related to the status of the process, ensuring the payment of €23.5 billion as of March 2014 (86 per cent of the total allocated). It has also worked to fully implement the European directive on payment terms (in effect since the start of 2013), including investments to be able to fully exploit the opportunities offered by electronic invoicing. The implementation of the measures has proceeded according to the schedule set by the decree.
In addition to the settlement of the Public Administration debts in arrears, the Government's measures to support the economy include support for the construction sector and infrastructure, which have seen drastic decreases in output in recent years.

____
5 To be finalised within 60 days from the date on which the 2014 Stability Law goes into effect.

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Incentives
to the construction sector
AGS n. 3
Incentives for construction have been extended and strengthened in order to counter the decrease in investment in the building industry. Expanded incentives for the energy improvements of buildings have led to an increase in the household spending for building renovations and energy efficiency by more than 30 per cent in comparison with the previous year. This increase was partially due to the extension of tax deductions for building renovations.

Supporting credit to the SMEs
AGS n. 3
FI n. 5
Several construction-related procedures have been simplified. In particular, parties who want to start a construction project may go to a One-Stop-Shop (Sportello Unico) to procure all necessary building permits. In addition, it is now possible to request a building-code compliance certificate for individual buildings, portions of buildings, or individual property units (provided that they are functionally independent), if primary urban works have been completed and tested.

Infrastructure
AGS n. 3
CSR n. 6
The Government has appropriated more than €10 billion for infrastructure planning and construction, and in particular, for: i) projects that can be started immediately, and a collection of small projects for Ferrovie (railroads) and ANAS (highways); ii) projects to make school buildings safer, and extraordinary maintenance projects in small municipalities; iii) large-scale projects important at a national and EU level, ports and Expo 2015-related projects; and iv) projects to address hydro-geological instability and the post-earthquake reconstruction in the Abruzzo Region.

Credit to
businesses
CSR n. 3
The range of financing options for businesses has been expanded, and now includes: i) new markets for risk capital, specifically dedicated to small- and medium-sized enterprises (SMEs); ii) mini-bonds that provide for favourable tax treatment; iii) financial bills of exchange, which represent a useful instrument for containing the costs of collections; and iv) credit guarantee consortiums (Confidi).
The Central Guarantee Fund for businesses has been expanded so as to facilitate access for a wider range of SMEs. SMEs can now access reduced-interest financing for the purchase of new machinery, plant and equipment to be used in production facilities. Subsidised financing is available for the incorporation of public-private partnerships (PPPs), in order to ensure the funding of risk capital. Credit subsidies have also been granted to PPP investors or international organisations for the financing of PPPs to undertake projects in developing countries.
Finally, the ‘Valore Cultura’ decree6 was enacted for the purpose of the protection, value enhancement, and restoration of cultural and tourism assets and activities which represent important resources for the Country.

____
6 Decree-Law no. 91/2013, converted in Law no. 112/2013.

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II.5 A MORE EQUITABLE TAXATION SYSTEM

Real estate taxation
CSR n. 5
The 2014 Stability Law has redesigned the real property tax system, so as to reinforce its decentralised structure. The key objective of the redesign is to increase the accountability and transparency of property taxation, and to streamline and simplify the payment terms and conditions. The reform rescinded the municipal property tax (IMU) on non-luxury primary residences and several similar types of properties, and simultaneously repealed the tax on waste treatment and services (TARES). The Stability Law introduced a new single municipal services tax (IUC) payable by all property owners or tenants. A portion of the IUC is a tax on property (not applicable to primary residences). The IUC includes a tax on shared municipal services (TASI), payable by owners or tenants, and a user tax to offset the costs of waste management and disposal (TARI).
In order to ensure the stability and certainty of the taxation system, Parliament approved an enabling law to reorder the taxation system, including provisions to combat tax avoidance and abuse. The key aspects of the enabling law include: i) the redefinition of tax abuse and tax avoidance, now applicable to all taxes and not limited to specific cases, including adequate procedural guarantees; ii) the revision of the criminal and administrative sanctions, making them proportional to the seriousness of the offences; iii) improvements in the handling of tax disputes, through accelerated and streamlined management of the pending backlog and increased efficiency of the tax courts; and iv) improvement of relationships with taxpayers, consistent with the OECD's cooperative compliance guidelines.
The Government has also acted to ensure the discovery of attempts to evade taxation, and to favour spontaneous compliance with tax obligations, introducing the concept of voluntary disclosure with respect both to sheltered income and the repatriation of capital held abroad (which is now under review by Parliament).
In addition, in order to make the tax system more neutral and to promote the capitalisation of businesses in accordance with the Allowance for Corporate Equity/Aid to Economic Growth (ACE), the enabling law provides for measures to spur economic growth, including through changes to simplify and streamline corporate taxation, as well as eliminate some constraints on international business expansion.

Fiscal Simplification
CSR n. 2
Finally, the Government has implemented a tax simplification plan, introduced both administratively and with legislative. The plan affects 130 compliance requirements, thereby further reducing the administrative burden on businesses and supporting their growth and competitiveness. The measures concentrate on four key aspects: simplifying sector studies; recalibrating the information required in tax returns; revising and streamlining communications with taxpayers in the authorities’ fight against tax evasion; and improving online services.

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II.6 ATTRACTING FOREIGN CAPITAL

In 2013, the Government unveiled ‘Destinazione Italia’, a package of measures designed to attract foreign investment and promote the competitiveness of Italian businesses. The package includes 50 measures in various sectors: from taxation and employment to the civil justice system and research.
The initiative aims to make Italy more attractive to investors and to improve business conditions for everyone by focusing on three concepts: i) attraction, ii) promotion, and iii) support. The objective is to reform governance of the Italian investment attraction system, with the creation of a single entity in charge of tutoring foreign investors, and working with the foreign international promotion network and with the Regions according to their respective responsibilities.

Destinazione Italia
CSR n. 6
AGS n. 3
Fl n. 4
Fl n. 5
After submitting the initiative for public consultation, which concluded on 9 December, the Government identified 10 priority measures: i) closer collaboration between the tax authorities and investors (tax agreements and a dedicated desk); ii) reform of the Services Conference; iii) a consolidated labour code; iv) implementation of the National Energy Strategy to lower electricity and natural gas prices; v) reinforcement of the Commercial Court; vi) expansion of non-bank financing options for SMEs; vii) facilitation of real estate investment through the development of publicly traded real estate funds (SIIQ); viii) tax credits for research and development; ix) facilitation of environmental remediation; and x) use of visas as a tool for attracting resources.
Foreign promotion of Italian investment opportunities and the search for potential investors complement the measures to improve the country's business environment. In this regard, the initiative aims to manage communications and oversee efforts to attract markets, human capital and other resources, and to leverage culture and sports as tools of soft diplomacy.
Many of the measures provided have been implemented to favour the attraction of investment (e.g., a reduction of tax wedge for employing young people; incentives for the instalment purchase of equipment for qualifying companies under the ‘Sabatini Law’; temporary residence permits to foreign students involved in training programmes; ‘Grande Pompei’ Project; provisions for the civil justice system; simplification for businesses; Transport Regulation Authority). Other measures are designed to support Italian businesses, especially SMEs, and their financing; tourism and culture in Italy (e.g., implementation of the provisions in the ‘Valore Cultura’ Decree); State-owned property; the real estate market; international expansion of training and research; as well as the revival of industrial sites, ports and airports.

II.7 LABOUR MEASURES

Social safety
nets
CSR n. 4
AGS n. 4
The Government provided for the refinancing of exceptional social safety nets, tripling the funds originally appropriated, with additional financing of more than €2.0 billion in 2013. In addition, the reform of this safety net has already begun and should be finalised in the near term.
The 2014 Stability Law and subsequent decrees provided for the launch of bilateral solidarity funds, and a ‘residual fund’, which will eventually lead to a

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significant increase in the number of workers covered by income-protection mechanisms in a manner consistent with the employment relationship7.
The 2014 Stability Law has also provided for the refinancing of solidarity contracts.
Efforts to encourage new job creation have been undertaken on three fronts: i) the creation of new incentives for the hiring of young people, the implementation of incentives for hiring women and workers over the age of 50, and to support the creation of new entrepreneurial initiatives and social projects; ii) the reduction the cost of labour for businesses, for the first time in many years; and iii) changes in the labour market regulation , by removing the rigidity of Law no. 92/2012 to increase hiring flexibility and simplify labour contract management.

Encourage new job creation
CSR n. 4
AGS n. 4
FI n. 6
Decree-Law no. 76/20138 approved an investment of almost €1.2 billion for the financing of: i) incentives for hiring young people, women and workers over the age of 50; ii) creation of a permanent incentive for hiring the unemployed of any age; iii) an increase in resources in the fund for hiring the disabled and elimination of the limits on the hiring of the disabled in the Public Administrations; iv) the law for youth entrepreneurship and non-profit projects promoted by the young or disadvantaged, for social inclusion and value enhancement of public assets; and v) work/training grants for young people in Southern Italy. In addition, measures regarding regulation of the labour market have resulted in: increased flexibility in hiring; simplification of apprenticeship contracts; new opportunities for the hiring of specialists by business networks; and the elimination of the 35-year-old age limit for the creation of simplified companies.
The Stability Law provided an initial reduction in the cost of the labour for businesses (€1.5 billion) as of 2014, through a decrease in mandatory employer contributions to the National Institute for Insurance against Accidents at Work (INAIL), particularly those with a low risk of accidents. A reduction of the regional tax on productive activity (IRAP) is also planned for new hires.

Balance between careers and family responsibilities
CSR n. 4
Measures have been implemented to support the balancing of career and family responsibilities, in order to encourage participation of women in the labour market, with funding provided to expand socio-educational facilities for pre-schoolers. In this regard, the Government has signed an agreement with local governments to organise and provide educational services to two- and three-year olds to improve the transition from pre-school to kindergarten and to contribute to nationwide development of socio-educational services.

School-to-work transition
CSR. n. 4
FI n. 3

To bolster school-to-work programmes, various provisions have designed, including: i) work-orientation initiatives in the final year of lower secondary

____
7 As a result of these funds, some 2.8 million workers in firms with more than 15 employees will be able to access the protection mechanisms. The aforementioned figure is added to the 5.5 million workers already covered by ordinary mechanisms. Of the remaining 3.5 million workers employed by companies with 15 or fewer employees, around 1.0 million working in the artisanal sector will be covered by a ‘pure’ solidarity fund that is to be set up through a modification of the regulations used in setting up the current bilateral entities.
8 ‘Initial urgent measures to promote employment (in particular for young people) and social cohesion, measures regarding VAT and other urgent financial measures’, converted in Law no. 99/2013.

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school and during all years of upper secondary school; ii) school-to-work programmes for the final two years of upper secondary school; and iii) incentives for universities that partner with businesses for training assignments related to university studies, thereby promoting university-work transitions and facilitating contact between businesses and graduates.
To further facilitate the entry of young people in the labour market, a permanent unit was set up in February 2014 to act as a liaison between the Ministry for Education, University and Research and the Ministry of Labour and Social Policies, with the task of developing programs to improve skills of the general population and outline basic policies to enhance employability and to more effectively combat unemployment. This initiative represents a first step in implementing the numerous recommendations made by a commission of experts set up on 20 November 2013, following publication of the OECD Survey results on  the International Assessment of Adult Competencies (PIAAC), in which Italy ranked significantly below other countries in terms of adult literacy and math skills.

Youth Guarantee Plan
CSR n.4
FI n. 3
A national ‘Youth Guarantee’ plan has been developed to implement the European Council's recommendation for Member States to guarantee a qualitatively valid supply of work to young people under the age of 25, as well as the continuation of studies, apprenticeships, training assignments or other forms of training within four months of becoming unemployed or leaving formal education. The plan will be implemented as from March 2014, with €1.5 billion of financing for the 2014-2015 period.
The plan is a true structural reform of the labour market, providing a series of actions that begin immediately once a young person registers in the programme. Some of the initiatives available through the Youth Guarantee include: job placement programmes, training assignments, civil service, training for professional development, and support for launching entrepreneurial initiatives and self-employment. Any young person signing up for the Youth Guarantee will be entered into an integrated information system available nationwide. The system can be accessed by all authorised service providers, such as employment centres and placement agencies. It will thus be possible to apply criteria through which the various providers can compete for candidates and to reward the most efficient providers on the basis of a system of standard costs. The participants’ involvement and progress can be monitored by the central administrations, which can intervene in the event that a Region is unable to perform the required functions.

Fight against irregular
work
CSR n. 4
AGS n. 4
The fight against exploitation of irregular work and evasion of social security contributions has been bolstered through various initiatives, including increases and the inflation-indexing of fines for violations of regulations covering the safety and security of the workplace and irregular work. The hiring of 250 inspectors and technical experts has been authorised in order to reinforce the inspections. At the same time, with the reorganisation of the Ministry of Labour and Social Policies, another 60 labour inspectors will be made available. Regulations against the illegal practice of having newly hired employees sign undated resignation letters in advance (‘blank resignations’) have also been extended to workers hired under project-based contract workers (e.g., co.-co.-pro.) and other categories of workers.

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In parallel with these enforcement efforts, measures have been approved to make it easier for businesses to comply with labour regulations, including the simplification of several procedures. Resources available to the private sector for financing investment to improve workplace security have been doubled (from €150 million in 2013 to more than €300 million in 2014), while insurance premiums will be lowered in relation to improved performance in terms of accidents at work.
The 2014 Stability Law confirmed the mechanisms in favour of ‘productivity wages’ and approved a related implementation decree, with funding of approximately €600 million. In addition, the maximum wage threshold for tax reductions has been increased. The Government has also set up a fund to provide tax incentives for employee profit-sharing arrangements, according to the rules to be defined by new regulations.
Provisions have been outlined to complete approximately 25 regulatory and administrative simplifications, including the online Single Insurance Contribution Payment Certificate (‘DURC’), which has been made possible by the recent integration of the INPS and INAIL databases.
In order to promote a compliance culture and to reduce administrative burdens on employers, the Government signed a protocol of intent with the Professional Order of Labour Consultants to provide for the certification of businesses with respect to their observance of laws and regulations governing employee compensation and welfare contributions.

II.8 SOCIAL AND WELFARE POLICIES

System for Active Inclusion
AGS n. 4
CSR n. 4
FI n. 7
Approval of a reform of the Equivalent Economic Situation Indicator (ISEE) represents an important step in improving social equity. Key aspects of the new ISEE include: a concept of disposable income more suited for the purposes of the indicator; an improvement to the indicator's selective capacity through increased weighting of wealth; consideration of specific characteristics that may represent a burden for households (e.g., families with three or more children, family members with disabilities); a differentiation in relation to the type of service requested; and less reliance on the written certification of the applicants, thereby making it possible to reinforce controls and curb illegitimate access to subsidised services.
A new programme, known as the Active Inclusion Support (SIA), to be used nationwide in the fight against poverty will be tested in 2014 and adopted in 2015. In addition to providing income support to poor families, the SIA includes job-assistance and social-inclusion components. SIA beneficiaries will be required to ensure proper education and medical care to minor children, in accordance with laws governing education and healthcare protocols. Periodic controls will verify the actual poverty status.
SIA is currently being tested in households that include both minor children and adults who are unemployed or in precarious employment. The testing began in Italy's 12 largest cities (€50 million) and has recently been extended to municipalities in Southern Italy (€168 million, plus another €300 million already appropriated for 2014 and 2015). Another €40 million has been allocated to extend the testing to the Central/Northern Regions of the Country.

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The Stability Law has also reorganised funds for 2014 for various social programs, so that total appropriations for social policies in 2014 are 50 per cent higher than in 2013.

Improve the equity of the welfare
system
AGS n. 1
With reference to welfare programmes, provisions have been introduced for solidarity contributions to be paid by recipients of pensions in excess of €90,000 per year, with the amount of the contribution determined by a progressive sliding scale based on the size of the pension. The resources generated from the contributions will remain within the welfare system (contrary to prior practices), and may be used for financing programmes to help laid-off workers. Finally, an upper limit has been set on the cumulability of public pensions and benefits paid by the Public Administrations.

II.9 A RENEWED FOCUS ON EDUCATION

In October 2013, the Government approved a decree9 containing important provisions for schools and universities, so as to revive the central role of education and provide sufficient funding.

Student Welfare
CSR n. 4
AGS n. 3
FI n. 3
To promote student welfare, the Government has allocated resources for: i) expanding the scholarship fund for university students, starting in 2014 and for subsequent years; ii) grants to cover transport and meal costs for gifted, merit-worthy students who lack the means to pay; iii) promoting expansion of Wi-Fi  in secondary schools; and iv) grants to students of special institutes for advanced education in the arts, music and voice training, based on the student's economic status and artistic merit.

Textbooks
CSR n. 4
FI n. 3
Important provisions also regard textbooks. Secondary schools (or school networks) will be able to draw on funds to purchase  textbooks and e-books to be loaned to students in situations of economic hardship. In addition, students will be able to use for free prior editions of textbooks, provided the books conform to national standards. Finally, the adoption of new school books has become optional, and the teaching staff may decide to substitute other materials.

Early school leavers
CSR n. 4
FI n. 6
To curtail school dropouts, the Supplemental Instructional Programme has been inaugurated to strengthen core skills, provide individual instructional methods, and lengthen the school schedule for students in areas with greater dropout rates, with a particular focus on elementary school10.

____
9 Decree-Law no. 104/2013, containing ‘urgent measures regarding education, universities and research’.
10 In February 2014, the implementation decree was approved, containing measures to prevent early school leaving. The decree provides for a national tender for primary and secondary schools that can offer innovative, supplemental instructional programmes whose objectives include: prevention of early school leaving, reinforcement of core skills, and integration of non-Italian students. The total financing available is €15 million.

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Offer of courses
CSR n. 4
FI n. 3
Resources made available for the benefit of students are targeted toward guiding curriculum choices in upper secondary school (which involves the entire faculty) and enhancing the range of courses offered. An additional hour of instruction has been provided for two-year technical and professional institutes to provide instruction in economics and basic geography. Resources have been allocated to fund instructional projects in museums, as well as historical, cultural and archaeological sites.
A tax deduction of 19 per cent will be available on qualifying donations to universities and institutions for advanced education in the arts. The donations must involve technological innovation, expansion of course offerings and/or building projects. In addition, a portion of the Fund for Enrichment and Expansion of Educational Programmes is devoted to the creation or renewal of scientific-technological laboratories that use innovative materials.
The Government has furthermore finalised a number of measures aimed to provide continuity in scholastic services, enhance special education, and facilitate school restructuring.

School building
AGS n. 6
Regions may contract 30-year mortgages with subsidised interest rates for the purpose of repairing school buildings or building new schools. The financing is available through the European Investment Bank, the Council of Europe Development Bank, the Cassa Depositi e Prestiti and other banking institutions. The amortisation costs will be paid by the State. In addition, the General Register of School Buildings has been reactivated, with simplified data processing, and will be updated on a periodic and constant basis.

Teacher skills
CSR n. 4
Resources of €10 million allocated for teacher training for 2014 will be used for online skills development, school-to-work programmes, and methods for teaching students in areas with high social risks.

University
CSR n. 4
FI n. 2
Finally, a series of measures apply to the university system and research. A secondary-school diploma bonus system has been abolished, while mechanisms for admission to medical school have been streamlined.
In order to reward merit and excellence in research, the Fund for Financing Research Entities will award bonuses, mostly in relation to the results obtained in the Research Quality Evaluation (VQR). Recent measures will facilitate the hiring of researchers and technology experts within research entities. Resources have been allocated to the Ordinary Financing Fund (FFO) and the Fund for University Scholarships. Other provisions regard personnel turnover, with the turnover target for universities and research entities raised from 20 per cent to 50 per cent.

II.10 A MORE EFFICIENT JUSTICE SYSTEM

Mandatory mediation has been reinstated for numerous types of disputes so as to reduce the number of court cases. Court training assignments have been instituted for particularly talented young law school graduates. In order to work off the backlog in the civil Courts of Appeal (including labour and welfare cases), a task force of 400 auxiliary judges has been created and the number of magistrates at the Supreme Court has been raised from 37 to 67.

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Finally, as part of the effort to create a business environment responsive to the interests of national and international investors in resolving credit claims, disputes involving foreign investors (without a stable organisation in Italy) are exclusively processed through a limited number of Firms’ Courts. This ensures greater predictability of decisions and reduced logistical costs. The provisions for pre-bankruptcy reorganisation have also been revised.
The reorganisation of legal jurisdictions became effective on 13th September 2013. Numerous satellite offices of courts have been closed, and revised organisation charts have been approved. In addition, procedures are under way to reassign judges and administrative personnel in the now-closed satellite offices.

Prison overcrowding
Finally, the Government has implemented provisions to resolve the problems caused by the overcrowding of prisons, a situation recently condemned by the European Court of Human Rights. The objective is to promote alternatives to detention for criminal offences entailing a modest threat to society, even in the case of repeated offences, while serious crimes will continue to be subject to imprisonment. Measures have been adopted that directly impact new cases of imprisonment as well as ex-convicts, with an emphasis on allowing detainees to exercise their fundamental rights. To further reduce prison overcrowding regulations governing expulsion as an alternative to imprisonment for detainees who are not citizens of EU Member States have been revised, to broaden its potential application  and provide more effective coordination among the various entities involved. Finally, the instruments for the protection of the rights of prisoners have been strengthened.

II.11 THE ENVIRONMENT AS A RESOURCE

The Government's actions regarding the environment have concentrated on safeguarding the ecosystem and the landscape, as well as on initiatives designed to promote energy efficiency and savings, thereby providing opportunities for innovation and competitiveness (such as the Ecobonus incentives, also applicable for 2013 for earthquake-resistant improvements).

Energy efficiency
AGS n. 3
FI n. 5
With Decree-Law no. 63/2013 on energy efficiency in buildings (which ratified the EU Directive 2010/31/EU), regulations were adopted to: i) promote better energy efficiency in buildings; ii) encourage development, exploitation and integration of renewable sources in buildings; iii) support energy diversification; iv) promote the competitiveness of national industry through technological development; and v) achieve national energy and environmental targets. The decree also introduced an Energy Performance Certificate (APE), which replaced the Energy Certification Record (ACE), and which documents the energy performance of a building according to specific parameters.
The protection of the national territory has also included many provisions governing land use and reuse. The objectives are to enhance the value of undeveloped land and to promote farming activity so as to maximise the use of the land as a resource to be protected, including from the standpoint of preventing hydro-geological risk. A new approach has been taken with regard to the reuse of developed land and building renovation, drawing on the relevant EU

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recommendations. Financing has been made available for the removal and demolition of unauthorised buildings.

Environmental simplifications
CSR n. 2
The ‘Fare’ Decree11 provides for a series of environmental simplifications, from the management of groundwater to earth and rock excavation, and simplifications for camping. In addition, the decree also provides for further simplification of the Environmental Impact Evaluation (VIA), the Strategic Environmental Evaluation (VAS) and the Integrated Environmental Authorisation (AIA).
A specific emphasis has been placed on waste sorting and recycling systems, which has led to more widespread use of waste sorting in households and special tariffs for different types of waste.

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11 Decree-Law no. 69/2013 converted in Law no. 98/2013.

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III.	MACROECONOMIC SCENARIO AND THE IMPACT OF REFORMS

III.1 THE MACROECONOMIC SCENARIO

The recession came to an end in the fourth quarter of 2013, after nine consecutive quarters of GDP contraction. GDP shrank by 1.9 per cent in 2013, and this outcome was essentially in line with the estimates published in the Draft Budgetary Plan in October 2013 (-1.8 per cent).
Domestic demand continued to provide a negative contribution to GDP growth (-2.6 percentage points). Conditions for accessing credit to businesses remained restrictive due to higher levels of non-performing loans which have made lenders more cautious in granting new financing. The fragility of the labour market conditioned household spending decisions. The contribution of net exports continued to be positive in 2013, albeit more limited in comparison with 2012. Inventory reduction levelled off. Conditions in the labour market remained weak in 2013, with the unemployment rate climbing to 12.2 per cent.
The latest cyclical indicators point to the continuation of the moderately expansive cyclical phase. In January, industrial production rose by 1.0 per cent with respect to the previous month. The growth was recorded across all major groupings of industry, with the exception of the energy sector, and was particularly strong in capital goods and consumer goods. As confidence on the part of manufacturing companies continued to improve, similar positive signs started to emerge in the services sector.
On the basis of the data available, GDP is expected to increase moderately in the first quarter and is poised to gain momentum in the quarters ahead. GDP growth estimates for 2014 have been revised down to 0.8 per cent, in comparison with the 1.1 per cent provided in the Draft Budgetary Plan presented in October 2013. The recovery should be more pronounced in 2015, with a growth of 1.3 per cent. In the subsequent three-year period, GDP growth should average 1.7 per cent per year.  For additional details, see the 2014 Stability and Growth Programme.

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TABLE III.1.1: MACROECONOMIC FRAMEWORK
	2013	2014	2015	2016	2017	2018
INTERNATIONAL EXOGENOUS VARIABLES
International trade	2.6	5.0	5.9	6.0	6.0	6.1
Oil price (FOB, Brent)	108.6	104.1	99.6	99.6	99.6	99.6
USD/EUR exchange rate	1.328	1.362	1.362	1.362	1.362	1.362
ITALY'S MACRO VARIABLES (VOLUMES)
GDP	-1.9	0.8	1.3	1.6	1.8	1.9
Imports	-2.8	2.8	4.4	4.1	4.2	4.2
Final national consumption	-2.2	0.3	0.8	0.9	1.2	1.3
Household consumption	-2.6	0.2	0.9	1.2	1.6	1.7
General government expenditure and NPISH	-0.8	0.2	0.3	0.1	0.0	0.2
Investment	-4.7	2.0	3.0	3.6	3.8	3.8
- Machinery, equipment and other	-2.4	4.2	4.3	4.7	4.9	4.9
- Construction	-6.7	-0.5	1.7	2.4	2.6	2.4
Exports	0.1	4.0	4.4	4.2	4.1	4.1
Memo item: current account balance, % of GDP	0.8	1.4	1.4	1.4	1.4	1.5
CONTRIBUTION TO GDP GROWTH *
Net exports	0.8	0.5	0.2	0.2	0.1	0.1
Inventories	-0.1	-0.1	0.0	0.0	0.0	0.0
Domestic demand, net of inventories	-2.6	0.5	1.1	1.3	1.6	1.7
PRICES
Import deflator	-1.9	-0.8	1.1	1.5	1.5	1.5
Export deflator	0.0	0.3	1.2	1.5	1.6	1.6
GDP deflator	1.4	1.0	1.2	1.5	1.5	1.5
Nominal GDP	-0.4	1.7	2.5	3.1	3.2	3.3
Consumption deflator	1.3	0.9	1.2	1.5	1.5	1.5
Memo item: planned inflation	1.5	1.5	1.5
Memo item: HICP inflation, net of imported energy, % change**	1.8	1.4	2.0	2.1
LABOUR
Labour cost	1.4	1.0	1.4	1.3	1.3	1.4
Productivity (measured on GDP)	0.0	1.0	0.6	0.7	0.8	0.9
Unit labour cost (measured on GDP)	1.4	0.1	0.8	0.6	0.5	0.5
Employment (FTE)	-1.9	-0.2	0.7	0.8	1.0	1.0
Unemployment rate	12.2	12.8	12.5	12.2	11.6	11.0
Employment rate (15-/64-year olds)	55.6	55.5	55.9	56.3	56.9	57.4
Memo item: nominal GDP ( € mn)	1,560,024	1,587,053	1,626,750	1,676,571	1,731,027	1,788,900
* Any inaccuracies are due to rounding. ** Source: ISTAT.

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FOCUS
A supplement to GDP: measures for evaluating equitable and sustainable well-being

In order to grasp the extent of a population's well-being, it is necessary to integrate the measures of income and of other items in the national account with other social and environmental measures. Italy has promoted an initiative for the measurement of Equitable and Sustainable Well-being (ESW) which was started up by ISTAT and the National Economic and Labour Council in 2010. The first ESW report was published in March 2013 and the publication of the second report is forthcoming12.

Italy's ESW project is aimed at developing an approach to well-being based on multiple domains, capable of integrating equity in both resource distribution and equal opportunity of the lifestyle decisions of citizens, with the sustainability of well-being over time and space. Twelve domains have been identified which can offer the best contribution toward describing the progress of Italian society13. The domains are represented by 134 indicators. The table shows a selection of the more innovative indicators or indicators with values for the 2010-2012 period.

Health is an essential domain of individual well-being.  It has consequences that impact all other aspects of life and throughout a lifetime, modifying an individual's prospects and often the prospects of the family. A summary indicator that allows for distinguishing important gender differences is life expectancy at birth:  although women live longer than men, the quality of women's lives diminishes earlier, as shown by the indicator of life expectancy in good health.

Education and training have a fundamental role in supplying individuals with the knowledge, abilities, and skills that they need for actively participating in the life of society. High levels of education mean higher probabilities of finding a job, having a better lifestyle, living longer and better, and they also allow for more frequent access to and conscious enjoyment of goods and services and a more active and participatory life.

The labour domain also incorporates the balance with family life. Work is the source of material support, but also of personal realisation. In Italy, the number of individuals who are willing to work but are not actively seeking a job or have been discouraged in their job search is vast also in comparison with other European countries. This situation highlights a waste of human resources that has been amplified by the crisis. Material well-being is based on income and material resources, which are for the most part the instruments with which the individual manages to support his own standard of living. An analysis of material well-being needs to take into account the value of public services which, in Italy, have aided the beneficiaries in dealing with a decline in their individual income. In addition to adjusted average disposable income, it is also necessary to take into account the distribution of economic resources.

The intensity of relationships and the social network within which one lives are factors that influence individual well-being and form the social capital of a community. In Italy, the solidarity network makes a significant contribution to collective well-being, and significantly makes up for the shortcomings of public facilities. Looking at the evolution of interpersonal confidence over the recent years, it is possible to note a decrease in confidence towards national and local institutions. The presence of women in business and political decision-making is growing. With reference to personal security, a weaker sense of solidarity coupled with the economic and employment crisis have led to an increase in the rate of reported pick-

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12 For additional information, refer to the initiative's web site: http://www.misuredelbenessere.it/
13 They are: i) health; ii) education and training; iii) labour and work-family balance; iv) material well-being; v) social relations; vi) policy and institutions; vii) security; viii) subjective well-being; ix) landscapes and cultural heritage; x) environment; xi) research and innovation; xii) quality of services.

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pocketing and an increase in home burglaries, though the homicide rate has remained constant.
SELECTION OF 2013 ESW INDICATORS
Domain	Indicator	2010	2011	2012
Health	Life expectancy at birth, Women	84.3	84.5	-
	Life expectancy at birth, Men	79.1	79.4	-
	Life expectancy in good health, Women	56.4	-	57.3
	Life expectancy in good health, Men	59.2	--	59.8
Education and training	Early exit from education and training system	18.8	18.2	-
	Persons with high level of IT skills (%)	-	22.2	21.7
	Persons with at least a upper secondary school diploma (%)	55.2	56.0	-
Labour and work-family balance	Rate of non-participation in the labour market	17.6	17.9	-
	Percentage of unemployed and persons not active in the labour force	21.1	-	-
	Employment rate of women with children	71.4	72.0	-
	Percentage of women employed with at least one child to total women employed	19.6	19.2	-
Material well-being	Adjusted average disposable income per capita	20,970	21,207	20,727
	Disposable income inequality index	5.2	5.6	5.5
	Relative poverty risk index	18.2	19.6	19.4
Research and innovation	Productive system innovation rate	50.3	-	-
	Productive specialisation in knowledge-intense sectors	3.3	3.3	3.3
	Intensity of Internet use	48.7	51.7	53.8
Social relations	Social participation	26.9	25.4	23.5
	General level of confidence	21.7	21.1	20.0
	Very satisfied with family relationships	35.7	34.7	36.8
Policy and institutions	Civic and political participation	-	67.2	67.0
	Confidence in local government	-	-	4.0
	Confidence in Italy's Parliament	-	3.4	3.6
	Women as board members of publicly traded companies	6.8	7.4	10.6
Quality of services	Irregularities in electricity service	2.3	2.0	-
	Prison overcrowding indicator	151.0	146.4	139.7
	Irregularities in water distribution	10.8	9.3	8.9
Security	Rate of pick-pocketing	5.1	6.0	6.7
	Homicide rate	0.9	0.9	0.9
	Home burglary rate	12.0	14.9	16.7
Environment	Air quality in cities	44.6	54.4	-
	Areas of important naturalistic interest	20.6	21.0	21.2
	Material flows	658.2	-	604.7
	Energy from renewable sources	22.2	23.8	-
Landscapes and cultural heritage	Municipal expenditure for cultural heritage	10.5	-	-

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	Rate of illegal building	13.0	15.5	-
Subjective well-being	Satisfaction with one's own life	43.4	45.8	35.2
	View of future prospects	-	-	24.6
Source: ISTAT, 2013 ESW report. Reference should be made to such report for a description of the indicators.

The infrastructures and services available to the general public have a tangible impact on the quality of life and on the opportunities offered by the country. In Italy, the number of households indicating major difficulty in accessing essential services is still very high, with large differences from region to region. With reference to public utility services, the number of unexpected interruptions of electricity service has remained stable on average in recent years. Irregularities in water distribution have diminished. Prison overcrowding remains a problem, although the indicator is tending to decline. Considering the infrastructure network and notwithstanding the negative economic cycle, companies continue to innovate, contributing to general well-being with their research and technology. The intensity of Internet use among households and individuals is growing.

Human beings cannot be separated from the environment and its resources. The environment contributes to the current and future well-being of individuals. Protecting natural ecosystems is essential to the future of humankind, and must be integrated with human productive and social activities. Italy has expanded the areas of naturalistic interest and biodiversity conservation which now cover a total of 21 per cent of the national territory.  On the other hand, however, the level of air pollution in cities has increased. At the same time, the wealth and quality of Italy's artistic, archaeological and architectural heritage are elements for which the country is renowned, and represent a positive factor that should be increasingly exploited. The protection of landscapes is thus a responsibility to which municipalities are dedicating growing resources.

Finally, subjective well-being is a concept that spans all domains and is a necessary complement to the ‘objective’ measures. In recent years, the percentage of individuals who indicate they are satisfied with their life has decreased, but the perception of future prospects is stable, meaning that the viewpoint of one's life is, on balance, positive in general and on average.

III. 2 SUMMARY OF MACROECONOMIC IMBALANCES

Italy is coming out of a lengthy economic recession, which has nonetheless been marked by two very distinct phases. Initially, it felt the effects of a decrease in foreign demand, which was the result of a banking sector crisis that originated outside of the country. Later, the country was directly drawn into the sovereign debt crisis, which triggered a lack of confidence on the part of the financial markets.
The resulting outflows of capital rapidly pushed up risk premiums on Italian public debt securities, causing fears about debt sustainability. The difficult situation was tackled with the adoption of significant fiscal consolidation measures that led to a drastic correction (well in advance of other European countries) in the structural balance of public finance.  This result was achieved with the contribution of measures that also substantially strengthened the sustainability of the public finances in the medium/long term. One of these measures is unquestionably the full implementation of the pension reform, with the updating in 2013 of the increase in life expectancy and the revision of the transformation coefficients, on a basis consistent with the expected trend of life

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expectancy. At the same time, the balance of payments moved into a surplus position; the significant improvement (a good part of which is structural) has been strong enough to stabilise the net position abroad. The result is due not only to a reduction in imports, but also to a rebound in exports, which mitigated the decrease in demand, thereby preventing the manifestation of an even deeper recession. Rounding out the picture is the important process of reforms undertaken in the past two years in the labour market, in the market for goods and services, and with respect to the efficiency of the public administration.
In essence, in a short span of time, Italy's economic fundamentals have improved, and the progress is clearly visible, including in comparison with the previous year. This occurred against an international backdrop where indications of change actually materialised in 2013. More specifically, the economies in the Euro Area witnessed a recovery that had initially only been conjectured; at the same time, further progress was achieved in European governance and in the efforts toward banking union. As a result, tail risks were reduced, and the sentiment of the financial markets was redirected. International investors recalibrated their positions, embracing a decidedly more favourable outlook, due in part to the greater credibility of the economic-policy measures adopted, and the resulting new prospects for the peripheral countries. The new sentiment has been reflected in a gradual reduction of spreads and greater inflows of capital.
An in-depth assessment of the country's economic situation needs to be based on a proper identification of the existence of any macroeconomic imbalances. With its 2014 In-Depth Review (IDR) as part of the Macroeconomic Imbalance Procedure, the European Commission has reported a continuation of Italy's macroeconomic imbalances for the second consecutive year.  However, in contrast with the previous year, the imbalances have been deemed ‘excessive’.  In view of this assessment, the Commission has focused its country-specific policy recommendations on the direction of the measures to be adopted to correct the imbalances and the urgency/priority to be given to such measures.
In order to ensure that the actions to correct macroeconomic imbalances will produce the desired effects and prevent future economic crises, the imbalances need to be identified and evaluated in a uniform manner with respect to all Member States and the corrective measures must be effectively put into place in a symmetric manner within the entire European Union (EU).
With reference to Italy's economy, the main problems, which have been known for some time, are once again set out in detail in the 2014 IDR, and are essentially the high general government debt and the loss of external competitiveness.
Italy experienced a loss of price competitiveness starting with the debut of the euro, particularly if measured in terms of unit labour costs. The declining trend was almost completely driven by very low productivity, which is also the main factor behind the decline of Italy's GDP growth. The high public debt represents a weakness because of its repercussions on interest expenditure (since it requires the public offering of a huge amount of government securities) and the link that was established (and still not completely disappeared) with the creditworthiness of the national banking system.

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The analysis of the macroeconomic imbalances in the NRP14 deals with these issues, and provides some comparisons with other European countries, using the same methodology employed by the Commission. The conclusions, in terms of identification of the imbalances, are generally very similar, and the assessment about the policies to be adopted almost completely coincides.  Instead, the Italian Government has a very different view of the seriousness of the imbalances which, barring several significant cases, are not considered excessive.
First of all, the conclusions in the 2014 IDR are in contrast with those expressed in the analysis for the previous year, which merely ascertained the existence of such imbalances, even in the absence of a clear deterioration of the macroeconomic framework. On the contrary, it is difficult to explain the change in the assessment if one considers that Italy's economic fundamentals and international fundamentals are more favourable now than in the previous year. Aside from this general difference of opinion, the disagreement is also based on more precise aspects. The Commission's document provides a basic interpretation of the adjustment processes under way and does not capture the full extent of the measures already implemented15.
With regard to external imbalances, it is noted that the current account surplus is linked to a sizeable trade surplus (equal to more than 3.0 per cent of GDP) which undoubtedly reflects the decrease in domestic demand related to the recession. In any event, the improvement is mostly structural, as confirmed by the Commission's analysis. The surplus is solid, and it is unlikely to be eroded. The import of energy has a significant negative influence:  however, this component presents very limited risks with respect to the trade balance since dependence on imported energy has fallen in recent years as a result of: the more efficient use of the resources by businesses; the policies implemented (including with reference to renewable sources); and the increased reliance on national production. In terms of macroeconomic imbalances, the Government's analysis leads to the following conclusions:

•	It is important for Italian goods to be competitive in order to ensure the maintenance of equilibrium in the trade balance, also in the presence of a recovery of domestic demand.
•	Italy has seen its share of international trade decrease, generally in line with the experience of leading industrialised economies.
•
Unlike what has normally been affirmed, Italy's productive specialisation does not slow exports; however, Italian businesses do feel the effects of competition, particularly with respect to lower quality products. The decline in Italy's share of international trade was particularly pronounced starting in 2008, but the phenomenon was too abrupt to be explained by price effects.  It can instead be presumed that a change in the elasticity of international demand played an important role. In recent years, the negative trend has significantly levelled off, and Italian businesses have demonstrated a greater capacity to redirect their exports toward more dynamic markets.

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14  See detail in Chapter I ‘Analysis of macroeconomic imbalances’, in the second part of the NRP.
15 For a summary of the measures adopted by Italy, see Chapter IV.1 ‘Responses to country-specific recommendations’, in the first part of the NRP.

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•	The deterioration of price competitiveness (which was very conspicuous starting in 2000 if measured in terms of labour cost) is less pronounced if more appropriate indicators are used.
•
The country's productive specialisation cannot be rapidly changed, nor is it especially unfavourable. Moreover, it is essential that production be addressed toward products at the highest end of the quality spectrum; and Italian businesses that have remained on the market have demonstrated they are able to do this.

It is nonetheless important to regain some margin of price competitiveness, and in this case, Italy has evident problems. Costs for businesses are an essential factor on this respect, and include the tax component of labour costs, energy costs, and administrative costs related to the inefficiency of both the public administration and the judicial system. The Italian Government fully agrees with the Commission's recommendation to accelerate the reforms on this front. Many other conclusions are similar to those contained in the IDR analysis.  More specifically, the findings about the loss of competitiveness refer to problems about the trend of productivity, in which other factors come into play, including, for example, the generally smaller average size of businesses in Italy which inhibits both the generation of economies of scale and investment in research and innovation.
It should nonetheless be noted that the country has successfully tested the creation of business consortiums in networks. These networks have also assisted businesses with the critical aspect of capitalisation, reducing the difficulties of financing, thanks to the use of alternatives to bank credit (for example, project bonds and mini bonds). Rigidities in the labour and capital markets are also less than negligible, and impede not only the efficient allocation of resources, but also the achievement of a sufficient degree of innovation and absorption of technology. While the level of education ensured by the Italian school and university system has not always been on par with that obtained by other highly developed countries, the rigidities of the labour market generate advantageous positions in favour of categories of protected workers. The shortcomings of the education system therefore interact with the rigidities of the labour market, causing insufficient accumulation of human capital.
In addition, the incentives to education and advanced training do not function properly, with more qualified individuals not sufficiently compensated.
Finally, the banking system is under stress, although the difficulties are mostly linked to cyclical factors that do not threaten the system's capacity to support growth. From this perspective, the Government's analysis yields findings that differ the Commission's, and it is believed that the level of Italian banks' exposure to public debt securities and the dependence of Italian banks on financing through the Eurosystem do not represent critical factors.
On the basis of the Commission's analysis, the factors that inhibit productivity growth are still mostly to be eliminated, also due to both delays in the implementation of reforms and a virtual standstill in the introduction of new measures. On the basis of these general findings, the persistently serious

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macroeconomic imbalances and the consequent need for urgent action are decidedly affirmed in the Commission's conclusions and policy recommendations.
In reality, the reviews and the detailed analyses contained in the IDR suggest that less severe judgments are possible, and in some instances, the considerations about Italy's policies are more complimentary than indicated in the conclusions. If considered from a technical standpoint, some of the IDR analyses present results that are sometimes questionable, also in light of the methodologies developed and discussed within the Commission's Technical Tables.
The structural weaknesses highlighted in the IDR have been considered without a full-scale sector analysis of the economy, nor has any attempt been made to assess current trends in view of the economic crisis and the impact of the reforms. Italy's economy is mature, with the advantage of a manufacturing sector that is second in Europe only to Germany's.  As part of a general shift of economies toward the services sector, Italy is witnessing a shift of resources toward advanced services, and in particular professional and financial services; at the same time, the resources dedicated to public services are contracting.
The lengthy crisis has not led to a significant change or substantial acceleration of the trends in process. Not having accumulated structural imbalances before the crisis, the Italian economy witnessed no abrupt changes in the mix of sectors during the crisis. The analysis at a disaggregate level is also useful for checking productivity trends; restructuring was already occurring within some sectors before the crisis; the economic crisis brought some evident breaks in the process, by causing temporary interruption in productivity growth or significant contractions in employment. The assumption that productivity has not recovered because of the ineffectiveness of reforms is to be dismissed as simplistic. As already shown in the quarterly data for 2013, changes in productivity are normally seen in the medium term, and are preceded by restructuring initiatives whose initial indications show up in terms of prices, mark-ups, and the evolution of turnover of businesses.  As appropriately evidenced, more significant signs are captured with this approach.
As already indicated, the IDR acknowledges that some reforms have been adopted, but supplies an incomplete and insufficient picture for coming up with a balanced judgement. Some reforms are not considered, while others are not fully considered in terms of their capacity to start to solve certain problems. For this purpose, the table below provides a summary of the main initiatives adopted by the country in order to correct its imbalances.

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POLICY AREA	DESCRIPTION OF THE 2013 INITIATIVE – MARCH 2014	2013 IDR POLICY CHALLENGES

LABOUR
Professional training	Measures to favour work-to-school programmes: curricular training assignments for university graduates and plans for extracurricular training assignments for upper secondary school students	✓
	Simplification of apprentice contract for professional development	✓
	Guidelines to guarantee standardised national governance of the apprentice contract for professional development	✓
	Reorganisation of advanced education and technical training programmes (Advanced Education and Training Institutes)	✓
Grants for training assignments for NEET residents in southern Italy
Financing of National Fund for Civil Service
Grants for training assignments for the public administration
Active labour policies	Ratification of Italian 2014-2020 Youth Guarantee Plan
	Institution of Fund for Active Labour Policies	✓
	Institution of single national IT platform to be used as a tool for the competitive recruitment of individuals signed up with public employment centres	✓
Increased guidance of students enrolled in upper secondary school
Active support to individuals at risk of poverty and social exclusion
Productivity	Confirmation of mechanisms providing for tax and social-contribution relief for productivity-related compensation	✓
	Fund for providing incentives for worker participation in the capital and earnings of businesses and for promoting plans to include full-time employees as part of corporate shareholder bases	✓
Tax wedge	Increase in personal income tax deductions for full-time workers with annual earnings of less than €55,000.	✓
Hiring incentives	Incentives to employers for re-employment of individuals making use of social safety nets and of laid-off workers
Incentives for full-time hiring of underprivileged young workers (18-29-years old)
	Incentives for stabilisation of full-time workers	✓
	Incentives for hiring unemployed women in sectors with a gender imbalance	✓
Regulation	Reduction of restrictions for the fixed-term contracts in which no reasons for hiring are specified	✓
	Reduction of time interval between two fixed-term contracts	✓
	Increase of the length of the fixed-term contract (extendable up to a maximum of three years)	✓
	‘Job on call’ work for no more than 400 days in three years	✓
	Elimination of conditionality on confirmation of the apprentice in order to make a new apprenticeship contract active	✓
	Exclusion of project contracts in the cases of jobs involving merely ‘executive or repetitive’ duties	✓
HUMAN CAPITAL
Universities	New instruments and resources for the right to university study
Evaluation of the activities of universities and research entities
Simplification of university financing system
	Pact for mobility of personnel at public universities and research entities	✓
	Revision of rules for the entities authorised to start up doctorate programmes and means for identification of qualifications	✓
	Enhancements to the range of courses offered in upper secondary schools	✓
Primary and secondary school	Grants and orientation programmes for merit-worthy students in lower and upper secondary schools
Training of teaching personnel in school
	Enhancement of the eight National Technological Clusters	✓
Measures to cut expenditure for the purchase of textbooks and funds for more widespread use of e-books
	Funds for WI-FI at public secondary schools	✓
	Reorganisation of course programmes at Advanced Education and Training Institutes, with a focus on technological innovation and the international expansion of markets	✓
Research planning	2014-2020 National Research Plan: directional plan that is aligned with the Horizon 2020 EU Programme
Development of research system as part of the Cohesion Action Plan

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POLICY AREA	DESCRIPTION OF THE 2013 MEASURE – MARCH 2014	2013 IDR POLICY CHALLENGES

EXTERNAL COMPETITIVENESS

International expansion
‘Destinazione Italia’ strategy: package of measures to make Italy more attractive to foreign investors and to improve business conditions for all market participants. The plan is focused on three pillars: i) attraction; ii) promotion; and iii) support.
✓
	Central role of Invitalia: coordination of implementation of policies to attract investment	✓
	Protection of the Made in Italy mark: National Council for Counterfeiting Prevention set up in February 2014	✓
	Support of Chambers of Commerce: certification (including in the English language) of documents needed for setting up a business abroad	✓

SIMEST support for setting up a business abroad and exports: subsidised financing for programmes to help businesses establish a market presence abroad and interest subsidies to encourage exports of investment goods
✓
	Export plan for Convergence Regions: promotion of products and services on international markets (National Operational Programme - Research and Competitiveness 2007-2013)	✓
	Consortiums for international expansion: support to execution of specific activities to promote international expansion of small- and medium-sized firms (SMEs).	✓
COSTS OF DOING BUSINESS

Energy	Development of wholesale gas market, allowing market participants to take full advantage of spot prices on the gas market	✓
Taxation	Reduction of premiums and contributions due for insurance against work-related accidents and illnesses	✓
	Deductibility of property tax (IMU) on capital goods, for the purpose of computing business income and self-employment income	✓
	Revision of property taxation system (buildings)	✓
	Deductibility of lease payments related to personal- and real-property assets used in business	✓
	Revaluation of tangible and intangible fixed assets of businesses and equity investments in subsidiary and affiliate companies	✓
	Streamlining of tax relief measures for businesses	✓
	System of voluntary cooperation for the emergence of capital	✓
	Extension and simplification of the process of appealing to international standard rulings	✓
	Consolidation of constant monitoring of fiscal practices of large taxpayers	✓
	Definition of operational means for communicating transactions subject to VAT (expense meter)	✓
	Increase in number of sector studies eligible for an awards system	✓
	Revision of rules for distraint and tax collection to provide better protection of business activity	✓
	Introduction of obligation for businesses and professionals to accept debit cards	✓
Administrative procedures	Full legal validity of advanced electronic signatures	✓
	Institution of national index of the certified e-mail addresses of businesses and professionals	✓
	Conversion to electronic format of the Single Insurance Contribution Payment Certificate: online verification of the regularity of social security payments	✓
	Implementation of corruption prevention law (Law no. 190/2012) and reorganisation of entities overseeing transparency, corruption prevention and performance of the public sector (ANAC)	✓
	Business network participation in procedures for contract adjudication through public tenders	✓
Research and innovation	50 per cent tax credit (corporate income tax and regional tax on productive activity) on the R&D expenditure of businesses during the 2014-2016 period	✓
	Incentives for businesses for the full-time employment of PhDs in research or university graduates in the technical-scientific sphere	✓
	Subsidies to digitalisation and technological upgrade of SMEs (vouchers for €10,000)	✓
Starting up businesses	Simplification of criteria for creating innovative start-ups	✓
	Incentives for self-employment business initiatives: subsidised long-term loans for investments	✓
Infrastructures	Tenders for design and construction of the National Broadband Plan and Ultra-Broadband Strategic Plan	✓
Civil justice system and tax courts	Reinstatement of obligation for mediation in numerous types of disputes (with 3-month maximum term for the proceedings)	✓
	Increase in work force supporting Appellate Courts caseload	✓
	Streamlining of the number of the Business Tribunals to handle disputes involving companies headquartered abroad	✓
	Online court proceedings	✓

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POLICY AREA	DESCRIPTION OF THE 2013 MEASURE – MARCH 2014	2013 IDR POLICY CHALLENGES

BUSINESS DOMAIN

Access to credit	SME Guarantee Fund: increase in the fund resources and the array of eligible beneficiaries	✓
	Reordering of National Guarantee System	✓

Strengthening of Aid to Economic Growth (ACE) incentive programme:  increases in the rates of the notional return referable to new injections of risk capital and the reinvested earnings excluded from the corporate and personal income tax base.
✓

Mini bonds: securitisation regulations extended to transactions covering bonds and similar securities.  Introduction of provisions to favour investment in asset-backed securities on the part of insurance companies, pension funds and public welfare and insurance entities.
✓
	Capitalisation of credit guarantee consortiums (Confidi) through the use of €225 million of the SME Guarantee Fund	✓

New SME Plafond set up by the Cassa Depositi e Prestiti (CDP): operational with additional resources of €10 billion, for investments to be made and/or investments in process, or for increasing working capital of SMEs
✓
	New CDP Capital Goods Plafond: €2.5 billion of resources to finance the purchase of capital goods	✓
	Fund for Sustainable Growth: increased resources of €150 million for 2014-2015 for the disbursement of subsidised financing	✓
	SME Networks Plafond: €500 million to be used to facilitate growth of SMEs	✓
	Fund for businesses that brings together temporary business associations (ATI) or temporary groupings of businesses (RTI), to facilitate sustainable manufacturing and digital craftsmanship	✓
Payment of goods and services supplied to the public administration	Public administration payments for 2013-2014: €47.2 billion available to the administrations for the payment of the certain, liquid and collectible debts as of 31 December 2012
Acceleration of VAT reimbursements (€11.5 billion in 2013)
	Automatic and lump-sum compensation in the event of payment delays by public administration	✓
	Possibility of offsetting fiscal obligations for companies with trade receivables from the public administration	✓
	Drafting of guidelines for public administration's electronic payments	✓
	Obligation of electronic invoicing to central administrations as of June 2014	✓
DEBT SUSTAINABILITY

Privatisations	Privatisations (including Fintecna, Poste Italiane, and ENAV)	✓
Fiscal federalism	Incorporation of INVIMIT for value enhancement and sale of public real property assets	✓
	Simplification of procedures for implementation of fiscal federalism	✓
Spending review	Spending review: qualification of cuts to achieve savings of €32 billion in 2014-2016 period	✓
	Rules for limitations regarding shareholdings of local governments and improvement of governance	✓
	Reduction of general funding of central administrations	✓
	Containment of expenditure for public administration personnel	✓
BANKING SECTOR

Oversight	Updating of the provisions of prudential oversight for banks with regard to internal controls systems (Bank of Italy)	✓
	Adoption of new model (approved by the ECB) for evaluating credit risk on bank loans (In-house Credit Assessment System, ICAS)	✓
	Transparency obligations regarding material equity investments in publicly traded companies held by trusts (CONSOB)	✓
Bank of Italy capital increase and transformation into public company
Taxation
In the banking, financial and insurance sectors: tax deductions over five years (corporate income tax and regional tax on productive activity) for valuation adjustments to loans and loan losses arising from certain and precise factors
✓

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III.3 MACROECONOMIC IMPACT OF 2013 REFORMS

Revision of the estimates of the macroeconomic effects of the structural reforms enacted in 2012

The 2013 National Reform Programme evaluated the impact of the 2012 reform measures, employing the quantitative models in use at the Ministry of the Economy and Finance (MEF)16. It is now necessary to revise the estimates of such effects, in order to consider the fact that the implementation of the reforms is still ongoing, and several implementation decrees still need to be adopted. The revision has been done with reference to four initiatives (product market reform, the ‘Development I’ decree, labour market reform and the ‘Development II’ decree17) and by taking into account delays in implementation18. In comparison with the previous simulations, the revision entails a smaller increase in GDP (equal to 0.3 percentage points) in the short term (2015), whereas in the medium term (2020), the smaller increase amounts to 0.6 percentage points.
In addition, it has been assumed that the estimated effects should be less pronounced than those indicated in the 2013 EFD, due to the continuation of recession in Italy during the 2012-2013 period. The restriction in accessing credit and other structural difficulties have proved more serious than what had been assumed last year, and it is likely that those elements significantly softened the macroeconomic effects of the 2012 reforms19.
On the basis of these assessments, the macroeconomic effects of the 2012 reforms, estimated with the MEF's models, have been revised in comparison with 2013 NRP. Table III.3.1 reports the results in relation to GDP, with a distinction made for each area of reform, and a comparison with the original estimates of the

____
16 See the 2013 EFD, Section III, National Reform Programme, Chapter II.3 ‘Macroeconomic impact of the reforms’.
17 The legislative references for these measures are the following: ‘Cresci Italia’ Decree-Law no. 1/2012 converted in Law no. 27/2012; ‘Semplifica Italia’ Decree-Law no. 5/2012 converted in Law no. 35/2012; the Development I Decree-Law no. 83/2012 converted in Law no. 134/2012; Law 92/2012; Development II Decree-Law no. 179/2012 converted in Law no. 221/2012.
18 In the simulations conducted last year the issue of how each reform measure could be input to the models was dealt with. It was assumed that the implementation of each reform would be immediate, but that the change of the model's parameters and/or variables capable of capturing the mechanisms of the individual reforms would occur gradually. Since the implementation of the reforms was not completed in the year in which the reforms were approved, the delays in implementation are now added to the gradualness already originally provided in the simulations.  For this purpose, the assessments of the Prime Minister's office in monitoring of the status of implementation of the different initiatives (see http://www.governo.it/Presidenza/UPG/monitoraggio/index.htm) were also considered. The status of implementation of the measures considered in the simulations is 54.4 per cent. For each measure, it has been assumed that any ratio of less than 1.0 between the number of measures adopted and the total measures necessary is to be translated into a corresponding time delay in the completion of the reform, pushing back the period with respect to which the reform will be fully on stream.
19 This circumstance cannot be captured directly with the quantitative models used, since these models do not predict different effects of the reforms in relation to the conditions of the economic framework of reference (good and bad times). In order to get around this limitation (which is, however, common to dynamic general-equilibrium models), it was assumed that the time horizon within which the reform would be fully on stream would be made longer in the model. The inference is that unfavourable economic conditions could make for slower transformation of the economic structure following the reforms, and that applies when even leaving aside any delays in reform implementation.

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impact. The expansionary effects, expressed as a percentage deviation with respect to the baseline scenario, should decrease on average in the short term (2015) by 0.9 percentage points in comparison with the previous simulations. In the medium term (2020), such effects should be 1.4 percentage points below the previous estimate. The revision also incorporates the previously cited effects of the incomplete implementation of the reforms (0.3 percentage points in 2015 and 0.6 percentage points in 2020) and those attributable to the continuation of the recession, which slows the impact of the reforms (by 0.6 percentage points and 0.8 percentage points in 2015 and 2020, respectively). In the long term, there should instead be no changes in comparison with the estimates set out in the 2013 NRP. Turning to the specific initiatives, the reform of the product market is the initiative most affected by the revision of the impact estimates, both in the short term (-0.7 percentage points) and in the medium term (-1.2 percentage points).
Although the estimates of the impact of these reforms have been scaled down, it is believed that the reforms are nevertheless in need of additional provisions that will ensure their full implementation and effectiveness. Such provisions are part of the reforms programme that the Government has already inaugurated and intends to pursue in the coming months.

TABLE III.3.1: REVISION OF THE MACROECONOMIC EFFECTS OF THE 2012 REFORMS (GDP - percentage deviation from the baseline simulation)
	2015	2015	2020	2020	Long term (*)
	(2013 NRP estimates)	(revised estimates)	(2013 NRP estimates)	(revised estimates)
Deregulation and simplifications	0.9	0.2	2.4	1.2	4.8
Development Decrees I and II	0.3	0.2	0.5	0.4	0.7
Labour reform	0.4	0.3	1.0	0.9	1.4
Total	1.6	0.7	3.9	2.5	6.9
(*)The revised long-term estimates coincide with those outlined in the 2013 NRP. Source: MEF analyses with the models ITEM, QUEST III - Italy (European Commission) and IGEM.

FOCUS
Macroeconomic impact of the product market reforms, using European Commission estimates

The European Commission (EC) has recently valued the economic impact of structural reforms in the product market in four European countries, one of which is Italy20. The analysis concentrated on growth achievable through the reduction of entry barriers related to administrative costs for creating new businesses.

This note presents a comparison between the effects of the structural reforms in the product market as documented in the 2013 NRP and those obtained by using the EC estimates21.

Incorporating the EC's elasticity in the simulation inputs, the estimated reduction in the cost of creating new businesses for Italy is equal to 4.3 percentage points which translates into a 9.6-per cent reduction of entry barriers in the model. Such reduction is smaller than the 12 per cent assumed in the 2013 NRP.

The results obtained through such assumptions indicate (in comparison with those for the

____
20 See the document entitled ‘Assessing product market reforms in Italy, Greece, Portugal and Spain’, (EC) Note for the attention of the LIME Working Group, 2014.
21 The analysis of the macroeconomic impact presented here has been done with the QUEST III simulation model, developed at a European level and specifically adapted to the Italian economy by Ministry of the Economy and Finance.

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simulation in 2013 NRP) a smaller increase in GDP in comparison with the baseline scenario equal to 0.1 per cent in the short term (2015), 0.2 per cent in the medium term (2020) and 0.3 per cent in the long term.

REVISION OF MACROECONOMIC EFFECTS OF SIMPLIFICATION AND DEREGULATION MEASURES (GDP – percentage deviation from the baseline simulation)
	2015	2020	Long term
Deregulation and simplifications (EC estimates)	0.8	2.2	4.5
Deregulation and simplifications (2013 NRP estimates)	0.9	2.4	4.8
Total differences	-0.1	-0.2	-0.3
Source: MEF analyses with the models QUEST III - Italy (European Commission).

An evaluation of the macroeconomic impact of the reform measures adopted in 2013

The measures outlined by the Government for re-launching the economy, subsequent to the approval of the 2013 Economic and Financial Document, are numerous and diverse in nature22. Their macroeconomic impact has been evaluated by limiting the analysis to measures of a structural nature only23.
In comparison with the baseline scenario, the set of the measures contained in the initiatives examined would translate into an increase of GDP equal to 0.1 per cent in 2015, in comparison with the baseline scenario, and an increase of 0.2 per cent both in 2020 and in the long term (see Table III.3.1). The greater impact is the result of the measures aimed at reducing the tax burden of households and businesses and the simplification measures. Those measures are expected to grow household consumption and investment. The stimulation to aggregate demand is accompanied by a slight increase in prices in the medium/long term.
Table III.3.2 illustrates the overall macroeconomic impact, which has been obtained by considering both the revised estimates of the effects of the 2012

____
22 In particular, the following measures were considered: 1) measures to support the extraordinary maintenance of the infrastructure network (Decree-Law no. 43/2013); 2) the suspension of the payment of the first instalment of property tax for main dwellings, the refinancing of exceptional social safety nets and the extension of fixed-term labour contracts within the public administration (Decree-Law no. 54/2013); 3) measures for the renovation and energy efficiency of public property assets (Decree-Law no. 63/2013); 4) measures for administrative simplification and other provisions to re-launch investment (Decree-Law no. 69/2013); 5) incentives for hiring young people under full-time contracts (Decree-Law no. 76/2013); 6) the cancellation of the first instalment of property tax for main dwellings and other real properties, the refinancing of exceptional social safety nets for 2013, measures to re-launch the property market and a €7.2 billion increase in the resources to be used for settlement of the public administration's debts in arrears for 2013 (Decree-Law no. 102/2013); and 7) the increase of personal income tax deductions for income from full-time employment, reduction of premiums and contributions due for insurance against work-related accidents and illnesses, and the deduction of regional tax on productive activity in relation to new employees hired under full-time contracts (2014 Stability Law).
23 The ITEM model was used for the analysis, except for the simplification measures that were analysed with the QUEST III model. The analysis also regarded the measures to guarantee financial coverage of the reforms. Whenever a measure entailed a reduction in the tax burden, it was captured through a decrease in the corresponding average implicit tax rate (on social contributions, personal income tax, property tax and other indirect taxes). In other cases, the measure was incorporated into the model through an increase in public investment, subsidies to businesses, or a change in conditions for accessing credit. With reference to administrative simplification, the regulations have provided for greater use of online services, which are captured by the QUEST III model as a reduction of the time spent by businesses in dealing with bureaucratic issues (‘overhead labour cost’).  It was then assumed that administrative charges fell by 1.25 per cent over a five-year period, in line with the assessments contained in a European Commission analysis (European Commission, 2006, ‘i2010 eGovernment Action Plan: Accelerating eGovernment in Europe for the Benefit of All' , COM(2006) 173 final).

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reforms, and the estimates of the effects of the 2013 reforms. Chart III.3.1 illustrates these figures as well as the values of the original estimates of the 2012 reforms in terms of the deviation of GDP from the baseline scenario. The total reflects the sum of the revised effects of the 2012 reforms and the estimates of the 2013 reforms.

TABLE III.3.2: MACROECONOMIC IMPACT OF THE REFORMS (GDP- percentage shifts versus baseline simulation)
	2015	2020	Long term(*)
a) 2012 reforms: revised estimates	0.7	2.5	6.9
b) 2013 reforms	0.1	0.2	0.2
c) Total	0.8	2.7	7.1
(*) The revised long-term estimates coincide with those outlined in the 2013 NRP. Source: MEF analyses with the models ITEM, QUEST III - Italy (European Commission) and IGEM.

FIGURE III.3.1: MACROECONOMIC IMPACT OF 2012 AND 2013 REFORMS

Source: MEF analyses with the ITEM, QUEST III models - Italy (European Commission) and IGEM.

III.4 FINANCIAL IMPACT OF THE 2014 NRP MEASURES

The Appendix to the 2014 National Reform Programme includes two grids outlining national reform measures: the first contains updates to the measures enacted in past years, and the second reports new reform measures subdivided by 10 policy areas24. The measures are described in detail, inclusive of their

____
24 Public expenditure containment, federalism, administrative efficiency, product market and competition, employment and pensions, innovation and human capital, business support, support to the financial system, energy and the environment, and infrastructures and development. Table III.4.1 excludes reference to the areas of ‘federalism’ and ‘the financial system’, since the only new measures undertaken in these areas have no effects on public finance.

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regulatory and financial implications25. The financial effects in the grids are valued in terms of higher/lower revenue and higher/lower expenditure, for both the State budget and the public administrations, and quantified with reference to the related balances.
Table III.4.1 summarises the impact on the State budget26 of the 95 new measures in the 2014 grid, divided by policy areas, with the exception of the effects of the programme regarding ‘Promptness of the public administration's payments to businesses’ which is included in ‘Business support’, considering the programme's importance in terms of cash flows27.

TABLE III.4.1: FINANCIAL IMPACT OF THE 2014 NRP MEASURES (in € mn)
	2013	2014	2015	2016	2017	2018
Public expenditure containment
Higher expenditure	0.0	866.6	9.8	9.4	8.9	2.5
Higher revenue	668.1	1,633.1	4,133.1	8,133.1	10,103.9	10,095.3
Lower expenditure	198.5	1,127.7	1,539.6	1,349.7	1,269.7	1,269.7
Lower revenue	0.0	284.4	419.3	121.4	121.4	3.0
Administrative efficiency
Higher expenditure	9.0	1,481.6	1,459.1	1,463.5	1,463.5	1,463.5
Infrastructures and development
Higher expenditure	340.0	1,529.2	1,277.0	958.5	262.0	120.0
Product market, competition and administrative efficiency
Higher expenditure	0.0	9.0	9.0	9.0	9.0	9.0
Work and pensions
Higher expenditure	231.6	189.0	106.3	98.5	58.5	58.5
Higher revenue	0.0	1,548.1	1,732.0	1,713.5	1,713.5	1,713.5
Innovation and human capital
Higher expenditure	0.0	169.6	306.9	384.1	356.1	358.1
Business support
Higher expenditure	0.0	36.5	64.1	39.0	0.0	0.0
Lower revenue	0.0	4.0	270.6	422.9	4.0	4.0
Higher revenue	0.0	620.8	630.0	626.0	0.0	0.0
Energy and environment
Higher expenditure	0.0	93.5	165.5	155.5	2.5	2.5
Source: State General Accounting Department analyses of data reported in Exhibit 3, technical reports and information supplied by the ministries involved.

____
25 Not included are the effects of decree-laws that have not yet been converted into laws or whose conversion into law was published by the Official Gazette after 28 March 2014. In general, the financial effects of the provisions of Decree-Law no. 4/2014 have been excluded. See ‘Guide to interpretation of the grids provided as exhibits to the NRP’ reported in the Appendix to the 2014 NRP.
26 This approach principally reflects the importance of the central administrations in the definition and implementation of the measures. For certain measures, it is noted that i) even though they entail an identical amount of incremental charges, a different method is applied for computing the financial effects in terms of the net balance to be financed and the net borrowing of the public administration (e.g. transfer pricing for the purpose of the regional tax on productive activities, IRAP, entails higher revenue in terms of indebtedness, and lower expenditure in terms of the net balance to be financed); and ii) the quantification of the financial effects beyond 2016 has not been possible on the basis of information available.
27 For financial and regulatory details, see Measure no. 74 - 2014 Grid and updates on the following site: http://www.mef.gov.it/primo-plan/article_0118.html.

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Table III.4.2 includes the financial effects of the updates of the measures undertaken in the past28. In the past year, some 185 measures have been developed, accounting for more than 63 per cent of the total measures contained in the 2012 and 2013 grids29.

In some cases, the updates of the measures entail more significant financial effects in comparison with the new measures in the 2014 grid. This is the situation, for example, in the area of ‘Employment and pensions’: higher expenditure of €625.5 million in the 2013-2016 period, €58.5 million as of 2017, and lower revenue from cutting the tax wedge are attributable to the measures in the 2014 grid. The actions undertaken with respect to the measures in the 2012-2013 grids entail higher charges (higher expenditure and lower revenue) in the amount of more than €9.1 billion in the 2013-2016 period.

TABLE III.4.2: FINANCIAL IMPACT OF UPDATES TO THE 2012-2013 NRP MEASURES (in € mn)*
	2013	2014	2015	2016	2017	2018
Public expenditure containment
Higher revenue	13.3	6,105.9	1,682.8	1,527.7	397.0	397.0
Higher expenditure	9.4	633.9	1,000.6	1,248.5	186.0	186.0
Lower revenue	9.1	14.1	19.1	881.1	881.1	881.1
Lower expenditure	2.3	650.2	1,973.9	2,056.3	1,315.2	750.5
Administrative efficiency
Higher expenditure	0.5	154.6	4.6	4.6	1.1	1.1
Lower revenue		19.2	19.2	19.2	19.2	19.2
Infrastructures and development
Higher revenue	15.5	17.7	17.7	17.7	17.7	17.7
Higher expenditure	35.7	192.5	161.8	140.7	127.9	52.5
Product market, competition and administrative efficiency
Higher expenditure	1.5	4.5	0.0	0.0	0.0	0.0
Work and pensions
Higher revenue	0.0	95.0	389.0	257.0	257.0	257.0
Higher expenditure	1,086.3	2,799.3	1,686.2	1,591.2	105.0	56.0
Lower revenue	0.0	333.5	670.0	977.3	0.0	0.0
Lower expenditure	0.0	1,179.0	2,112.0	3,193.0	0.0	0.0
Innovation and human capital
Higher revenue	0.0	15.0	57.8	82.3	78.6	78.6
Higher expenditure	16.3	535.9	533.9	576.4	557.1	557.1
Lower revenue	0.0	3.8	2.2	2.2	2.2	2.2
Business support
Higher expenditure	0.0	1,375.7	1,099.0	1,106.3	5.0	5.0
Lower revenue	0.0	33.6	692.8	761.7	828.5	45.2
Lower expenditure	0.0	0.0	82.6	192.6	192.6	192.6
Energy and environment
____
28 Updates in relation to the 2011 NRP measures are not included since they have no public finance effects.
29 For a summary of the new and updated measures contained in the policy areas, see ‘Principal measures by policy area’ reported in Appendix to the 2014 NRP.

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Higher revenue	24.6	157.1	481.2	76.6	0.0	0.0
Higher expenditure	0.0	0.0	110.6	104.5	104.1	104.1
Lower revenue	5.6	133.3	931.0	946.7	0.0	0.0
Lower expenditure	1.5	21.9	66.0	11.7	0.0	0.0
Federalism
Higher revenue	0.0	1,060.9	9,956.6	9,956.6	9,956.6	9,956.6
Higher expenditure	2,797.2	1,998.2	5,804.7	5,800.9	79.3	79.3
Lower revenue	93.5	796.8	251.1	351.5	78.2	78.2
* The table excludes the resources related to the ‘2007-2013 National Strategic Framework - Action and Cohesion Plan' and ‘2014-2020 Structural Funds‘ .
Source: State General Accounting Department analyses of data reported in Exhibit 3, technical reports and information supplied by the ministries involved.

In order to ensure continuity to the initiatives planned within the Strategic Infrastructures Programme (Table III.4.3), the required investments total more than €35.3 billion. Most of the national and European resources (67 per cent of the total) are earmarked for road, highway and rail connections. No new appropriations have been made to the Southern Italy Plan and the National Plan for Cities, and therefore, the amount of the related resources remains unchanged in comparison with the previous year. The involvement of private capital is important for road and highway connections (€2 billion), in particular for the Pontina highway connection (€1.2 billion).

TABLE III.4.3: CHARGES FOR INFRASTRUCTURES AND TRANSPORT (in € mn)
PROJECTS	2009-2013	2014	2015	2016	2017	Total	Other Public resources*	Private Resources	TOTAL	Weight of investments (%)
Public works	13.0	156.0	131.0	0.0	0.0	300.0	0.0	0.0	300.0	0.8
Local public transport	1,306.2	147.0	47.3	85.8	142.0	1,728.3	196.0	700.0	2,624.3	7.4
Southern Italy plan	3,171.0	0.0	0.0	0.0	0.0	3,171.0	0.0	0.0	3,171.0	9.0
National plan for cities	34.0	40.0	50.0	50.0	50.0	224.0	1,625.5	1,898.0	3,747.5	10.6
Road and highway connections	3,447.0	328.1	360.0	459.8	0.0	4,594.9	7,420.0	2,030.0	14,044.9	39.8
Port hubs and other	635.3	0.0	0.0	48.9	0.0	684.2	0.0	77.0	761.2	2.2
Railway sector	3,825.9	1,130.6	1,545.2	823.5	402.0	7,727.2	1,806.6	71.3	9,605.1	27.2
Cross-border links	3,730.3	1,080.6	1,344.2	753.5	402.0	7,310.6	1,806.6	71.3	9,188.5	-
Railways	95.6	50.0	201.0	70.0	0.0	416.6	0.0	0.0	416.6	-

Other projects	971.5	15.5	19.9	32.5	32.5	1.072.0	0.0	0.0	1.072.0	3.0
Public construction	417.3	0.0	0.0	0.0	0.0	417.3	-	-	-	-
Regional water supply network	297.6	0.0	0.0	0.0	0.0	297.6	-	-	-	-
Access to airport hubs	210.0	0.0	0.0	0.0	0.0	210.0	-	-	-	-
MOSE (9th tranche)	46.6	15.5	19.9	32.5	32.5	147.1	-	-	-	-

TOTAL	13,390.9	2,617.3	2,022.4	1,500.5	626.5	19,201.6	11,048.1	4,776.3	35,326.0	100.0
* Funds for the TransEuropean Transport Network (TEN-T) and other public resources.
Source: State General Accounting Department analyses of data supplied by the Ministry of Infrastructures and Transport.

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IV.	ITALY WITHIN THE FRAMEWORK OF THE EUROPEAN SEMESTER: A SUMMARY OF THE MAIN INITIATIVES

IV.1 RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS

At the end of the 2013 European Semester, the EU Council made specific recommendations to Italy on the basis of the European Commission's assessments of the country's macroeconomic and fiscal situation, as outlined in the Stability Programme and the National Reform Programme.
Most notably, these recommendations stress that the macroeconomic imbalances linked to problems of competitiveness and high public debt, against a backdrop of prolonged weakness of growth, will require effective economic-policy action.

Following is a brief summary of the measures already taken by the Government in response to these recommendations. Reference should be made to Part II of this document for more details about the above-mentioned measures and to the policy review chapter (Chapter II) for on-going and future measures.

DEBT REDUCTION

RECOMMENDATION 1. Ensure that the deficit remains below 3% of GDP in 2013, by fully implementing the adopted measures. Pursue the structural adjustment at an appropriate pace and through growth-friendly fiscal consolidation so as to achieve and maintain the MTO as from 2014. Achieve the planned structural primary surpluses in order to put the very high debt-to-GDP ratio on a steadily declining path. Continue pursuing a durable improvement of the efficiency and quality of public expenditure by fully implementing the measures adopted in 2012 and taking the effort forward through regular in-depth spending reviews at all levels of government.

The Government has initiated the process of fiscal reform to ensure the more efficient allocation of public funds and reduce spending as a percentage of GDP. The effort, begun in 2012, continues with some recent measures granting the Spending Review Commissioner greater powers. For more details, see Italy’s Stability and Growth Programme and Part II of the National Reform Program.

Reducing the deficit and continuing fiscal consolidation

•
Implementing the fiscal strategy set out in the 2013 Economic and Finance Document has ensured convergence of the public finance balances toward the agreed European thresholds. In May 2013 the Council closed the excessive deficit procedure for Italy.

•	Safeguard clauses to ensure funding for legislative measures were adopted.

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•	The measures adopted have been funded with virtually no impact on public finance balances.
•
Preparatory work has continued in view of the entry into force – as of financial year 2014 – of the constraints on companies partially owned by local authorities, except financial intermediaries and public companies, which are now required to deliver services effectively, based on efficiency and cost-effectiveness criteria, by using standard parameters for costs and returns.

•	To keep spending under control, Government agencies can now review and reduce the price of service contracts with state-owned companies.
•	Provisions have been implemented to contain the cost of politics, including the elimination of compensation for members of the Government who already receive a salary as members of Parliament.
•
Public reimbursements, contributions and subsidies to political parties for electoral expenses have been abolished. The new regulations permit tax-deductible voluntary contributions, and indirect contributions by citizens, to political parties that comply with specific accountability and transparent governance requirements.

•
Measures to reorganise the functions of Provinces, containing provisions on Metropolitan cities, Provinces and Unions of Municipalities have been adopted, pending the reform of Title V of the Constitution.

•
In March 2014 a more extensive constitutional reform bill was presented to: i) abolish the two-chamber parliamentary system, through the establishment of the Senato delle Autonomie, an assembly of Regional and Autonomous Provinces representatives; ii) reduce the number of MPs; iii) abolish the Provinces; iv) review Title V through the sharing out of responsibilities among the various levels of local government; and v) abolish the National Council of the Economy and Employment (CNEL). The reform bill will be subject to a referendum.

•
Simplified procedures have been introduced to transfer real estate to local government agencies, as part of the effort to implement federalism in connection with public property. As of September 1, 2013 and up to November 30, 2013 Municipalities, Provinces, Metropolitan Cities and Regions may submit an application to purchase government property.

•
The asset management company ‘Investimenti immobiliari italiani - INVIMIT SGR’- has been established within the Ministry of the Economy and Finance (MEF) for the purpose of enhancing the value of government property; it has been fully operational since October 14, 2013. In October 2013, the Bank of Italy, after consulting the Italian securities regulator (CONSOB), authorised INVIMIT to carry out collective asset management.

•	Cassa Depositi e Prestiti S.p.A. (CDP) paid MEF € 908 million in April 2013 to complete the € 2.5 billion purchase of FINTECNA S.p.A.
•
7,534,683 ordinary shares of CDP held by MEF were sold to 61 Banking Foundations that are shareholders of CDP, for an overall exchange value of € 484 million. A single payment, amounting to over € 215.5 million, was made by 33 Foundations.

•	In January 2014 two decrees were adopted governing the sale of 40% of the capital of Poste Italiane and 49% of the capital of ENAV. Additional

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privatisation processes worth 0.7 per cent of GDP a year are expected to take place over the 2014 – 2017 period.
•
The ‘Valore Paese’ project, to enhance the value and efficiently manage publically-owned property, is being continued. The State Property Agency has been given a central role to enhance the value of such property.

•	The 2014 Stability Law revised the indexation system for all retirement benefits that exceed three times the amount of the minimum pension paid by INPS.
•
The law now requires a solidarity contribution to be withheld on the highest pension benefits for the purpose of funding mandatory pensions. For a period of three years beginning January 1, 2014, the contribution shall be withdrawn from gross annual pension payments exceeding € 150.000 made by mandatory pension-fund management entities.

•
The Bank of Italy’s share capital has been revalued, which will result in increased tax revenues and a positive fiscal impact thanks to the taxation of capital gains resulting from the revaluation of share capital.

Efficiency and quality of public spending

•
In October 2013 a Special Spending Commissioner was appointed; he is tasked with identify policies and proposals to reduce and review general government spending. In November the Commissioner submitted a working programme including targets and methodologies for the Spending Review. The Spending Review covers the totality of general government expenditure as well as that of publically held companies, except for publically traded companies.

•
New measures to downsize structures, rationalise expenditure, cut spending on goods and services, as well as optimise the use of buildings were adopted in the 2014 Stability Law and Legislative Decree 4/2014. The measures aim to reduce overall expenditures by at least € 0.5 billion in 2014, € 4.4 billion in 2015, € 8.9 billion in 2016 and € 11.9 billion as of 2017.

•
Initial measures adopted based on the analysis conducted in the first phase of the Spending Review require further structural action to be taken in the next few months and will result in total savings of up to € 4.5 billion over the remaining months of 2014. Taking into account the full impact of measures already taken as well as those to be developed over the summer months (including some important reforms of the Public Administration), the achievable savings will reach a cumulative total of € 17 billion in 2015 and 32 billion in 2016 with respect to the unchanged legislation.

•
As part of the Spending Review measures, the provision introducing an organisational review of the Ministries has been implemented under Decree Law No. 95/2012. The Government has made most of the staff cuts to complete the first phase and is now implementing the review program.

•
The number of civil servants was cut by 3.5 per cent (approximately 120,000 fewer employees) over the 2011-2012 period, with savings of € 6.6 billion, gross of contributions. Over the same period, there was a 1.3 per cent reduction in civil servant wages. The combined effect of the reductions in

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average wages and staffing was a notable decline in the overall expenditure of general government agencies of 3.6 per cent over the two-year period.
•
A plan was approved to reduce military personnel in the Italian Army, Navy and Air Force to a total of 150,000 units by 2024. The overall civilian staff levels of the Ministry of Defence will be reduced to 20,000 units by 2024.

•
A more effective technical and logistical coordination of law-enforcement agencies has been put in place and a process has begun to reduce rents paid for buildings used by the Police and the Carabinieri. The number of garrisons has been reduced, with personnel redistributed throughout the country according to needs.

•
As part of the effort to downsize government, a principle has been strengthened whereby reliance on temporary contract workers in the Public Administration is allowed only in exceptional cases and on a strictly temporary basis. Ministries were required to comply with the Spending Review rules concerning staff cuts and adopt regulations to reorganise their structures by the end of 2013.

•
As part of other rationalisation measures, new purchases of official vehicles have been stopped, outsourcing has been cut back and simplified procedures have been introduced for hiring and voluntary mobility within the Public Administration.

•
The governance of State-owned enterprises has been improved by limiting the possibility for retired government executives to be hired by companies owned by the Ministry where they used to work and receive cumulative salaries. If the subsidiary is making a loss, the contracts of these executives expire by law on December 31, 2013. A system has been introduced to facilitate staff mobility within State-controlled entities owned by the same Ministry in order to promote more rational and sustainable industrial plans.

•
Savings have been achieved in public procurement. In 2013 tenders managed by CONSIP generated savings in public spending equal to € 6.9 billion as a result of the ‘benchmark effect’ of special agreements, through which price and quality parameters establish top rates for public procurement, and thanks to the indirect benefits of the CONSIP system (process, computerisation, green actions).

EFFICIENCY AND QUALITY OF PUBLIC SPENDING

RECOMMENDATION 2. Ensure timely implementation of on-going reforms by swiftly adopting the necessary enacting legislation, following it up with concrete delivery at all levels of government and with all relevant stakeholders, and monitoring impact. Reinforce the efficiency of public administration and improve coordination between layers of government. Simplify the administrative and regulatory framework for citizens and business and reduce the duration of case handling and the high levels of litigation in civil justice, including by fostering out-of-court settlement procedures. Strengthen the legal framework for the repression of corruption, including by revising the rules governing limitation periods. Adopt structural measures to improve the management of EU funds in the southern regions with regard to the 2014-2020 programming period.

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The initiative to reduce bureaucracy continues through legal and regulatory measures aimed at reducing administrative costs for citizens and businesses. The measures adopted so far could lead to estimated savings of approximately € 9 billion when all the measures become fully operational.

Implementation and monitoring of reforms

•
In 2013 the Government strengthened its monitoring and review of the implementation of legislation, by making them more extensive and systematic, thereby fostering a more extensive and more widely shared implementation mind-set within Ministries. The Government has also launched a census of all the implementation measures that can no longer be adopted due to the absence of the necessary preconditions for their adoption, because of either a conflicting act of parliament or a change in the regulatory framework.

•
Through greater involvement of the individual Ministries, a procedure has been developed to quickly reporting delays or difficulties in the implementation process (due to failures to agree or coordinate, lack of funding, etc.), also with the aim of finding ad hoc solutions.

•     According to the latest data published (updated in February 2014) approximately 46 per cent of the laws passed by the Monti Government that required implementation measures to come into force are now in force. For the Letta Government, 14.5 per cent of required implementation decrees have been adopted.

Public Administration Efficiency and administrative simplification

•
Legislative Decree 35/2013 made € 40 billion available for 2013 and 2014 for the settlement of general government payables that were certain, liquid and payable at December 31, 2012. Decree Law No. 102/2013 increased that amount by € 7.2 billion.

•
At the end of March 2014, funds made available to debtor entities amounted to about € 25 billion (as against € 27 billion of appropriated funds). Estimated payments made from these funds by debtor entities to creditors equalled € 23.5 billion. The liquidity needed by debtors to accelerate the settlement of past payables was made available by the Government as follows: i) through funds advanced directly either by the Treasury or by CDP; ii) by identifying and freeing up funds within the Internal Stability Pact, and iii) through exceptions to the Internal Stability Pact for certain types of investment expenditure (e.g. health, local public transport).

•	The possibility for offsetting compensation has been established for firms with payables in arrears from the Public Administration that also have tax or contribution payables.
•
More generally, tax refunds to companies have increased. In 2013 VAT tax refunds from the start of the year amounted to approximately € 11.5 billion disbursed between over 65,000 firms, artisans and self-employed people. IRPEF (personal income tax) and IRES (corporate income tax) refunds to households and companies totalled € 1.8 billion, while over € 200 million

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worth of stamp duties, government concessions and other taxes have been refunded through more than 18,000 reimbursements.
•
In June 2013, the Government inaugurated the new Quality Public Administration program ‘Pubblica Amministrazione di qualità’ (www.qualitapa.gov.it), through which the Department of Public Function promotes initiatives to support government efforts to improve performance and the quality of provided services.

•
A number of measures have been adopted to implement the Code of Digital Administration on electronic signatures. More specifically, with the June 2013 entry into force of technical rules, an advanced electronic signature can now be used to create fully recognised and legally binding documents; technical rules have also been approved for the registration and storage of e-documents.

•	The Digital Italy Agency and CONSIP have signed a special agreement to implement measures to target innovation in the Public Administration and to implement Italy’s Digital Agenda.
•
The governance of the Digital Agenda has been changed and the Steering Committee responsibilities have been redefined: the Steering Committee, chaired by the Prime Minister or his delegate, must submit to Parliament an overview of the existing rules, the current programs and the relevant progress reports.

•
Guidelines on electronic payments in government have been issued, to enable public agencies to comply with the requirement to provide their users with tools and applications to make electronic payments. Citizens and companies can choose the provider of payment services, as well as the gateway and tool to process the transaction.

•
The regulatory process to comply with the e-invoicing requirement for business relations between the Public Administration and suppliers has been completed to improve general government efficiency and ensure greater transparency, monitoring and reporting of public expenditures. As of June 2014, Ministries must only accept e-invoices.

•	The National Index of certified electronic mail addresses of businesses and self-employed individuals has been set up (INI-PEC).
•
Measures have been developed on the unified digital document and the citizen’s digital domicile in order to set up a Public System for the management of digital identity and establish the National Registry Office of the resident population.

•
The Digital Italy Agency has published guidelines to consolidate and streamline government data centres, with a view to managing ICT services in the Public Sector through cloud computing. The relevant implementation plan is being approved.

•
Tenders requests worth over € 900 million (€ 237 million in private funds) have been made to bridge the digital divide (at least 2 mbps to all citizens) and speed up ultra-broadband development (from 30 mbps to 100 mbps) in the Regions of Central and Southern Italy. More specifically, thanks to a € 150 million endowment, these tenders will ensure completion of the National Broadband Plan, thereby reaching the remaining 2 million citizens without

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access to basic broadband (8.5 million Italians were originally affected when the Plan was launched in 2009).
•
The National Ultra-broadband Strategic Plan, authorised by the European Commission in 2012, has started in Campania, Molise and Calabria, with resources from the 2007-13 European funds. Rollout will soon also start in Apulia, Sicily, Abruzzi and Latium, with regional funds; while some Regions in Central and Northern Italy have signed on to the plan and already launched major initiatives, albeit on an experimental basis. The Digital Italy Agency has started consultations with all the relevant stakeholders to increase citizens’ digital literacy and workers’ digital skills, with particular reference to the issues of accessibility and digital inclusion in general.

•
Legislation on simplification and regulatory reorganisation has been submitted to: abolish certificates; issue diplomas written in English; digitise procedures at the Public Vehicle Registry (Pubblico Registro Automobilistico); and introduce the business tutor role (i.e., the person responsible for the Business One-Stop-Shop or a delegate). The bill also contains: a provision enabling the reduction costs and stamp duties paid by citizens; provision enabling the reorganisation and codification of provisions on school and university education, research, environment, trust companies etc.; as well as measures to simplify inheritance taxes and acceleration of processing times for issuing tax refunds (as of 2014).

•
The ‘Fare’ Decree contains additional simplifications, including: lump-sum compensation triggered automatically in the event of governmental delays, streamlined procedures for the social security compliance certificate (DURC) (due to the possibility of online verifications of social security compliance), simplification of requirements for employment, streamlined procedures for acquiring citizenship, electronic transmission of pregnancy certificate, concessions for short-term work, zero-red-tape zones (with no natural or cultural heritage constraints), simplification in the area of fire prevention, and accelerated the procedure for the ‘landscape and natural environment authorisation’ (by clarifying the integrated environmental authorisation and single authorization on waste management to cut the time needed for authorization by requiring a unique ‘conferenza di servizi’- the local authorities planning conference).

•	With regard to the social security compliance certificate (DURC), in May 2014 the Government decided to digitise the process, fully migrating to exclusively online verifications.
•
Numerous simplification measures support the recovery in the construction sector, by ensuring for the timely issuance of planning permissions, streamlining of some procedures and greater use of the One-Stop Shop. These measures are expected to result in potential savings of € 500 billion a year. The ‘Semplificazioni’ Decree has broadened the potential use of expedited procedures to include: a single certificate (Segnalazione Certificata d’Inizio Attività, SCIA – certified reporting of activity start up) for modifications to planning permissions for cases in which no major changes are made has been; a reduction in the required time to obtain planning permissions in municipalities with more than 100,000 inhabitants.

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•
Specific simplification measures intend to strengthening action on school construction: mayors and regional governors have been given powers to allow exceptions to speed up procedures; and improving transparency by re-establishing the Register of School Buildings through an agreement with local governments.

•	The Government’s bill to implement the ‘Destinazione Italia’ Plan contains further measures to simplify starting a business and registering a company.
•
A plan is underway to simplify corporate taxation in four areas: streamlining income tax self-assessment (studi di settore), change the information requested in tax forms, revise and simplify official communications related to tax disputes, and improve online services.

•
The Decree Law No. 145/2013 simplifies entry procedures for highly skilled foreign workers. The law no longer requires these professionals to have a college degree to be certified. Obtaining the relevant compliance certification from MIUR (Ministry of University and Research) is no longer a prerequisite for entry.

•
The European Directive to allow foreigners to apply for civil service positions was transposed in August 2013. The new provisions allow, in addition to Italian and EU citizens, individuals with an EC long-term residence permit and citizens with international protection status to participate in competitive examinations.

Civil justice and corruption

•
The ‘Fare’ Decree introduced a number of provisions relating to the justice system, to shorten the length of civil proceedings and reduce civil litigation In particular, measures included: re-instituting mandatory mediation for several types of proceedings (with a maximum three-month duration for the mediation process); the launch by judicial offices of training courses and internships to support the judiciary; creation of a task force of 400 honorary judges to settle the cases pending before the Courts of Appeal. Measures reduced time needed to settle debt collection disputes and changed the ‘concordato in bianco’ (a bankruptcy pre-emption agreement based on Chapter 11 of the US Bankruptcy Code), by creating a judicial commissioner to supervise the debtor’s compliance. In addition, the number of judges at the Court of Cassation (Supreme Court) has been increased in order to relieve the backlog of cases.

•
To ensure greater efficiency of civil justice, the decree to implement the ‘Destinazione Italia’ Plan directs all disputes involving companies headquartered abroad (even those with an Italian subsidiary) within the jurisdiction of the Commercial Court to a limited number of offices.

•
The Government’s enabling bill on efficient civil justice intends to relieve the backlog through measures, both procedural and substantive, to regain efficiency in identifying and executing applicable provisions, as well as measures to reform collateral security regulations to improving companies’ ability to access credit.

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•
In the bill on ‘urgent measures on enforcement of penalties’30, the Government has delivered an immediate response to the problem of overcrowded prisons. Access to alternative sentencing procedures has been made easier for convicts who are not in prison at the time when the sentence becomes final, unless they have committed serious crimes or are repeat offenders. Pregnant women and mothers with children under 10 are granted house arrest.

•	The role of the Special Government Commissioner on prison facilities has been extended to December 31, 2014 to build new prison facilities and improve existing ones.
•	Cases before administrative tribunals (Consiglio di Stato and TAR) may now be handled honorary judges (sezioni stralcio) to relieve the remaining backlog of over 340,000 cases.
•
The Parliament adopted the enabling law to reform tax litigation, which, in addition to strengthening the procedural protection of taxpayers, aims to increase judicial performance and efficiency in tax disputes. The enabling law revises the organisation and composition of the judicial body, as well as expands the quantitative and qualitative analysis of tax disputes to comply with the National Statistical System (SISTAN).

•
In order to increase government accountability, the anti-corruption law has been implemented (Law No. 190/2012). Information provided by the Government must be: published immediately, updated regularly, complete, easy to consult and understand, while respecting privacy laws. Failure to comply with the disclosure requirement carries administrative sanctions.

•
The Government has reorganised the authorities responsible for supervising accountability, anti-corruption practices and for assessing public sector performance. CIVIT (Commissione indipendente per la valutazione, la trasparenza e l’integrità delle amministrazioni pubbliche), the independent committee on government accountability, transparency and integrity) has become Autorità Nazionale Anticorruzione (ANAC – National Anticorruption Authority) and is now responsible for ensuring transparency and preventing corruption. ANAC has given its final endorsement to the National Anti-Corruption Plan (Piano Nazionale Anticorruzione (PNA), necessary to implement prevention policies and to enable ANAC to perform its supervisory functions.

•	Legislative Decree 39/2013 codified rules on conflicts-of-interest and incompatibility between public sector work and appointments to state-owned companies.
•	The Ministry of Justice Committee set up to consider possible reforms of the statute of limitations has concluded its work.

Management of Structural Funds

•	See section III.3. devoted to Structural Funds.

____
30 Decree Law 78/2013, converted into Law 94/2013.

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FINANCIAL SYSTEM

RECOMMENDATION 3. Extend good corporate governance practices to the whole banking sector conducive to higher efficiency and profitability to support the flow of credit to productive activities. Take forward the on-going work as regards asset-quality screening across the banking sector and facilitate the resolution of non-performing loans on banks’ balance sheets. Promote further the development of capital markets to diversify and enhance firms' access to finance, especially into equity, and in turn foster their innovation capacity and growth.

Efficiency, profitability and quality of the banking sector

•
The Bank of Italy has also adopted a new ECB-approved model to assess the credit risk of bank loans (In-house credit assessment system, ICAS). Similar assessment systems are already being used by the central banks of Austria, France, Germany, Slovenia and Spain. The model calculates the probability of default within 12 months of the company being granted a loan. As banks provide loans to serve as collateral, the Bank of Italy will accept those granted to companies whose estimated probability of default is below given thresholds.

•	In addition, the Bank of Italy has set up a new service designed to protect clients and counter money laundering.
•
CONSOB has issued new regulations on transparency requirements for large shareholdings held by trusts in public companies. More specifically, trusts that have a large equity stake in a public company or that participate in a shareholders’ agreements are subject to additional disclosure requirements vis-à-vis CONSOB.

•
Through the 2014 Stability Law the Government has allowed the possibility for entities in the banking, financial and insurance sectors to deduct from corporate and personal income tax (IRES and IRAP), over a period of five years, substantiated losses from write-downs or write-offs of debts and credit.

•	Through Decree Law No. 133/2013 the Government has introduced a tax surcharge (IRES) on the income of banks, insurance and financial institutions, and has increased the advance tax payments.
•
The Bank of Italy has been authorised to increase its capital increase by converting its statutory reserves up to € 7.5 billion into capital. Following the capital revaluation, each nominal share shall be worth € 25,000. The Bank will become a ‘public company’: each shareholder must be Italian (banks,

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insurance companies, foundations, welfare institutions and pension funds) and hold, either directly or indirectly, a capital share of no more than 3 per cent.

The development of capital markets and business access to finance

•
CONSOB has published guidelines for the use of equity crowd-funding (i.e., raising finance through online portals in order to support newly created, innovative businesses). Italy is the first country in Europe to adopt such regulations.

•
CONSOB and major financial institutions have drafted a Memorandum of Understanding to address the relative small size of the Italian stock exchange, which has been made worse by the financial crisis – the market capitalisation accounts for a small portion (about 22 per cent) of Italian GDP. The memorandum aims to support SMEs on the path to raising venture capital, and to increase the interest of institutional investors in venture capital enterprises. To promote other methods of financing, both as alternatives and complements to bank lending, the Decree Law to implement the ‘Destinazione Italia’ Plan introduced regulations to encourage securitisation. More specifically, securitisation regulations will also apply to bond transactions and transactions in similar securities. In addition, the ‘segregation’ of securitised assets, in the event that the entity responsible for collecting the receivables goes bankrupt, will increase the efficiency of securitised transactions.

•	The implementation decrees for the use of the so-called project bonds by small and micro firms have been adopted.
•
In 2013 Cassa Depositi e Prestiti (CDP) has replenished the Nuovo Plafond PMI with 10 billion to be used for financing capital expenditure or to increase circulating capital of enterprises (PMI-Investimenti –SMEs Investment). In January 2014, it also increased the credit line of PMI-Investimenti, replenishing it with additional € 2.5 billion. A further facility ‘Plafond PMI–Reti’ has also been established, with a € 500 million allocation.

•
Finally, CDP has established a new facility for capital goods (Plafond ‘Beni Strumentali’). It has an endowment of €2.5 billion and aims at funding, via the banking sector, the purchase of capital equipment, including hardware, software and digital technologies. Loans for up to € 2 million for each business can be granted under a special agreement with banks by December 31, 2016 and shall have a maximum duration of 5 years.

•
To increase lending volumes to SMEs, CDP can buy securities as part of securitisation transactions of receivables to SMES. The purchase of these securities may be secured by the State. Additional burdens resulting from collection of collateral may be met drawing from the SMEs Guarantee Fund.

•
CDP has made a €2 billion credit line available to banks that issue new mortgages for the purchase of a primary residence, and for the purchase of bank bonds as part of securitised transactions derived from mortgage-backed securities (on residential property), with the aim of encouraging banks to offer mortgages to first-home buyers.

•	The eligibility provisions the Central Guarantee Fund have been simplified and the resources available to the Fund have been increased. The Central

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Guarantee Fund is the main national facility for SMEs' access to credit; it provides a State guarantee of bank loans to SMEs. The 2014 Stability Law includes the SMEs Guarantee Fund in the National Guarantee System, established for to reorganise the guarantees available for loans to families and businesses, ensuring a more efficient use of public funds and limiting potential fiscal exposure. In addition, the SMEs Guarantee Fund now includes a special guarantee called ‘Major Research and Innovation Projects’ as part of the Fund, and the First Home Guarantee Fund.

•
With the 2014 Stability Law, the Government has increased the capital of Confidi with € 225 million from the SMEs Guarantee Fund. In addition, the Chambers of Commerce have been allocated € 70 million annually from 2014 to 2016 to support lending to SMEs by strengthening Confidi credit lines, including those not subject to the supervision of the Bank of Italy.

•
The 2014 Stability Law also increases the endowment of the Sustainable Growth Fund by € 100 million in 2014 and € 50 million in 2015. This Fund provides concessional loans, in the form of revolving loan funds, with no impact on net indebtedness.

Business growth incentives

•
A fund and a preferential interest rate have been introduced for SMEs to purchase of machinery, equipment, capital goods, hardware, software and digital technologies. Purchases eligible for the concessionary terms must be made by December 31, 2016. The funds are provided by CDP, which has € 2.5 billion available, with a potential increase to € 5 billion depending on the available resources. With regard to interest subsidies, the Ministry of Economic Development has authorised € 7.5 million of spending for 2014, € 21 million for 2015, € 35 million annually from 2016 to 2019, € 17 million for 2020 and € 6 million for 2021.

•
Funding of start-ups in the Mezzogiorno (Southern Regions) is now available with the ‘Start and Smart’ project through INVITALIA, the National Agency for Inward Investment Promotion and Enterprise Development; the project has received € 190 million to fund grants to cover the costs of running a business in its first years of activity or to cover the cost of investment and pay for management tutoring services.

•
The ‘Fail-fast’ initiative for start-ups has been established. With this initiative, the time required to issue a judicial liquidation order has been reduced for start-ups in distress, through simplifications to the liquidation procedure outlined by the bankruptcy law. In addition, entities that are not eligible for bankruptcy treatment may be subjected to debt settlement procedures to resolve instances of excessive indebtedness.

•
A special section of the Central Guarantee Fund has been set up, dedicated to promoting women’s business enterprises. The initial endowment, of € 20 million, has been increased by additional € 20 million by the Destinazione Italia Plan. A 50 per cent share of this endowment is earmarked for women’s start-ups.

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•
The 35-year age limit for the creation of simplified limited liability companies (s.r.l. semplificate) has been eliminated. These companies are granted special concessions, such as the initial capital requirements (less than € 10.000) and lower start-up costs. In addition, these companies are no longer required to choose a director from among their members.

•
Criteria for innovative start-ups have been simplified. The majority of these companies’ shareholders are no longer required to be comprised of natural persons; the minimum share of spending for research and development has been reduced from 20 per cent to 15 per cent. In addition, these start-up regulations have been extended to businesses with two-thirds of their workforce made up of people with a master’s degree as well as companies who are holders of propriety software registered with the copyright society (Società Italiana degli Autori e Editori - SIAE).

•
To attract foreign investment and promote Italy’s business competitiveness, the government has introduced a new access category for non-EU foreigners entering Italy to work in self-employment, in order to promote the establishment of innovative start-ups. The relevant Ministries have identified concessions for visa- and residence-permit issuing procedures.

•
With the 2014 Stability Law, the Government increased the SIMEST31 endowment by € 200 million in 2014; SIMEST provides interest subsidies to support deferred payment exports (stabilization of interest rates and disinvestment) as well as investment abroad.

•
The ‘2013 Lending agreement’ was signed by ABI and Business Associations to suspend collections, extend loans and promote growth and business development. It has a ceiling of € 10 billion, up to June 30 2014. According to recent data at the end of July 2013, freed up liquidity exceeded € 4.3 billion.

•
ABI has also set up a Business Enhancement Fund (FVI). The Fund is a new intermediary established and managed by an asset-management company to boost and enhance the value of otherwise healthy firms that are experiencing financial distress. The Fund can receive loans from banks and financial resources from investors, which intervene to strengthen the business until they can divest the shareholdings.

•
Through the 2014 Stability Law the ‘Allowance for Corporate Equity’ (Aiuto alla Crescita Economica - ACE) has been strengthened, changing the notional rates of return for each tax year from 3 per cent as from 2011 to: 4 per cent for 2014; 4.5 per cent for 2015; and 4.75 per cent for 2016.

•
Also through the 2014 Stability Law, the Government has established a Fund for associations or temporary business networks, with a € 5 million endowment for 2014 and 2015, to support companies that join forces to form temporary business groups (associazioni temporanee di impresa – ATI or raggruppamenti temporanei - RTI). Funds are provided to recipients that partner with public research institutions, universities and public schools on research for new products, software, and knowledge-sharing.

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31 Law No. 147/2013, art.1 par.29.

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•	Through the Sustainable Growth Fund, industrial development programmes have been refinanced with €150 million to provide concessions in regional areas currently lacking resources.
•
Grants have been earmarked to promote digitisation and technological upgrades of SMEs through vouchers of up to a maximum of € 10,000. The entire programme shall not exceed € 100 million and is part of a National Orientation Programme (P.O.N.) for the upcoming planning period for the 2014-2020 European Structural Funds. To provide internet high speed connections of at least 30 Mbps, a corporate (IRES and IRAP) income tax credit has been introduced of 65 per cent of costs, up to a maximum of € 20,000 in tax credits and benefits from the technological upgrade voucher.

•
The venture-capital credit line of the National Fund for Innovation (FNI) has been established to facilitate the funding of innovative projects based on the commercialisation of industrial intellectual property (e.g., patents, designs and models). A special closed-end fund, IPGEST, with €40.9 million in funds (€20 million of which are public) has been set up to invest in SMEs that are carrying out investment programmes to market and use patents. The investment available to each SME may total €1.5 million over a 12-month period.

•
In June 2013 two types of programmes were developed to promote the establishment of businesses in Basilicata, Calabria, Campania, Apulia, Sardinia and Sicily, to implement specific action envisaged in the ‘Research and Competitiveness’ National Orientation Programme (EFRG 2007-2013). The programmes include: i) aid to start-ups; ii) support to investment programmes made by new digital enterprises or technological enterprises. Total funds available amount to € 190 million.

•
In July 2013 a new initiative to facilitate investment programmes as part of the Cohesion Action Plan was started, in order to strengthen competitiveness in the private sector and support technological development in the areas of the Regions included in the Convergence Objective. Programme goals must include the purchase of high-tech assets, tangible or intangible, that can increase efficiency and flexibility in doing business.

LABOUR MARKET

RECOMMENDATION 4. Ensure the effective implementation of the labour market and wage setting reforms to allow better alignment of wages to productivity. Take further action to foster labour market participation, especially of women and young people, for example through a Youth Guarantee. Strengthen vocational education and training, ensure more efficient public employment services and improve career and counselling services for tertiary students. Reduce financial disincentives for second earners to work and improve the provision of care, especially child- and long-term care, and out-of-school services. Step up efforts to prevent early school leaving. Improve school quality and outcomes, also by enhancing teachers' professional development and diversifying career development. Ensure effectiveness of social transfers, notably through better targeting of benefits, especially for low-income households with children.

Through the measures approved over the last few months the Government has taken action on labour market regulations to improve what had already been done with the 2012 reform, and encourage initiatives to create new jobs, especially

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under open-ended employment contracts and initiatives for women and young people. The stage has been set for the Youth Guarantee to begin on schedule and the links between education and work have been strengthened.
In March 2014, the Government introduced legislation to reform income-support measures, employment services and active labour market policies, streamline procedures and requirements to be met in connection with recruitment and employment, streamlining employment contracts and reconciling work with parenting and family life (work-life balance)32. Within six months of the entry into force of the enabling law, the Government shall submit the relevant drafts of the legislative decrees to the Parliamentary Committees for consideration; the Committees shall express their opinions within a month.

Implement the labour market reform

•
The main measures for the implementation of the labour market reform were adopted in the course of 2013. At the same time, some problem issues of the 2012 reform were addressed through measures to clarify the nature of contracts and simplify the previous regulations.

•
A permanent system has been established within the Ministry of Labour and Social Policies (MLPS) to monitor and assess the labour market reform measures, particularly to gauge their impact on the labour market. An assessment of the first year of monitoring the reform was posted on the MLPS website in January 2014.

•
The interaction within the State-Region Conference, which started in February 2014 to ensure the application of uniform national standards to apprenticeship contracts, led to the adoption of the guidelines governing: i) public educational offerings; ii) individual educational plans; and iii) training records. Following that decision, the individual educational plan is mandatory only in connection with education to acquire technical, professional and specialised skills. In addition, the enterprise concerned is required to record on the citizen’s education and training booklet the following things: i) the period spent in training ii) the professional skills acquired by the trainee for contractual purposes.

Wage and productivity link

•	The 2014 Stability Law confirmed for a reduction in taxes and social security contributions on performance-related wages.
•
The 2014 Stability Law also established a Fund within the Ministry of Labour and Social Policies with an endowment of € 2 million for 2014 and € 5 million for 2015 for initiatives to encourage workers’ participation in profit-sharing and equity ownership plans and equity participation plans for.

Labour market participation and Youth Guarantee

•	Italy will receive slightly more than € 567 million from the European Social Fund to implement the Youth Guarantee Initiative, in addition to the national

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32 For further details, see Chapter I - Policy Review.

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co-financing from the revolving fund for the implementation of EU policies, estimated to be 40 per cent. The total amount of funds available for implementation of the programme is therefore projected to be € 1.513 billion approximately. The operational arm of the initiative is the Youth Guarantee.

•
To ensure implementation of the ‘Youth Guarantee’ programmes and ensure that recipients of income-support benefits find a new job, an ad-hoc mission office has been set up within the Ministry of Labour and Social Policies. The mission office, established in July 2013, has been working with the various levels of government to implement employment policies and planni active policies. To this end a database of active and passive labour market policies has been set up to collect information on job-seekers and on labour demand.

•
In December 2013, the Government submitted to the EU the national plan for the implementation of the ‘Youth Guarantee’. The Plan aims to: i) provide young participants in the Guarantee with the opportunity to have a specialized interview, after programs to develop a CV and complete a self-assessment; ii) institutionalise employment and work-orientation activities in the educational system(ordinary schools, professional schools and universities); iii) encourage systematic action on NEETs (Not Engaged in Education, Employment or Training), both directly through employment services and through partnerships with businesses, public entities as well as non-profit organisations; iv) promote paths leading to employment, through arrangements that promote the process of matching labour supply and demand, self-employment and the establishment of sole proprietorships.

•
The programme is based on the following principles: subsidiarity (i.e., a concerted effort to identify, with Regions and Ministries, alternative measures in the event that planned measures fail to deliver the expected results); ‘contendibilità’ (i.e., allowing Regions to assume responsibility for all current residents, by permitting the refunding of all allowances disbursed, including for young people originally resident those disbursed by other Regions); ‘profiling’ (i.e., grouping of young people into four groups depending on their distance from the labour market); and monitoring of activities.

•
To ensure the Youth Guarantee is implemented, a technological platform has been launched, whose main elements are: the information website (www.garanziagiovani.gov.it) and the service portal ‘Cliclavoro’ (www.cliclavoro.gov.it). Among other things, the platform manages information of authorised users and the service for the labour supply and demand matching process through the databases on active and passive labour market policies. All information relating to individual participants, including the services provided, are entered into the database. The system will be able to integrate information originally contained in different information systems, including data registered in provincial services, data from the database of recipients managed by INPS and data contained in the students’ register.

•
The Youth Guarantee and the establishment of a Mission office are part of a package of measures aimed at accelerating job creation, especially under open-ended contracts; creating new training opportunities for young people, promoting alternation of education and employment; supporting re-entry into

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the labour market of income-support recipients; encourage the hiring of ‘disadvantaged’ workers.
•	Firm-level contracts will be monitored through mandatory registration with the local employment offices to reinforce transparency in the labour market.
•
The following funds have been earmarked for areas of Southern Italy under Decree Law No. 76/2013: i) €80 million for self-employment and starting a business; ii) €80 million for non-profit projects promoted by young people and underprivileged individuals; and iii) €168 million for training scholarships for unemployed young people who are NEETs.

•
Specific programmes for young entrepreneurs in the agricultural sector are included in the 2014 Stability Law, with measures facilitating access to capital markets and promoting the reorganisation of public land to promote young agricultural entrepreneurs.

•
Through the Decree Law for the implementation of the ‘Destinazione Italia’ Plan, the Government intends to reform regulations governing self-employment and the starting a business, as an anti-cyclical measure and to counter female and youth unemployment. More specifically, concessional loans have been envisaged for business investment nationwide.

•
A new incentive is available to companies hiring - on a full-time basis under an open-ended contract – unemployed recipients of Employment Social Insurance (ASpI) - equal to 50 per cent of the residual monthly allowance. Through the implementation of 2012 reform measures, regulations now enable workers entitled to ASpI to request an advance of future monthly allowances to start a business or working on a freelance basis.

•
€ 20 million have been earmarked for 2013 for facilitating re-hiring of laid off workers. The benefit (€ 190 a month for 12 or 6 months, depending on the type of contract) is granted to employers who hire under a fixed-term or open-ended employment contract workers who were laid off with a justified reason in connection with the reduction and transformation of activities or closure.

•
Some integrations have been made to the regulations introduced by the labour market reform law to abolish some constraints in fixed-term employment contracts ‘without a reason’ (i.e., for signing the contract no mention is required of the ‘technical, business or organisational reasons’). More specifically, the Government has established that the cases and conditions for the use of these contracts should be set through firm-level bargaining. The minimum period of time that must elapse between two successive fixed-term contracts signed with the same employer has been reduced: from 60 to 10 days for contracts with more than 6 month duration and from 90 to 20 days for contracts with a duration of more than 6 months.

•
In March 2014 the Government decided to increase the duration of the first fixed term employment contract for which no mention of the reason for hiring is required (causalità) from 12 to 36 months. Employers may apply this contract to 20 per cent maximum of their employees. In addition, fixed-term contracts may be extended for a number of times within a period of three years maximum for objective reasons and in connection with the same type of work. The previous regulations limiting this possibility to the first fixed-term

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employment contract only have been repealed. The possibility to extend a fixed-term employment contract up to a maximum of 8 times within 36 months is still envisaged. To allow for the needs of smaller companies, firms with up to five employees may establish fixed-term employment relationships under any conditions.

•
A great deal of action has been taken to counter job insecurity. Workers under professional on-going collaboration contracts, under project-related fixed-term contracts or profit-sharing contracts, provisions against ‘undated resignation letters’. Sanctions that are imposed if contracts contain irregularities and in case of failure to comply with work-related health and safety provisions have been increased by 9.6 per cent. Half of the revenues from the increase will be earmarked for strengthening surveillance measures and prevention in occupational safety.

•
Under the new regulations workers may be employed on an intermittent basis for a maximum of 400 days in a period of three years. Beyond said limit, the employment relationship becomes a full-time open-ended relationship. The limit shall not apply to the tourist sector, hotel and catering and the entertainment industry.

•	The scope of project-related fixed–term contracts has been defined in that they cannot be entered into in case of jobs involving ‘the performance of merely repetitive tasks’.
•
For the purpose of providing greater job security to some of their staff, general government agencies may start qualification-based selection processes and competitive examinations with a number of jobs (up to a maximum of 50 per cent) reserved for individuals who at September 1, 2013 completed at least three years of service in the last five calendar years under a fixed-term employment contract with a public sector employer.

•
To better use the opportunities offered by the six-month Expo 2015 in Milan exceptions have been envisaged to the hiring constraint imposed to in house companies and local authorities that are partners of EXPO S.p.A. with regard to the hiring under fixed-term contracts of the staff needed to build the infrastructure.

•
Law No. 193/2000 aimed at promoting the employment of prisoners has been funded again with € 5.5 million for 2014, by granting concessions in terms of tax and social security contributions to companies hiring prisoners or providing them with training opportunities.

Strengthen education and vocational training and employment services

•	Through the implementation of the provisions of the labour market reform guidelines on employment orientation and traineeships have been developed to be used by both the Government and the Regions.
•
A Fund has been established within the Ministry of Labour and Social Policies with € 2 million worth of funding a year to allow general government agencies to disburse the allowances envisaged for the participation in traineeships in the 2013- 2015 period.

•	€10.6 million worth of expenditure has been authorised to promote curricular apprenticeship for students enrolled in university degree programmes over

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the 2013-2014 academic year. A government incentive of up to a maximum of € 200 a month is envisaged for the apprenticeship.
•
Procedures for access by foreign students to training courses in Italy have been simplified. A non-EU citizen who has completed a university master's course or a PhD in Italy may apply for a residence permit while waiting for employment or may transform the student residence permit into a work residence permit. The maximum number of entry visas and student residence permits has been set.

•
To improve the connection between education and the working world a three-year action plan is being developed for extracurricular traineeships for students in their second-to-last year of upper secondary school, with priority given to technical and professional schools for traineeships at corporate headquarters or any other site of other businesses producing goods and services or public entities.

•	A first monitoring report was published in December 2013 to shed light on the organisation and human resources available at government employment services (servizi pubblici per l’impiego -SPI).
•
The Higher Technical Educational and Training Paths (Istruzione e Formazione Tecnica Superiore IFTS) have been reorganised to meet the demand for technical vocational skills of the working world, both public and private, paying special attention to SMEs and the sectors affected by technological innovation and market internationalisation.

•
Three- year action plans have been drawn up for educational traineeships to be held outside of school hours at corporate headquarters or other sites producing goods or services or at public entities, designed for students in their second-to-last year of upper secondary school, with priority given to technical and professional schools.

•	€ 1.5 million have been appropriated for 2013 and € 10 million for 2014 to be drawn from the National Fund for civilian service.
•
In March 2014 procedures for apprenticeship contracts have been further simplified. Only the recruitment contract and the trial period agreement shall be in writing (whereas the apprentice’s individual training programme is not required in writing). The employer may hire trainees even if he/she refuses to rehire trainees who have completed their training period. In addition, the trainee’s compensation for the part related to the hours spent in training will be equal to 35 of the level of compensation envisaged in the national labour agreement.

Ward off school dropout and improve school quality and performance

•
A total of € 15 million (€ 3.6 million for 2013, € 11.4 million for 2014) has been earmarked for the start of an Integrated Teaching Programme, aimed at fighting school dropout. The programme focuses on strengthening basic skills, individual teaching methods and extension of school hours for groups of pupils in targeted areas where dropout is traditionally high, with special focus on primary school.

•	Again with a view to reducing dropout rates, a total of €450 million has been invested in programmes to improve the educational level of students. The

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programmes are intended to: i) improve the availability of textbooks, ii) improve canteen services, iii) subsidise students’ transport fares (15 million), iv) provide Wi-Fi connections in secondary school (15 million).

•	€ 15 million have been earmarked for grants to be disbursed in 2014 to support the education of deserving students in secondary and upper secondary school.
•
An 8 million euro investment effort is expected to provide funds to secondary schools for the purchase of textbooks and e-books for children from disadvantaged families. In sharing out the resources, priority will be given to areas where households are in greater financial distress and to deserving students.

•	Orientation services for upper secondary school students have been strengthened and so have the educational provision in technical and professional schools, and music and choir education.
•
€ 10 million have been earmarked for the training of school staff in 2014; the initiative will focus on strengthening teachers’ digital skills, training concerning the education-to -work transition, as well as strengthening students’ education in social/ educational high-risk areas. This initiative is flanked by a three-year plan for the hiring of teachers and administrative, technical and ancillary staff (Ata), and the hiring of more than 26,000 special educational needs teachers on a permanent basis to respond to the needs of thousands of families and youngsters.

Improve the provision of personal care services, especially for children, and long-term care, and after-school activities

•
The Government has implemented measures to provide services for balancing work with parenting and family care in order to facilitate women’s participation in the labour market, through an appropriation for increasing child-care and playschool services, especially for newborns and children under six years of age. In August 2013 an agreement between the Government, Regions, Provinces and Municipalities was entered into on the provision of educational services for children aged between 2 and 3, aimed at improving the connection between creche and kindergarten and cooperating for the development of social and educational services for children aged 0 to six years.

•
The Fund for non-self-sufficient people has been replenished with a total of € 350 million; it is available to Regions for programmes to be developed as part of the integrated provision of social and health-care services for non-self-sufficient people, with a special focus on home-care. In particular, a share of the fund is meant for people with very serious disabilities.

•
As part of the implementation of the Cohesion Action Plan, € 730 million are available for 2014-2015, € 440 million of which are meant for infants and € 330 million for the care of non-self-sufficient elderly people, reserved for Regions that formerly qualified for the Convergence Objective.

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Ensure the efficacy of social transfers, especially for low-income households with children

•
A number of measures have been adopted for the protection of workers near retirement age who were or are in a situation of particular distress (mobility, voluntary payment of social security contribution after termination of an employment relationship, etc.); the aim is to protect an estimated group of 162,130 people by applying the pension entitlement criteria that were in force before the reform.

•
In 2013 the total amount of funds earmarked for special (as opposed to ordinary) income-support measures (ammortizzatori sociali in deroga) was 2.5 billion, including deemed contributions. On top of these funds there are those available to Regions. More specifically, the Government has allocated € 410 million from the Funds of the Cohesion Action Plan to test active and passive labour market policies' schemes in the Convergence Objective Regions.

•
With a view to improving the implementation of the existing legislation on income-support measures, in January 2014 the Government and social partners engaged in consultations to assess how to improve and extend them to the entire spectrum of workers. These consultations, along with the issuance of the interministerial decree on the criteria to establish entitlement to special income-support measures, will enable the Ministry of Labour and Social Policies and the Regions to better plan the programmes needed in terms of income-support for firms laying off workers as a result of downsizing or restructuring.

•	The endowment of the Social Fund for employment and training has been increased by € 600 million under the 2014 Stability Law to fund and maintain special income -support measures.
•
To facilitate re-entry into the labour market of income-support recipients, including those receiving special income-support, and of the unemployed, a Fund for active labour-market policies has been established under the 2014 Stability Law to finance initiatives, including on an experimental basis, for re-entry into the labour market of unemployed people or income-support recipients; the Fund has an initial endowment of € 15 million for 2014, and € 20 million for each of the years from 2015 to 2016. At the end of 2013 € 350 million were allocated to the Regions in the Mezzogiorno, where unemployment is highest. This will translate into a 20% increase in funds for active labour market policies over the next three years compared to 2013 levels.

•
An experimental measure has been introduced on a labour-market inclusion programme based on three pillars: income support, inclusive labour markets and tailored quality social services. Income support, provided through the so-called ‘new’ social card, is conditional upon acceptance by the recipient household of the tailored project designed by the relevant services. This scheme was first tested in 12 of Italy’s biggest cities (those with more than 250,000 inhabitants), and only includes low-income households with children. The scheme was later extended to all areas of the Mezzogiorno, with funding amounting  to € 167 million, and is scheduled to begin in the course of 2014.

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•
€ 40 million a year over a three-year period have been earmarked under the 2014 Stability Law for the gradual extension of this scheme to the entire national territory; it has been called Active Inclusion Support – (Sostegno per l’Inclusione Attiva - SIA).

•
The ordinary purchase card has been extended to 2014 through a € 250 million allocation, provided that an update of entitlement criteria and coordination with the Active Inclusion Support (SIA) enable a reallocation of resources.

•	Extension of the purchase card to foreigners envisaged in the 2014 Stability Law: the social card (also called purchase card) has been extended to foreigners with an EC long-term residence permit.
•
Extension of child benefits to foreigners with underage children. The Government has established that, in addition to Italian and EU citizens, also third-country citizens with three underage children and a EU long –term residence permit are entitled to child benefits, as well as family members who are not citizens of a member country who have a residence permit or a permanent residence permit.

•
€ 200 million have been earmarked for reducing the burden of mortgage and lease payments, More specifically, the following are provided: i) €40 million to a fund for suspension of mortgage instalments up to 18 months; ii) €60 million to the Guarantee Fund for mortgages granted to young people (couples, single-parent households with children, and people employed under atypical contracts); iii) € 60 million to the fund that disburses additional subsidies for the payment of property rents; iv) € 40 million to a new fund set up to cover unintentional rents arrears; and v) a reduction to 15 per cent of the lump-sum tax payable on rent income from the contracts with rents set at controlled prices.

•
The new Housing Plan envisages € 1.74 billion worth of programmes to: i) support rent-controlled lease (in addition to the reduction in the lump-sum tax, the National Fund for supporting access to leased property'’ and the ‘Fund for tenants' unintentional arrears); ii) provide more social housing, through renovation and maintenance of the public residential housing stock without new housing development; iii) sustain social residential housing, including through tax credits for social housing leaseholders.

TAXATION SYSTEM

RECOMMENDATION 5. Shift the tax burden from labour and capital to consumption, property and the environment in a budgetary neutral manner. To this purpose, review the scope of vat exemptions and reduced rates and of direct tax expenditures, and reform the cadastral system to align the tax base of recurrent immovable property to market values. Pursue the fight against tax evasion, improve tax compliance and take decisive steps against the shadow economy and undeclared work.

Greater competitiveness also requires a simpler, more equitable and more growth-friendly taxation system. With some of the measures that have been adopted in

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the course of the year the Government has gradually introduced a less burdensome taxation system. These measures will be completed by the implementation of the enabling law on tax reform (delega fiscal), which will introduce a number of necessary reforms, ranging from the reform of the Land Register to strengthening the fight against tax evasion.
In February 2014 Parliament passed the enabling law on tax reform, an enabling act empowering the Government to rationalize regulations governing assessment of all taxation within 12 months, to continue the fight against tax evasion and tax avoidance and to address the issue of income-tax base erosion. More specifically powers have been delegated to: i) reform the Land Register; ii) regulations governing misuse of tax legislation and tax compliance; iii) tutoring and tax simplification; iv) the entire system of sanctions and checks and inspections; v) collection by local authorities and the protection of taxpayers; vi) taxation of corporate income and the introduction of lump-sum taxation for smaller taxpayers; vii) delegated powers on gaming and lotteries; vii) new environmental taxes.

Shift the tax burden and review tax expenditures and exemptions

•	The Government addressed the issue of the tax wedge both with the decree on the labour market, adopted in 2013, and with the 2014 Stability Law.
•
Decree Law No.76/2013 included measures such as incentives for companies that offer an open-ended employment contract to workers aged 18-29 who are considered underprivileged (i.e., have not been in gainful employment for at least six months or do not have a secondary school or professional school diploma). The incentive envisaged for the employer is equal to one-third of the monthly gross compensation (as calculated for the payment of social security contribution) for a period of 18 months and cannot exceed € 650 per worker. For conversions by an employer from a fixed-term employment contract to an open-ended contract, the incentive is granted for 12 months. Hiring must entail a net increase in employment. € 794 million funds have been allocated over the 2013-2016 three-year period (€ 500 million for Regions in the Mezzogiorno, € 294 million for the remaining Regions).

•
In general, the 2014 Stability Law provides for a three-year tax credit for IRAP taxation purposes to employers who hire workers on a permanent basis and thus increase the number of workers under the same type of contract compared to the previous year. IRAP deductions cannot exceed € 15,000 a year for each worker hired.

•	An increase in personal income tax credit (IRPEF) for employees earning up to € 55.000 a year has been introduced under the 2014 Stability Law.
•
The latter provides for a reduction in insurance premiums and contributions for industrial accidents and work-related diseases as of January 1, 2014. The reduction has been calculated to be € 1 million for 2014, € 1.1 million for 2015 and € 1.2 million as from 2016.

•
Regulations governing property taxation have been entirely overhauled by the 2014 Stability Law which introduced the single municipal tax (imposta unica comunale (IUC), which includes: i) the municipal tax on real property(IMU), based on its assessed property, levied on all owned property, except non-

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luxury primary residences; ii) a component of the tax related to services, made up of a levy due for so-called indivisible services (TASI), to be paid by both the property owner and the tenant and iii) a garbage-collection tax (TARI) meant to fund the costs of garbage collection and disposal, to be paid by the leaseholder or user. The 2014 Stability Law has thereby sanctioned the entry into force of IMU, ending tits 'experimental' nature.

•
As of fiscal year 2013 IMU levied on operating properties shall be partly deductible for the purposes of calculating corporate income and income from self-employment. More specifically, the deduction from IRPEF/IRES taxation is 30 per cent of IMU a year in 2013 and 20 per cent of IMU as from 2014. IMU cannot be deducted from IRAP.

•
In the case of both TASI and TARI, Municipalities may introduce reductions or exemptions in the case of a) single users, b) premises that are used on a seasonal basis, c) individuals residing abroad, d) rural buildings used for habitation, e) premises whose surface exceeds the standard waste-per square-meter ratio.

•
€ 5 million has been allocated for 2014 under the 2014 Stability Law and € 40 million for each of the years from 2015 to 2019, to carry out the cadastral reform as part of the implementation of the enabling law on tax reform. According to the reform law, real estate value will be calculated taking into account the new cadastral income and the new property value. The taxable value will be correlated to the number of square metres of the real-estate unit, and not to the number of rooms, and will be determined on the basis of the market value per square metre of the real estate class in which it is classified. The new cadastral income will be based on the new annual rental values expressed in square metres.

•	The 'solidarity contribution' introduced by Decree Law No. 138/2011 has been extended to the 2014-2017 three-year period and amounts to 3 per cent of the portion of income exceeding € 300,000.
•
In calculating corporate income tax for the purposes of IRES taxation, the possibility to deduct leasing fees has been extended to tangible and intangible capital goods. Under the 2014 Stability Law, companies, partnerships as well as limited companies may revalue corporate tangible and intangible assets as well as shareholdings in subsidiaries or associate companies resulting from the financial statements at 31 December 2012.

•
In June 2013, the Government approved a provision that postponed to October 1, 2013 the deadline for the increase in the ordinary VAT tax rate from 21 to 22 per cent. Accordingly, the ordinary VAT tax rate increased to 22 per cent on October 1, 2013.

•	As of January 1, VAT on food and beverages dispensed by vending machines has been increased from 4 to 10 per cent.
•
Tax concessions and tax credits have been streamlined under the 2014 Stability Law, and the relevant appropriations have been deleted from the budget. As from 2014 the following have been repealed: i) the 'European attraction tax regime'; ii) the 'industrial district' tax regime; iii) exemptions for reinvested capital gains by companies established in the last three years; iv) the tax credit for SMEs for scientific research.

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•
The 2014 Stability Law has also reduced the amount of some expenditure authorisations relating to current transfers to companies by a total € 45.2 million for 2014, € 57.9 million for 2015 and € 58.7 million starting from 2016. The average reduction is estimated to be approximately 10 per cent of the total authorized appropriations. Streamlining of tax credit expenditures has also been envisaged.

•
IRPEF tax credits for energy-efficiency related works in buildings, anti-seismic related programmes, as well as for the recovery of the housing stock have been extended. A new tax credit has been introduced for the purchase of furniture and white goods to be used as furnishing in buildings or on premises undergoing renovations.

•	In March 2014 the Government pledged to double the funds allocated to tax credits for businesses. Therefore, € 600 million have therefore been set-aside for this purpose for the 2014-2017 period.

The fight against tax evasion and the underground economy

•
The possibilities to use the 'international standard ruling' have been extended and simplified; the standard is used by companies operating internationally to establish ex-ante with the tax authorities their tax situation in connection with transfer pricing, interest, dividends and royalties. More specifically, the period during which the 'ruling' agreement shall apply has been extended from three to five years. The relevant offices responsible for processing the application have been reorganised and are now based in Rome and Milan.

•
To ensure that undeclared income is identified and assets held abroad are repatriated, thereby favouring voluntary compliance with tax regulations, the Government has introduced the practice of ‘voluntary disclosure’, which is being considered by Parliament. The advantages of voluntary disclosure are not linked to a reduction or tax discount, but to diversified mechanisms for reducing or limiting penalties or fines in case of violations of the reporting requirements and protection from prosecution for tax crimes in relation to said requirements.

•
The staff numbers of the tax authorities have been increased to meet operational needs related to activities to prevent and fight against tax evasion and tax avoidance, aimed at ensuring increased tax revenues and improve the quality of services.

•
The operational plans of Guardia di Finanza (Italian Financial Police) for the fight against undeclared work and money laundering have started. In one year, investigations have uncovered: unreported income of people unknown to the tax authorities for a total amount of € 16.1 billion, unrecorded revenues and non-deductible costs amounting to € 20.7 billion, VAT fraud amounting to € 4.9 billion. With regard to international tax evasion, unrecorded revenues and non-deductible costs that were uncovered amount to € 15.1 billion.

•
With a view to stepping up the fight against undeclared and irregular work and to protect health and safety in the workplace, the staff numbers of inspection units have been increased by 250 units (plus newly recruited staff). Administrative sanctions envisaged for undeclared work and the additional

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sum to be paid to obtain revocation of the order to suspend business activity have been increased by 30 per cent. Administrative sanctions applied in the event of violations of the regulations governing working hours, breaks and weekly rest have been increased by 100 per cent.

•
The guidelines enacted by the Revenue Agency have fully implemented the new income assessment system (redditometro), which was introduced under Decree Law No. 78/2010, and contains regulations on tax assessment aimed at ensuring more relevant ways of checking inconsistency between taxpayers' spending capacity and reported income. The tax authorities can already conduct thorough checks of taxpayers’ income, thanks to the databases of the tax register information system, which has now been extended and includes a section called 'archive of financial relations'. In March 2013 arrangements have been developed for banks to send data on bank account transactions.

•	The Revenue Agency has finalised a strategy for the constant monitoring of the tax behaviour of 3,200 big taxpayers that underwent tax tutoring in 2013.
•
To strengthen the tools available to the tax authorities to fight and prevent fraud, especially VAT fraud, the Revenue Agency has set out the ways in which the income-assessment system will work’33. Once the latter is fully operational, data relating to VAT-relevant transactions must be sent by April 30 of the following year in which the transactions were made.

•
The Revenue Agency has increased the number of tax assessments eligible for the 'concessional regime' (from 55 for fiscal year 2011 to 90 in 2012). About a million taxpayers have thus had access to the concessional regime, which, inter alia, envisages exclusion from analytical and assessment-based inspections based on simple assumptions.

•
The reform of the Economic Situation Indicator (Indicatore della Situazione Economica Equivalente - ISEE) has introduced a more extensive definition of income as well as a greater weight of overall wealth; in addition greater attention is paid to large families and the various conditions of disability. The new ISEE indicator: i) takes into account all forms of income, including those that are tax exempt; ii) improves selective capacity, giving more adequate weight to the wealth component; iii) takes into account the characteristics of households with heavy burdens, (e.g. families with three or more children and those with disabled family members); iv) allows the indicator to be differentiated depending on the type of benefit; v) reduces the area of self-certification and strengthens monitoring.

•
In the course of the year, new regulations have been drawn up on tax collection and attachment. The minimum debt for a tax collector to request a writ of attachment of real property has been increased from €20,000 to € 120,000. Equitalia, the state-owned tax collection agency, may grant the debtor a payment extension of up to a maximum of 120 monthly instalments to pay off the debt. If the only property owned by the debtor is used as his main residence, it cannot be attached, unless it is classified as luxury property. Restrictions are planned for the possibility to resort to attachment if the property belongs to a company.

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33 Come modificato dal D.L. 16/2012

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•
At the end of January 2014, acceptance of credit cards as a means of payment for business purchases of goods and services, including professional services, became mandatory under a ministerial decree to ensure better traceability of transactions with companies and professionals. In addition, the Bank of Italy has developed a pattern-based method capable of identifying anomalous credit-card transactions that may be instrumental in the laundering of ill-gotten gains.

COMPETITION

RECOMMENDATION 6. Ensure the proper implementation of the measures aiming at market opening in the services sector. Remove remaining restrictions in professional services and foster market access for instance in the provision of local public services where the use of public procurement should be advanced (instead of direct concessions). Pursue deployment of the measures taken to improve market access conditions in network industries, in particular by setting- up the Transport Authority as a priority. Upgrade infrastructure capacity with focus on energy interconnections, intermodal transport and high-speed broadband in telecommunications, also with a view to tackling the North-South disparities.

Giving priority to the structural reforms that increase the country's competitiveness is essential for the economic recovery process and for creating the conditions for growth. Competition policy is one of the most important aspects of this process. Action taken in the past few months has completed the regulatory framework in some sectors open to competition, while protecting consumers and companies. At the same time the Government has stepped up its commitment to increasing the availability of the tangible and intangible infrastructure needed for the proper functioning of markets.

Competition in the services sector

•	Progress is being made in developing regulations aimed at facilitating public tendering processes for the entrustment of local public services.
•
To create an environment of certainty and speed up the start of the tendering processes for local gas distribution, a specific provision has been introduced which strengthens the responsibilities of the Regions: an economic sanction has been envisaged for municipalities that slow down the process of identification of the contracting authority, along with substitute powers for the State to take over that responsibility.

•
To facilitate the entry of new operators into the gas distribution market, a new more uniform method has been introduced to calculate the refund sum due to the outgoing operator, and the possibility to advance the one-off payment to the contracting authority to cover the costs of the tendering process; this amount is advanced by outgoing operators and refunded to them by the incoming contractors upon awarding of the contract.

Market opening in network industries

•	The Transport Authority has been in place since January 15, 2014; in addition to adopting a set of Rules governing its decision-making process, it has

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initiated two fact-finding analyses: on passenger transport services and on access to infrastructure, with particular reference to railways and airports. As part of the fact-finding analysis on access to infrastructure, after identifying drawbacks in connection with the conditions regulating the use of the rail network and its infrastructure, the Authority decided to conduct an investigation to adopt specific measures to ensure conditions of equal and non-discriminatory access to railways. € 4 million have been earmarked for the establishment of the Regulator and the start of its activity alone. The Authority's activity will be entirely funded through contributions from the regulated entities, which for 2014 has been set at 0.04 per cent of sales.

•
In November 2013 The Electricity, Gas and Water Authority (AEEGSI) has certified Snam Rete Gas as the independent Transmission Operator for the national gas transmission network; Snam Rete Gas will operate independently from natural gas production or sales; a further step has been taken towards the ownership unbundling of Snam Rete Gas from Eni S.p.A.

•
In September the forward market for natural gas (MTGAS) was launched. The development of a wholesale gas market will enable operators to buy and sell natural gas at competitive and transparent prices, thereby reducing the gas bill for consumers, thanks to the spot prices that form in the market. Since October 2013 only spot gas prices negotiated in spot markets in the three-month update period have been used rather than the long-term gas supply contracts linked to oil products prices of the preceding nine months: this ensures that final consumers pay the actual price for gas at the time of consumption.

•
The 'vulnerable clients' group has been limited to residential customers only, excluding small industrial users. The temporary application of the gas price protection service, in which benchmark prices are set by the Regulator (AEEGSI) shall continue to be applicable to residential customers only.

•
In September 2013 the Electricity Regulator began reforming electricity transmission, distribution and measurements tariffs, as well as the revision of the system obligations, already started. The reform aims at promoting the use of renewable sources, efficiency, technological innovation and a rational use of resources, thereby ensuring better use of electricity in homes, through better alignment of tariffs with the actual costs of the service.

•
In order to promote competition in the oil industry, Gestore dei Mercati Elettronici S.p.A. (GME) has been tasked with developing a market platform of logistics for mineral oil, to facilitate trade in liquid petroleum products used as motor fuel. In July 2013, GME developed a Mineral Oil Storage Capacity Platform (PDC-oil) to collect and manage the personal data of individuals required to submit them, in addition to information and data concerning the logistical capacity.

•
With regard to rail transport, regulations on access fees to rail infrastructure have been changed to ensure a level playing field for the use of the network by all rail companies; accounting separation of rail companies must provide a clear and transparent picture of the public services provided and the sums (including government funds) received in consideration; procedures to access

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markets in the segments relating to long- and medium-distance national passenger transport have been simplified.

Strengthening of material and immaterial infrastructure

•
The Infrastructure Plan envisaging programmes amounting to a total of € 3 billion has been adopted. With the ‘Sblocca Cantieri’ (open up building sites), the Ministry of Infrastructure and Transport has established a Fund of more than € 2 billion (over the 2013-2017 period) for carrying on work at construction sites on projects already underway and/or the finalization of contracts for starting works.

•
The ‘6,000 Bell-Towers’ project has been launched, regarding infrastructure projects involving the renovation and building of government offices, including the adoption of anti-seismic measures, as well as works to upgrade the road network and telecommunications networks.

•
The Communications Authority has given its preliminary approval to the unbundling of the network from Telecom Italia. The approval will be followed by a market analysis that will involve all TLC providers. The plan for setting up a separate company for the access network is meant to ensure equal treatment to all telecommunications providers in the use of the landline infrastructure.

•
In February 2014 the intergovernmental agreement among Albania, Greece and Italy regarding the new Trans-Adriatic Pipeline (TAP) entered into force. TAP will deliver greater security of supply, as well as diversification of sources and gas supply routes. In addition, it will lead to increased gas supply and a greater number of suppliers competing on the Italian and European markets, which will benefit both consumers and businesses.

•
The three energy regulators (Italian, Greek and Albanian) have agreed on the exemption of TAP from third-party access rules: its capacity, once it has been built, shall be reserved to members of the TAP consortium for 25 years; the members of the TAP consortium will therefore allocate transport capacity in the long term. They have also been granted exemption from ownership unbundling of transport and production activities.

•
In July 2013 the European Investment Bank (EIB) and Terna, the company operating Italy's electricity grid, finalised a € 570 billion loan agreement. The loan is a contribution of over € 1 billion to Terna's five-year plan to strengthen the Italian electricity transmission network.

•
With a view to delivering only storage strictly needed to meet the requirements of the gas system, only the space required by investors will be made available (industrial users of natural gas, SMEs either individually or in associations).

•	The Government has approved a bill for the ratification and execution of an agreement between Italy and France for the construction and operation of the new Turin-Lyon high-speed rail line.
•
The National Airport Plan was presented in January 2014 for the development of the airport sector as part of the framework envisaged by the relevant national and European regulations and with a view to increasing efficiency and streamlining expenditure.

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•
Except for Piedmont and Emilia Romagna, which will have to find additional resources from the 2014-2020 planning period, the National Broadband Plan is totally funded, also thanks to a €20 billion appropriation of 2012 and co-funding by all Regions adhering to the Plan. At December 31, 2013 € 504.6 million in projects were delivered with about half of the plan already in operation and 3.4 million people in digital divide now have access to broadband services. Over € 480 million worth of construction sites are already operating and in 2014 E120 million worth of contracts will be tendered, thus putting an end to the digital divide for more than 6 million people.

•
The Strategic Ultra-broadband Plan, which has been operational since 2013, after being approved by the EU Commission has called tenders for the delivery of ultra-broadband in Basilicata, Calabria, Campania, and Molise and in the cities of Monza and Varese. A total of € 553.3 million worth of tenders will soon be called in Sicily, Apulia, Concorezzo and Val di Sabbia, for which private co-financing shall reach at least 171.5 million.

•
The fifth and sixth tenders, called in 2013 for continuing the work of the National Ultra-broadband Plan, will then develop over the next two-year period and will deliver services to reach more than 2.8 million citizens. The project will employ about 1,800 people for two years (mainly design engineers, technicians and workers) in over 500 movable sites for the delivery of optic fibre networks and about 3,000 sites for the installation of various types of electronic devices. The companies involved operate in the installation, construction, electronic and telecommunications industries.

•
A law has been passed entirely devoted to the cultural sector, to enhance the value of Italy's heritage and cultural assets and revitalise the industry, also through the promotion of private initiative. The main programmes include: i) protecting and enhancing the Pompei archaeological site through the establishment of a Unit tasked with coordinating the administrative decisions needed to implement plans, deliver projects and put in place programmes to revitalise the area economically and socially; ii) provisions to ensure the conservation and enhancement of Italian sites included in the UNESCO world heritage sites; iii) full re-allocation of revenues from ticket sales and proceeds from merchandising of government cultural sites to the Ministry of Cultural Assets and Activities and Tourism; iv) funds for the enhancement of assets on the national territory; v) € 110 million worth of tax credit for the film-making industry and € 4.5 million allocated to the music industry; vi) training courses for 500 young people, to be selected on a national basis, to train them in making an inventory of the cultural assets of the government cultural institutions and sites and in digitalising them.

•	The decree to reform the Highway Code has been adopted.
•
The Government has stepped up the transposition process of European Directives. In August 2013 the European Delegation Law, which allowed the start of the transposition process for 40 EU Directives and the 2013 European Law, was adopted. In addition, in November the Government’s European Delegation bill for the second half of 2013 and the Government's European Draft Law No. 2013 bis were submitted. The Government’s European Delegation bill for the second half of 2013 is supposed to transpose 15

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directives, whose transposition deadlines have not yet expired, and to implement some EU acts. The European Law and the European Law bis introduce a) changes to government regulations that have been the cause of infringement procedures against Italy (or of rulings of the European Court of Justice), b) provisions to ensure the implementation of European acts and international treaties signed by the EU and c) Regulations.

IV.2           NATIONAL TARGETS FOR THE EUROPE 2020 STRATEGY

This chapter contains a list of the most important initiatives that have been taken to deliver on the national targets for the Europe 2020 Strategy. For more details on the programmes see Chapter II of Part II on the reform actions as part of the European Semester.

Objective No. 1 – Employment rate

Europe 2020 Strategy objective: increase to 75 per cent the employment rate of the 20-64 year olds.

TABLE IV.2.1: TARGET ‘EMPLOYMENT RATE – AGE GROUP 20-64 '
INDICATOR	CURRENT RATE	2020 TARGET	MEDIUM TERM
Overall employment rate	61.0% (2012) 59.8% (2013)	67-69%	63%

In 2013, the indicator showed a reduction, albeit small, in Italy's employment rate, which widened the gap with the European target (-15 percentage points) and was about 6-8 percentage points less compared to the national target. Gender imbalance continues to be strong, even though it has declined compared to 2012. Regional imbalances are increasing.
The decline, which was registered in 2013, affected both male and female employment and all areas, especially the Mezzogiorno. However, the drop in employment affected men (from 71.6 to 69.8 per cent) more than women (from 50.5 to 49.9 per cent). With regard to the different Regions, both the North (from 69.3 to 68.6 per cent) and the Centre (from 65.2 to 64.1 per cent) showed rates that were better than the Italian average. In the North the incidence of male employment on the population of 20-64 year olds is above 75 per cent.
In the Mezzogiorno the employment rate of 20-64 olds stands at 45.6 per cent, about 23 percentage points below the rate in the North. In this area the situation appears to be especially critical for women, with a female employment rate of 33 per cent.
According to ISTAT data34, men benefit from active labour market policies more than women, except for some particular types of policies where women are
____
34 Data from ISTAT Report ‘Rapporto sulla coesione sociale – anno 2013’, downloadable from: http://www.istat.it/it/archivio/108637.

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more favoured, such as the replacement of workers on mandatory leave and labour-market entry contracts.
From a regional perspective, programmes linked to active labour market policies are implemented especially in the North, such as staff recruitment to replace workers on mandatory leave (about 68 per cent is recorded in Lombardy, Veneto and Emilia Romagna).
Other measures are more common in the South of Italy: especially tax benefits for hiring unemployed people, workers benefitting from the supplementation wage fund (Cassa Integrazione Guadagni Straordinaria - CIGS) for at least 24 months, young people receiving training scholarships (57 per cent of whom are in the South, especially Campania, 31 per cent on the islands, especially Sicily) as well as labour-market entry contracts (accounting for 53 per cent of all employment relationships in this area of Italy).
For a description of the action to achieve the objective, see the measures adopted in response to Recommendation No.4 (par.IV.1; see also par.II.6 of Part II of the National Reform Programme - PNR).

Objective No. 2 – Research and Development

Europe 2020 Strategy Objective: improve conditions for R&D with the aim of raising public and private investment to 3.0 per cent of GDP.

TABLE IV.2.2 : TARGET LEVEL GROSS DOMESTIC EXPENDITURE ON ‘R&D EXPENDITURE'
INDICATOR	CURRENT LEVEL	2020 OBJECTIVE	MEDIUM TERM
R&D EXPEDITURE as a percentage of GDP	1.25% (2011) 1.27% (2012)*	1.53%	1.40%
* ISTAT estimate on forecast data provided by companies, government institutions and private non-profit organisations.

Preliminary data for 2012 processed by ISTAT show a moderate growth in R&D spending at current values (+0.1 per cent, compared to +0.9 per cent recorded between 2011 and 2010), which may be linked to increased expenditure in government institutions (+2.6 per cent). A strong drop in expenditure has been estimated for private companies (-6.3 per cent) in line with the 2011 trend. A slight expenditure increase is expected in universities (+0.1 per cent).
R&D expenditure in real terms is foreseen to decrease by 1.5 per cent. A comparison with other European countries on 2012 preliminary data should confirm that Italy ranks eighteenth in terms of R&D spending, with a gap of over 0.8 percentage points with the EU27 average (estimated at 2.06 per cent). The ranking is expected to remain the same as in 2011.
The 2011 data show that the incidence of private spending on the total has increased from 57.5 to 58 per cent, thanks to the increase in spending by private firms and an equivalent drop in expenditure registered in public institutions. Compared to 2010, the only area where R&D spending has increased is the private sector (+2.3 per cent); in higher education there has been no variation, while R&D

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spending has declined in non-profit private institutions (-6.8 per cent) and in public institutions (-1.3 per cent).
More specifically, as far as the private sector is concerned, R&D spending was slightly lower in firms with more than 500 employees (-1.6 per cent) while their contribution to the sector's overall expenditure has declined for the third consecutive year (from 70.4 per cent in 2009 to 66.4 per cent in 2011). Conversely, expenditure in firms with a number of employees ranging from 250 to 499 has increased (+23.1 per cent), and so has spending in firms with a number of employees ranging from 50 to 249 (+6.8 per cent) and in small firms (+5.6 per cent).
Public investment in research accounts for 0.52 per cent of GDP, 0.18 per cent below the OECD average, which is equal to about 30 per cent of public resources (public institutions and universities) invested to date. Fewer funds in research mean that fewer researchers are employed, which, in turn, implies a lower innovation potential. However, universities and research institutions on the whole deliver academic publications whose quality is comparable to that of leading European countries. In addition, considering the funds invested and the number of researchers employed, the quantity and quality of research is high35.
At regional level, compared to 2010, intra muros R&D spending has grown by 2.3 in the Northwest and by 1.9 per cent in the Northeast, while it is decreasing in the Centre (-1.4 per cent) and has remained unchanged in the Mezzogiorno. Regions' rankings in terms of R&D spending have remained basically unchanged. Spending continues to be concentrated in four Regions (Lombardy, Latium, Piedmont and Emilia-Romagna), which account for 59.3 per cent of total expenditure (see Table.IV.2.3).

TABLE IV.2.3- INTRA MUROS R&D EXPENDITURE BY REGION - 2011
REGIONS	PERCENTAGE	PERCENTAGE CHANGE 2011/2010
Piedmont	12.0%	5.1
Aosta Valley	0.1%	0.8
Lombardy	22.5%	1.4
Autonomous Province of Trento	1.6%	-3.5
Autonomous Province of Bolzano	0.6%	14.6
Veneto	7.7%	1.8
Friuli-Venezia Giulia	2.6%	2.2
Liguria	3.2%	-1.4
Emilia-Romagna	10.3%	2.2
Tuscany	6.5%	1.1
Umbria	1.0%	2.9
Marche	1.6%	1.3
Latium	14.6%	-3.1
Abruzzo	1.3%	-0.7
Molise	0.1%	-18.1
Campania	5.8%	0.1
Apulia	2.6%	-2.9
Basilicata	0.3%	-15.6
Calabria	0.8%	-0.4

____
35 For more detail on this see ANVUR ‘Rapporto sullo stato del sistema universitario e della ricerca, 2013’, which may be consulted at:
http://www.anvur.org/attachments/article/644/Rapporto%20ANVUR%202013_UNIVERSITA%20e%20RICERCA_integrale.pdf

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Sicily	3.5%	0.7
Sardinia	1.3%	14.0

Northwest	37.8%	2.3
Northeast	22.8%	1.9
Central Italy	23.6%	-1.4
South Italy	15.8%	0.0

ITALY	100.0%	0.9
Source: ISTAT.

Valutazione della Qualità della Ricerca (VQR 2004-2010) has drawn an updated map of the quality of research in all the areas, from which considerable differences can be inferred between single universities and research institutions. The North-South gap is found both in teaching and in research, with universities in Northern Italy which, on average, deliver higher-quality research than those in Central and Southern Italy.
The share of EU funds Italy receives from the Framework Programmes, which are devoted to research shows specific weaknesses. With regard to programmes for which researchers compete on an individual basis (as part of the European Research Council), the number of Italian winners is low: this may be a sign of the weakness of the research system in supporting the efforts of individual researchers36.
At national level, action to incentivise R&D spending included:

•
Benefits in the form of IRES and IRAP (corporate income taxes) tax credits envisaged for companies investing in R&D - on 50 per cent of R&D expenditure over the 2014-2016 period. The highest concession will amount to € 2.5 million and the total R&D budget has been set at € 600 million a year, to be drawn from the next 2014-2020 EU planning period.

•	Residence permits and entry visa facilitations in connection with innovative start-ups.
•
Support to basic research activities and industrial research, through expenditure subsidies, up to a 50 per cent limit of the share relating to the grant available in the Research Facilitation Fund (Fondo Agevolazioni per la Ricerca (FAR). These programmes, implemented by the Ministry of Education, University and Research (MIUR), among other things are aimed at: strengthening basic research; establishing and developing innovative startups and university spin-offs; enhancing social innovation projects for young people under 30; supporting investment in research by SMEs; supporting the internationalisation of firms participating in European research calls for proposals.

•
Hiring of Italian or foreign very high-skilled researchers and technologists by research institutions supervised by MIUR. All this is possible thanks to a € 106 million appropriation from the Ordinary Fund for Financing Entities (FOE Fondo ordinario di finanziamento degli Enti) and the increase in human resources assigned to research activities.

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36 ANVUR Report, see previous footnote

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•
€ 29.5 million have been appropriated for funding 67 projects submitted by young researchers (women and men) under 40 as part of ‘Future in research (Fir - Futuro in ricerca) 2013’ calls for proposals. Thanks to these funds 150 young researchers will be hired under fixed - term contracts, and while projects are underway, additional contracts and scientific collaboration agreements (again for young people) could be entered into.

•
141 National Interest Research Projects (Progetti di ricerca di interesse nazionale PRIN) will be approved, once the procedures for the 2012 PRIN calls are completed, with € 38.2 million worth of funds to be allocated.

•
€ 47 million have been appropriated by MIUR for funding the new ‘SIR’ (Scientific Independence of Young Researchers) calls for proposals, aimed at supporting young researchers (under 40) in their initial stage of independent research activity; this brings the project selection procedure into line with that of the European Research Council (ERC).

•
Review of the existing regulations on the management of the Scientific and Technological Research Investment Fund (FIRST -Fondo per gli investimenti nella ricerca scientifica e tecnologica) with a view to simplifying procedures to disburse funds and introducing new criteria for project assessment.

•
€ 150 million have been appropriated for promoting research and development of innovative socially useful solutions and services, currently not available on the market, for general government agencies in the Convergence Regions. The companies that will receive the funds and will be tasked with conducting the research and development activities needed by general government shall be selected through pre-commercial procurement.

•
Small and medium-sized R&D projects in technological sectors, identified in the EU Horizon 2020 Framework Programme, shall be supported thanks to a first contribution from the new Sustainable Growth Fund (Fondo per la crescita sostenibile) amounting to € 300 million. R&D projects shall be subsidized with funds ranging from € 800,000 to 3 million.

•	Funding of R&D programmes in aeronautics.
•
Attention is being paid to the 'social' role of public research investment. MIUR, by appropriating public funds amounting to € 65 million in 2012, initiated 97 social-innovation projects for a total cost of about € 75 million. 30 young innovators, whose average age is 27, have been involved in the projects. In 2013 a new tendering process started for a total amount of €24 million for start-ups in the four Convergence Regions. Moreover, as the funds for the social innovation projects are still available, 8 new projects have been considered eligible for funding, for a total of about € 5.1 million. € 1.6 billion has been appropriated to support business innovative and research activities through the 'Research and Innovation' National Orientation Plan' (PON). The programmes include: i) incentives to firms that employ researchers with technical- scientific profiles so as to improve research in SMEs; ii) programmes to offer more PhD courses; iii) creation of innovation networks to promote the aggregation of competitive research groups; iv) funding of ad-hoc projects for the development of skills and relations linked to increased capacity to participate in the ‘Horizon 2020’ calls for proposals.

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•	Strengthening of public research facilities, with resources amounting to € 76.5 million from the Cohesion Action Plan.

For more details on the action taken by Italy to achieve this objective, see the description of the relevant measures in Chapter II.5 of Part5 II of the National Reform Programme.

Objective No. 3 – Greenhouse gas emissions

Europe 2020 Strategy Objective: 20 per cent reduction in greenhouse gas emissions over 1990 levels.

TABLE IV.2.4: TARGET ‘GREENHOUSE GAS EMISSIONS’ 37
INDICATOR	CURRENT LEVEL	2020 OBJECTIVE
Total domestic greenhouse gas emissions	516.9 (1990) 495.4 (average 2008-2012) 460.08 (2012 final)	Reduction over the 2008-2012 period by 6,5 per cent over 1990 levels (483,3 MtCO2/year)
Greenhouse gas emissions for non ETS sectors	340.3 (2005)38 273.6 (2013 preliminary)	13 per cent reduction by 2020 over the 2005 level, with a linear trajectory as from 2013 (310,1 MtCO2eq in 2013 and 296,3 MtCO2eq in 2020)39

In March 2013, CIPE adopted the Decision 17/2013 ‘Update of the national action plan on reduction in GHG emissions’ to deliver on Italy's GHG assigned objective (13 per cent reduction of GHG emissions for sectors not regulated by Directive 2003/87/EC, the so-called ‘emissions trading’ directive).
As part of the programmes envisaged by the Plan - maintaining the continuity with the policies that have been put in place to achieve a low-carbon economy - the Government has implemented and is still implementing the following:

•
Reorientation of the ‘Kyoto Fund’, with the twofold objective of increasing employment and reducing GHG emissions by developing the ‘green economy’sectors. More specifically, in 2013 72 projects, for a total of over € 150 million, were considered eligible for concessional loans.

•
Implementation of the ‘national system for the certification of biofuel and bioliquid sustainability’, including by setting up the Interministerial Biofuel Committee' responsible for inspections at fuel suppliers; management of the yearly monitoring of fuels placed on the market by suppliers; and, finally,

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37 The progress made in achieving the objectives shown in this Table are reported in greater detail in the Report of the Minister of the Environment and the Protection of Land and Sea on the progress in the implementation of commitments made for the reduction of greenhouse gas emissions, in line with international obligations taken on by Italy at European and international level, and the relevant policies, drawn up under Article 2, paragraph 9 of Law  39 of April 7, 2011 and annexed to the Economic and Financial Document.
38 In 2005 non-ETS actual emissions were equal to 348,7 because according to ETS Directive 2003/87/UE the sectors falling within the scope of the Directive were less than those regulated by Directive ETS 2009/29/UE.
39 More accurate estimates will be available in May with end-of-year data for 2013.

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through the issuing of a circular letter clarifying some provisions of the certification system.
•	Extension of tax credits for energy renovation in buildings until December 30, 2015.
•	Establishment of the 'Thermal Account’ and strengthening of the White Certificate system to support renewable thermal energy and energy efficiency (see Objective 5).
•	Technical-economic feasibility study for the establishment within the Ministry of the Environment, of the Catalogue of technologies, systems and products to achieve a low-carbon economy in Italy.
•	Greater involvement of local authorities in energy and environmental sustainability, through the many activities put in place through the 'Pact of Mayors’.
•
Funding of new initiatives through the Fund for the promotion of renewable energy and energy efficiency, for the reduction in fossil fuel use. More specifically: initiation of a tendering process to select projects on carbon footprint analysis in the life cycle of widely consumed products, and co-funding of projects delivered by Government agencies for the use of energy efficient technologies and renewable sources.

•
Continuation of activities of the Sustainable Transport Fund through the Policy Agreement signed with the 14 Metropolitan Areas and a tendering process for municipalities. Overall, 187 programmes for 106 Municipalities, co-funded and amounting to a total of € 195 million approximately.

•	Approval of Legislative Decree No. 20 of 13 March 2013, implementing Directive 2009/29/EC modifying Directive 2003/87/EC with the aim of perfecting and extending the EU GHG emission trading scheme.
•	A public consultation has started on the National Strategy on Climate Change Adaptation, whose adoption by the ‘Unified Conference’ is expected by June 2014.
•	In line with the provisions in Legislative Decree No.30/2013 (art.19)40, 50 per cent of proceeds from the auction of CO2 allowances will be allocated to activities aimed at reducing GHG emissions.
•
Under the Decree Law on the environment, attached to the Stability Law, an incentive has been introduced for companies that participate in public tendering processes and have registered with Emas (which certifies corporate environmental quality) or have an Ecolabel (certifying the environment-friendliness of 'products', including goods and services). These businesses will be granted a 20 per cent reduction on the bid deposit.

For more details on the action taken by Italy to deliver on its target, see paragraph II.14 of Part II of the National Reform Programme.

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40 Implementing Directive 2009/29/EC.

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Objective No. 4 – Renewable Sources

Europe 2020 Strategy Objective: increase the share of renewable energy in final energy consumption to 20 per cent.

TABLE IV.2.5: TARGET ‘RENEWABLE SOURCES’
INDICATOR	CURRENT LEVEL	2020 OBJECTIVE
Share of energy from renewable sources	11.5% (2011) 13.5% (2012)	17%

According to the objective set in Directive 2009/28/EC by 2020 Italy shall cover 17 per cent of final energy consumption with renewable sources . At the end of 2012, renewable sources met 13.5 per cent of final gross energy consumption, thus exceeding the target set for 2017 in the National Action Plan (PAN) on renewable energy developed to implement the above-mentioned Directive and sent to the Commission in July 2010. Over the last three years there has been a rapid growth in the sector of energy produced from renewable sources, also thanks to the policies aimed at stimulating this sector.
The objectives related to renewable sources have been shared out among Regions and Autonomous Provinces following the same approach used at European level, i.e. assigning a percentage of consumption to be met through renewable sources to each Region or Autonomous Province . By taking into account their regional or provincial context, this approach gives each Region and Autonomous Province freedom of action on whether to rely more on energy efficiency and renewable sources, also through statistical transfers from other Regions or local authorities in deprived areas of another Member State and through agreements with other Member States. A method is being developed for measuring progress on the delivery of regional objectives, and the procedures to follow in the event that targets are not met have been defined.
Action adopted to achieve the European objective included:
•     Incentives for photovoltaic energy (the so-called Energy Account) and for electricity non-photovoltaic renewables (hydroelectric, geothermal, wind, ocean, biomass, biogas, bioliquids, landfill gas, gas from purification plants). The main purpose of the measures adopted is to plan a balanced growth of renewable energy, which, in addition to ensuring that the EU 2020 targets will be more than met (from 26 per cent to 35 per cent in the electricity sector) allows to stabilise the incidence of incentives on the electricity bill. In this connection, yearly ceilings have been introduced for subsidy expenditure, differentiated for photovoltaic energy or other renewable electricity sources. The subsidy ceiling for photovoltaic energy, which is 6.7 billion, was reached on June 6, 2013 and, in line with forecasts in the Ministerial Decree of 5 July 2012, the 'Energy Account' ceased to be applicable on June 6, 2013, except for some plants to be located in areas of Northern Italy struck by the earthquake. With regard to other renewable electricity sources, the maximum expenditure ceiling for subsidies has been set at € 5.8 billion: in December 2013 annual expenditure reached € 4.6 billion. As to other renewable electricity sources, mention should be made of the fact that the system of green certificates, has been replaced (since 2013 for new plants and

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since 2016 for plants that started operating by the end of 2013), by a mechanism based on feed-in tariffs, fixed or premium-based. Yearly quotas that can be incentivised are set for qualification for feed-in tariffs, enabled through unique bid auction for large plants and registration in a relevant register for medium-sized plants. The incentive is granted, in the case of auctions, to entities requesting the lowest feed-in tariff compared to the starting price. In the case of registers, plants are listed on the basis of predetermined priority criteria and a system has been introduced for monitoring and regulating the incentives that can be granted. This system based on auctions and registers is not applied to some types of very small plants only (only dozens or hundreds of KW, depending on the source) that are directly eligible for subsidies.
•     Under the 2014 Stability Law , the deadline for entry into operation of photovoltaic plants benefitting from subsidies under the so-called Energy Account has been extended by one year .
•     By 30 June 2014, the system of subsidies for renewable sources will be updated according to criteria based on diversification and technological innovation and consistent with the targets to be met through energy upgrade in general government buildings ; the system of subsidies under the so-called 'Thermal Account’ will also be updated .
•     The so-called 'Thermal Account’, which was introduced in July 2013, incentivises thermal energy production from renewable sources (biomass heating, heat pumps, thermal solar and solar cooling) and steps up projects for energy upgrades in government buildings, through a system of incentives which is simple and effective both for citizens and public administrations. These subsidies, that are consistent with the National Energy Strategy, will contribute to achieving the EU energy and environmental objectives for 2020.
•     Update of the National Action Plan on the reduction in GHG emissions, approved by CIPE, with the new measures for the promotion of renewable energy sources, both electricity and thermal.
•     Rationalisation of the supply chain for the production of biofuels for transport, rebalancing the treatment of EU products compared to non-EU products.
•     Entry into force, as of March 31, of the obligation for producers / importers, distributors or installers of photovoltaic panels to join a disposal consortium.
•     A voluntary tool has been introduced to distribute over time subsidies for electricity renewables and to appraise the whole technical life of plants, without penalising the investment already made. More specifically, producers of electricity from renewable sources, who own plants which are getting subsidies, may choose between continuing receiving the incentives under the existing scheme for the time remaining, or opting for a change in the subsidies they are receiving, aimed at appraising the entire life of the plant.
•     In January 2014 through a Decree of the Ministry of Economic Development provisions were issued concerning checks and sanctions in connection with subsidies for the production of electricity from renewable sources; they complete the package of measures that have been taken to meet the EU renewable energy targets.

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A closer look at renewable sources

According to the Energy Services Operator (Gestore Servizi Energetici - GSE) data, installed electric capacity from renewable sources grew from 18.3 GW in 2000 to 24 GW in 2008, and beyond 47.3 GW in 2012 (+14.2 per cent compared to 2011).

The number of plants powered by renewable sources at the end of 2012 had increased by 44.6 per cent over 2011, from 335, 151 up to 484,587. The change over 2011 figures is mainly due to the strong growth in photovoltaic plants from 330,196 to 478,331 ; a strong growth in installed power compared to 2011 – from 12,8 GW to 16,4 GW - has also been witnessed in relation to these plants. In 2012, photovoltaic plant capacity accounted for 34.6 per cent of total capacity of plants powered by renewable sources, second only to hydraulic plants (which accounts for about 38.5 per cent).Compared to 2010, the contribution from wind and bioenergy also increased: especially for the first type of plants there were increases in the number and capacity by 30.6. per cent and 17.1 per cent respectively. The number of plants powered by bioenergy increased by 81.3 per cent while their installed capacity increased by 34.6 per cent; however, these are mainly small plants.

Actual electricity generation from renewable sources increased over the last decade from 51 TWh in 2000 to 92.2 TWh in 2012, with different contributions from individual sources: hydropower went down from 86 per cent to 45.4 per cent, geothermal from 9 per cent to 6 per cent, wind from 1 per cent to 14.5 per cent, photovoltaic from 0.01 per cent to 20.5 per cent and finally bioenergy from 4 per cent to 13.5 per cent.

In particular, actual photovoltaic production went up from 39 GWh in 2007 to almost 18.9 TWh in 2012; as regards wind, whose growth was more gradual, production went from 563 GWh in 2000 up to 4 TWh in 2007, reaching 13.4 TWh in 2012.

As to bioenergy, production went from 1.9 TWh in 2000 up to 5 TWh in 2007 and almost reached 12.5 in 2012. Finally progress was much slower in hydro and geothermal sources, already widely used.

With regard to electricity production from renewable sources, compared to other European countries Italy ranks fourth after Germany, Spain and Sweden and before France. Moreover, as regards the target to be met by 2020 and with regard to electricity only (percentage of gross domestic electricity consumption met by renewable sources), it should be noted that in 2012 Italy reached 27.5 per cent approximately (as against the 2020 objective of 26.4 per cent); this figure is above the EU27 average of 20.4 per cent. Compared to bigger countries, Italy ranks after Spain and before Germany, France and the United Kingdom.

For more details on the action taken by Italy to achieve this objective, see paragraph II.14 of Part II of the National Reform Programme.

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Target No. 5 – Energy efficiency

Europe 2020 Strategy Target: 20 per cent cut in energy consumption.

TABLE IV.2.6: TARGET ‘ENERGY EFFICIENCY’
INDICATOR	CURRENT LEVEL(*)	2020 TARGET(**)	2016 TARGET
Energy efficiency (Annual saving on final use)	6.3 Mtoe/year (2012)	15.5 Mtoe/year	10.88 Mtep/year
(*) The energy efficiency target is calculated as saving on final use as envisaged by Directive 32/2006/EC currently in force.
(**) Efficiency target as set in the National Energy Strategy Target for 2010. 15.5 Mtep include saving achieved until 2010 (about 4.5 Mtoe).

In 2012 energy consumption (final use) in Italy was 127.9 Mtoe with a 5.5 per cent reduction over 201141. The decline in energy consumption, which was more evident in the manufacturing and transport sectors, was due to the lingering crisis and to the impact of the policies adopted to promote energy efficiency. More specifically, as from 2005, energy savings achieved through energy efficiency measures were estimated at 6.3 Mtoe/year, 1.2 Mtoe of which in 2012.
As envisaged in Directive 2012/27/EU, Italy notified to the European Commission its indicative target of achieving a cut in final energy consumption of 15.5 Mtoe for 2020, in line with the National Energy Strategy (SEN).
In the course of 2013 action continued to strengthen policy measures that had already been adopted and new ones were introduced in line with the provisions of Directive 2012/27/EU. The main efforts for the promotion of energy efficiency include:
•
Start of the process to transpose the energy efficiency Directive (27/2012/UE). The latter provides that as of January 2014, and for each year after that, 3 per cent of the total square metres in buildings exceeding 500 square metres owned and used by the Central Government shall be renovated each year to comply with the minimum energy efficiency requirements42. A stock-taking effort has been initiated to assess over 2.900 units being used by general government agencies; the latter will have to report on figures relating to the square metres of built space and energy used; this effort will be accompanied by other targeted measures.

•
Introduction of the Energy Performance Certificate (Attestato di Prestazione energetica -APE), to replace the Energy Certification Certificate - ACE). It certifies the energy performance of a building and provides recommendations on useful measures to cut down on energy use. The new certificate must be issued by the owner in the case of buildings constructed, sold or leased to a

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41 Data relating to the National Energy Budget.
42 As from 9 July 2015 the threshold has been reduced to 250 m2.

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new lessee43 and is valid for a maximum of ten years from the date of issuance.
•
Transposition of Directive 2010/31/EU on energy efficiency in the construction industry; the directive lays down new rules on the energy performance of new buildings and of those undergoing renovation, introduces a new method to measure the energy performance of buildings and lays the foundation for a shift towards ‘near zero energy’ buildings.

•
Implementation of the innovations introduced under Ministerial Decree 28/12/2012 on the so-called White Certificates system to sustain bigger energy efficiency projects in industry and infrastructure. In 2013 the technical fact-finding investigation of more than 15,000 units was completed, with a total of 6 million white certificates issued.

•	Tax credits granted for energy upgrade expenditure have been increased from 55 to 65 per cent of costs incurred. Under the 2014 Stability Law the tax credits have been extended to 2015.
•
Start of the 'Thermal Account', already mentioned in connection with the 'renewable sources' target, which allows also public administrations to become eligible for energy upgrade schemes in building and plants.

•
Implementation of energy efficiency programmes and energy production from renewable sources in government buildings as part of the 2007-2013 Interregional Operational Programme for Renewable Energy and Energy Saving (POI Energia), funded through structural funds.

•	Granting of concessional loans for 'green economy' projects from the 'Fund for youth employment in the green economy'.
•
Increase in the endowment of the District heating guarantee fund with a share of the proceeds from the auctioning of CO2 emission quotas, with the possibility of granting guarantees also to projects designed to increase the energy efficiency of government buildings, especially schools and hospitals, as envisaged in Decree Law 63/2013.

•	Development of energy performance contracts (EPC), as an instrument to promote energy efficiency programmes, especially in the public sector.
•	A € 50 million appropriation, over 22 per cent of the overall budget, for efficient use of electricity as part of the 2012-2014 three-year plan of the Fund for electricity research.
For more details on the action already taken by Italy to meet this target, see the description of the programmes in paragraph II 14 of Part II of the National Reform Programme.

Target No. 6 – School dropout

Europe 2020 Strategy Target: Reducing school dropout rates below 10 per cent by 2020.
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43 New buildings and those that underwent major renovation works are issued an energy performance certificate upon completion of the works.

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TABLE IV.2.7: TARGET ‘EARLY LEAVERS FROM EDUCATION AND TRAINIG'
INDICATOR	CURRENT LEVEL (2013)	2020 OBJECTIVE	MEDIUM TERM
Early school leavers	17.0% (Italy) 22.0% (Convergence Area)	16%	17.9% by 2013 17.3% by 2015

From school year 2006/2007 to school year 2011/2012 the participation rate in education and training increased from 93.9 per cent to 99.3 per cent, while the percentage of diploma holders went from 79.9 down to 76.2 per cent among 19 year olds.
Even if early school leavers are gradually decreasing in Italy, the dropout rate is still below the European target: in 2012 the percentage of young people who left school early was 17.6 per cent (20.5 of men and 14.5 of women), against the the EU27 average of 12.8 per cent. Among the countries with an incidence below 10 per cent, the most virtuous are Poland, the Czech Republic, Slovakia and Slovenia (all with percentages around 5 per cent). With regard to the leading countries of the Union, Germany and France are well positioned with percentages of 10.6 and 11.6 respectively, whereas Spain is the worst, with a dropout rate of 24.9 per cent. In the EU27 classification Italy ranks fourth from the bottom, immediately after Portugal (20.8 per cent). The gap with the European average is more marked in the male population (20.5 against 14.5 per cent), compared to the female population (14.5 and 11.0 per cent, respectively)44.
More recent data on the 2013 average show that in Italy the number of 18-24 year olds dropping out of school has declined to 729,000 (30,000 fewer than in 2012), 60.6 per cent of whom were male.
In the 18 - 24 age group, the incidence of dropout is 17 per cent (down from 17.6 per cent in 2012). As to whether they are foreigners or Italians, the indicator goes down to 36.0 and to 14,9 per cent compared to the previous year.
Despite the progress made in recent years in most Regions, especially in Southern Italy, the target of reducing dropout below 10 per cent still seems still distant. Veneto is the only Region close to meeting the European target, with an average indicator rating of 10.3 per cent.
School dropout continues to plague especially Southern Italy, with peaks of 25.8 per cent in Sicily, 24.7 in Sardinia and 22.2 per cent in Campania. Compared to 2012, Molise showed the most significant increase in the indicator rating (+5.4 percentage points), followed by Basilicata (+1.6 percentage points), Sicily (+1.0), Campania (+0.3), Apulia (+0.2) and Lombardy (+ 0.1). Veneto (-3.9 percentage points), the Autonomous Province of Bolzano (-2.9 points) and Liguria (-2.1 points) posted the strongest declines.

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44 Data taken from ISTAT report ‘Noi Italia – anno 2013’, downloadable from: http://noi-italia.istat.it/index.php?id=7&L=0&user_100ind_pi1%5Bid_pagina%5D=36&cHash=7da84cc54c6021a3e6fb2574d4dbde88.

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FIGURE IV.2.1: EARLY SCHOOL LEAVERS (ESL) BY GENDER, REGION AND AREA - YEAR 2013 (percentage values)

Source: Istat, Labour force survey. As in 2012, the Convergence Objective Regions for 2013 are: Calabria, Campania, Apulia and Sicily. For 2014, another region, Basilicata, has been added to the list.

For more details on the measures taken to achieve the European objective, see the outline of steps taken to respond to Recommendation No. 4 (see also Part II 5 of Part II of the National Reform Programme).

Target No. – Tertiary education

Europe 2020 Strategy Target: increase the percentage of people aged 30- 34 completing third-level education.

TABLE IV.2.8: TARGET ‘TERTIARY EDUCATION ATTAINAMENT’
INDICATOR	CURRENT LEVEL	2020 OBJECTIVE	MEDIUM TERM
Tertiary education	22.4% (Istat, year 2013)	26-27%	23.6% by 2015

In Italy, average figures for 2013 showed 30-34 year olds having completed third-level education to be 22.4 per cent (17.7 per cent of men and 27.2 per cent of women). The indicator shows a significant yearly increase (+0.7 percentage points) referring both to women and men (0.5 and 0.9 points respectively).

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FIGURE IV.2.2: POPULATION BETWEEN 30-34 YEARS HAVING A UNIVERSITY DEGREE BY GENDER AND REGIONS - YEAR 2013 (percentage value)

Source: Eurostat, Labour force survey.

At regional level, increases of more than two percentage points are found in Friuli Venezia Giulia, Apulia, Lombardy and Latium. Even though it recorded a slight drop compared to 2012, Emilia Romagna is still the region with the highest percentage of graduates among 30- 34 year olds (27.9 per cent). Conversely, the indicator shows the strongest declines in the Autonomous Province of Trento and for Veneto.
In the last few years, Universities have had difficulty in attracting young people. The university enrolment rate (percentage ratio of students enrolling at universities to upper secondary school graduates of the previous school year), declined to 58.2 per cent in the academic year 2011/2012 from 73 per cent of 2003/2004, when the reform of higher education started.
In 2011, of the young people who had graduated from university in 2007 almost 7 out of 10 with a three-year degree were in employment, 8 out of 10 of those who had completed a two-year masters course, and 7 out of 10 of those with a four- or five-year master’s degree (laurea a ciclo unico). Finding employment after completing a university course is more difficult for graduates living in

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Southern Italy and for women. The disadvantage is associated with all types of degree courses45.
Generally speaking, the smaller number of graduates may depend on a variety of different factors and their importance must be fully appreciated to design appropriate policies to address the problem: i) percentage of people completing upper secondary school and accessing tertiary education; ii) percentage of secondary-school leavers who decide to go straight on to university; iii) percentage of people who, a few years after completing high school and possibly already in employment, decide to enrol at a university; iv) percentage of students enrolled who successfully complete a degree course46.
By comparing the Italian situation with that of leading countries in order to assess the importance of each one of these factors shows first of all that for the entire working age (15-64) in 2012 there was still a gap between the percentage of people in Italy holding an upper secondary school diploma or university degree and the European average. Conversely, the gap seems to have been bridged for the younger group (aged 20-24) with percentages of people with an upper secondary school diploma close to the average and to the percentages in leading European countries.
A look at the role played by the school-to -university transition shows that the average age of students enrolling at a university in Italy is the lowest of the leading countries; hence university enrolment almost exclusively occurs in the years immediately following the completion of high school47. Italy's overall late entry rate is affected by the low number of foreign students as well as mature students, often already in employment, whose participation in education is encouraged in many countries through the widespread use of adult learner programmes. By way of conclusion it can be said that the main factor causing the low percentage of graduates in the younger population is not the low high- school-to-university transition rate. On the contrary, the gap in the participation of the more mature population seems to play a significant role, even though it cannot alone account for the low percentage of graduates that is still recorded in Italy.
It is therefore clear that an important factor accounting for the low percentage of graduates in the younger population should be sought in the university education path that may or may not lead students to graduation.
9 years after enrolment, only 55 per cent of students graduate. Again, it is dropout that significantly accounts for the low percentage of graduates in Italy, even though the so-called 3+2 reform has succeeded in reducing it.

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ANVUR Biennial report on university and research

The first biennial report on the situation of the university and research system, drawn up by ANVUR, was submitted in March 2014. It summarises the data available on the university and research system, including: the ratio of enrolments to graduations, the way in which the 3+2 system works, post-graduate courses, funding and governance of universities, the characteristics of research institutions and their funding, the quality and impact of scientific production, the social and economic fallout of research.

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45 Data taken from ISTAT publication ‘Rapporto sulla coesione sociale – anno 2013’, downloadable from: http://www.istat.it/it/archivio/108637
46 ANVUR, Report see previous footnote.
47 OECD ‘Education at a glance’, 2013.

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With regard to the university system, since 2009 overall funding of universities by MIUR decreased by 1 billion approximately (-13 per cent in nominal terms, -20 per cent in real terms). The drop in university funding is linked to staff cuts, especially in the number of Chairs (whose number had increased rapidly in the past) and the freeze on salary rises. The student/teacher ratio has now increased again. In the next five years, 9,000 teachers will retire, 17 per cent of the total; these retiring teachers need be replaced (about 1,800 teachers a year) to ensure the continuation of teaching, university governance and the country's research potential.

The Report assesses the impact of the so-called '3+2 Reform' that has replaced the five-year master’s degree with three-year bachelor and two-year master’s degree courses. In particular, the number of graduates has increased: between 1993 and 2012, the percentage of graduates in the working age population rose from 5.5 per cent to 12.7 per cent and among young people aged 25-34 it rose from 7.1 to 22.3 per cent. However, as tertiary education grew over the same period also in other countries, the gap with the European average has not shrunk. A major difference with other European countries is that Italy lacks university courses that provide professional skills, which in other European countries account for about 25 per cent on average of total graduates.

The fact that about a third of students who enrol either drop out or change to a different degree programme after their first year shows how difficult the school-to-university transition is: this is probably due to poor educational guidance, the students' insufficient background, as well as shortcomings in orientation for first-year students. Data on dropout, regular study progress and the average time needed to complete a university course show that the system performs poorly.

The Government has taken a number of steps to innovate the university and research institution system, both by facilitating the hiring of new staff and by introducing measures to support the right to education48. The following is a summary of the novelties recently introduced:

•
A new type of scholarship has been introduced for students with excellent school performance (with a mark of at least 95/100) and want to enrol at an Italian university (except online universities), whether public or not, based in a Region other than that where students reside. € 5 million worth of expenditure has been authorised to cover the scholarships for each of the years 2013 and 2014 and € 7 million for 2015, to be drawn from the Youth Support Fund. Each student with regular academic progress and quality performance will benefit from a scholarship of € 15,000 (three- year degree courses) € 25,000 euro (five year-masters courses) and € 30,000 (for six-year masters courses).

•
The endowment of the Government supplementary fund for granting scholarships to university students has been increased by € 100 million a year starting from 2014, to be shared out among the Regions. Expenditure for programmes to support the right to university education, implemented by the Regions and financed by the Fund, is not included in the Internal Stability Pact.

•	As from academic year 2013/2014 the duration of specialized medical courses has been reduced for students who have enrolled in the first year of the

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48 Measures introduced under Decree Law No. 69/2013, which were followed by additional measures under Decree Law 104/2013, on ‘urgent measures on education, university and research’.

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course. The compensation to be paid to physicians undergoing specialisation courses shall be established every three years and not every year as it was before. In addition, one single Commission for admission to specialisation schools is envisaged and there will be one single nation-wide merit list.

•
The possibility for university and research institutions to hire staff up to 50 per cent of expenditure incurred for staff who retired the previous year has been brought forward by a year (to 2013 and to 2014). The endowments of both the Fund for ordinary university funding (FFO) and the Fund for funding research institutions supervised by MIUR (FOE) have been increased to cover these higher costs.

•
The procedure for the so-called direct appointment by universities of scholars who have been awarded one of the high qualification research programmes has been simplified, to the extent that the appointment is made within three years since the award was made.

•
The university funding system has been simplified. The share of the Fund for ordinary public university funding - earmarked for promoting and supporting the quality of activities at public universities and for improving efficacy and efficiency in the use of resources - is established in a staggered manner. 3/5 of the incentives shall be distributed on the basis of the results of the ANVUR report, which assesses the quality of research (Valutazione della qualità della ricerca), and 1/5 shall reward ‘recruitment policies’, which are also assessed by ANVUR to check whether recruitment and promotion have rewarded teachers more actively engaged in research activities.

•	The endowment of the Fund for ordinary university funding by has been increased € 150 million for 2014 under the 2014 Stability Law.
•
To ensure quality courses are provided to university students, a Ministerial decree was issued in January 2014 that changed the initial and periodic accreditation criteria for courses and places of study. The decree, which lays down the minimum number of teachers required to start or maintain a course, attaches greater importance to ex-post assessment than to ex-ante authorization.

For more details on the action taken to achieve this EU objective, see also paragraph II.5 of Part II of the National Reform Programme.

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Target No. 8 – Fight against poverty

Europe 2020 Strategy Target: at least 20 million fewer people in or at risk of poverty and social exclusion.

TABLE IV.2.9 TARGET LEVEL ‘FIGHT AGAINST POVERTY '
INDICATOR	CURRENT LEVEL	2020 OBJECTIVE
Number of poor people, experiencing material deprivation or living in very low work intensity households	17,112,000 (2011) 18,194,000 (2012)	Reducing by 2,200,000 the number of poor, materially deprived or members of low intensity work households.

The synthetic indicator of poverty or social exclusion risk records, as a percentage of the total population, people who experience at least one of the following conditions: serious material deprivation; risk of poverty after social transfers; living in a low work intensity household49.
In percentage terms, the synthetic indicator of poverty and social exclusion shows a value (29.9 per cent) for Italy in 2012, which was above the averages of both the euro-area (23.2 per cent) and the EU 27 (24.7 per cent).
 Considering households' disposable incomes after social transfers (which in Italy are almost totally pension benefits), almost a fifth of the resident population (19.4 per cent) are at risk of poverty. This figure is above the European average of both the euro-area countries and EU 27 (17.0 and 16.9 per cent respectively).
In Italy social transfers are less effective in containing the risk of poverty than are transfers in other European countries: the share of population at risk of poverty after social transfers is only 5 per cent lower than the percentage before transfers. In Scandinavian countries the difference between the two percentages is above 10 per cent and it is close to 10 per cent in both France and Germany.
Seriously deprived people account for 14.5 per cent of the population, a figure that is above the European average of both euro-area countries (7.5 per cent) and EU 27 (9.9 per cent).
The labour market exclusion indicator shows that in Italy in 2012 10.3 per cent of people under 60 were living in a very low work intensity household; the value is close to both European averages (10.3 for EU27 and 10.4 for the 17 countries of the euro area).
Compared to 2011, the synthetic indicator has grown by 1.7 percentage points because of the increase in the number of people who experience serious
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49 Situation of serious material deprivation: people living in households claiming that they experience at least four out of the nine following deprivations: 1) not being able to afford unexpected expenses; 2) being in arrears with payments (mortgage, rent, utility bills, debt other than mortgage); not being able to afford: 3) a week’s holiday away from home once a year 4) an adequate (protein) meal at least every other day, 5) sufficient home heating; not being able to buy: 6) a washing machine, 7) a TV color set, 8) a phone or 9) a car; risk of poverty after social transfers: people who live in families with an income equal to or below 60 per cent of equivalent median income, after social transfers; being a member of a very low work intensity household: people under 60 living in families where adults, during the previous year, worked less than 20 per cent of their potential.

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deprivation (from 11.2 per cent to 14.5 per cent). The percentage of people at risk of poverty has basically remained stable (from 19.6 per cent to 19.4 per cent) as well as the share of people living in a very low work intensity household (from 10.4 per cent to 10.3 per cent).
Compared to 2011, individuals who are members of households who claim they cannot afford a week’s holidays away from home increased (from 46.6 per cent to per cent to 50.8 per cent), who could not afford sufficient home heating also increased (from 18 per cent to 21.1 per cent), who cannot afford unexpected expenses of € 800 (from 38.6 per cent to 42.5 per cent) or who, if they wanted to, could not afford an adequate protein meal every other day (from 12.4 per cent to 16.8 per cent).
The South Italy is the area of the country with the highest poverty and exclusion rates; in Sicily all three indicators show the highest figures: 42.3 per cent of residents are at risk of poverty, 36.2 per cent experience serious deprivation and 19 per cent live in low work intensity households. Figures for Campania and Apulia are also high. Worth noting are the situations in Basilicata – with the figure for poverty risk (32.6 per cent) and serious deprivation (25.1 per cent) – and Calabria, for the figure relating to low work intensity (18.8 per cent).
At the other extreme is the North, especially the North-East, the area least exposed to serious deprivation; the best conditions are those in Aosta Valley, Alto Adige, Emilia Romagna and Veneto, where the percentage of the population at risk of poverty or exclusion is below 16 per cent.

FIGURA IV.2.3: POPULATION IN HOUSEHOLDS AT RISK OF POVERTY OR EXCLUSION FOR TOTAL INCIDENCE AND THE THREE INDICATORS OF EU 2020 STRATEGY AND BY REGIONS YEAR 2012 (PERCENTAGE VALUES)

Source: Calculations on data from Istat and Eu-SILC.

For more details on the action taken to achieve the European objective, see the outline of measures adopted in response to Recommendation No. 4 (see also Paragraph II.7 of Part II of the National Reform Programme).

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IV.3 USE OF STRUCTURAL FUNDS

In 2013 action to speed up and reschedule Structural Funds continued, thanks to a further implementation of the Cohesion Action Plan started in November 2011, and to the annual domestic expenditure targets set also in addition to the EU targets. At the end of 2013, total expenditure certified to the European Commission for the implementation of co-funded programmes, reached € 25 billion, 52.7 per cent of total planned resources. At the end of 2011 that share had remained unchanged at 15 per cent. It is a significant result, which enabled Italy to use the totality of EU funding expiring at the end of 2013 and to receive an EU refund of more than € 5 billion over the January-December 2013 period, an amount which is only below that of Poland. Within 31 December 2015 expenditure of operational programmes has to be made. This deadline, is challenging and requires great attention especially for some operational programmes. Major differences relating to expenditure levels remain between the North and the South and also within these two macro-areas: certified expenditure for programmes in the most developed Regions (Competitiveness objective) at 31 December 2013 amounting to 62.2 per cent of the total, while in the less developed Regions (Convergence Objective) expenditure amounted to 48.3 per cent, also due to the significant presence of infrastructure projects requiring longer lead time. Monitoring of implementation at national level has been strengthened through the setting up of task forces working in the Regions of the South where the implementation lags are longer. This is making an important contribution to identifying and removing the hindrances that limit the take-up of EU funding.
By the end of 2013, the Cohesion Action Plan had used a total of € 13.4 billion, € 11.5 of which from the reduction in national co-funding. The start of the Plan enabled the necessary acceleration of Operational Plans, but it also sustained investment demand to help overcoming the long recession. This is the approach to action underlying the fourth and fifth rescheduling stages agreed on in June and December 2013, and which were used to fund youth employment and social cohesion programmes respectively, introduced under Decree Law, 76/201350 as well as a stimulus package for business and the economy at local level. Other measures include programmes to upgrade and improve energy efficiency in school buildings as well as the funding of public works and urban upgrading projects, including small-scale ones. The implementation of all the measures envisaged as part of the Plan is well underway and is being closely monitored also thanks to the close cooperation with European Commission; it is aimed at promptly identifying any problems that may arise and assessing the necessary corrective action.
Developing policies for the use of structural funds over the 2014-2020 period also provided an opportunity to reflect on the governance and the instruments needed to improve the management of funds. A major investment effort has been made to innovate the scheduling method, enhancing the provisions of EU

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50 Exemption from payment of social security contributions for companies hiring young people in particular distress, training scholarships for young NEETs, promotion of projects in the non-profit private sector, extension of the new social card (introduced on an experimental basis) to areas in southern Italy not receiving the benefit.

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Regulations, with the aim of drawing up scheduling documents that are more effective, showing performance, measures and timelines that can easily be checked, to enable more effective monitoring of the implementation of co-funded programmes and making cohesion policy more performance-oriented51. It is on this basis that the Partnership Agreement was developed, which, through a very extensive partnership process that involved Ministries, Regions and Local Authorities as well as social and economic partners, laid down the technical proposals for the use of € 31.1 billion worth of EU funding (ERDF and ESF), plus € 24 billion of national co-funding through the Government budget, as established in the 2014 Stability Law, and regional co-funding for the programmes managed by the Regions. As regards the strategy for the use of 2014-2020 structural funds, special attention was paid to strengthened capacity by the institutions involved in scheduling and implementing co-funded programmes. In this connection, one of the main points in the Draft Partnership Agreement by Italy concerns the Public administration requirement that apply for a programme to submit an organisational improvement plan agreed upon with the highest levels of political and governmental responsibility, aimed at ensuring the presence of adequate entities and skills for effective management of programmes. In addition, attention will be paid to targeted training on methodological innovations introduced by the new scheduling as well as to investing in hiring highly-skilled staff, through the use - up until the end of the planning cycle - of part of the funds made available by the European Union for technical assistance, so as to put in place structural conditions to ensure effective monitoring of scheduling, management and control.
In addition to these measures, the national monitoring system has been reorganised: the Regional Cohesion Agency is the body that is responsible for ensuring systematic monitoring of the use of funds. Through specific on-site inspections, the Agency can provide support, mentoring and assistance to the authorities that are managing the funds and even directly manage experimental programmes and projects; moreover, if need be, it can take over the responsibilities of the incumbent authorities in the event of serious delay or default on their part. For more details see Paragraph II.8 of Part II ‘European Structural Funds’.

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51 See. ‘Methods and objectives for an effective use of 2014-2020 EU funds’ http://www.dps.tesoro.it/view.asp?file=2012/133620_comunicato27dicembre.htm&img=new

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IV.4 SUMMARY OF REGIONAL MEASURES

An ad-hoc technical support unit (Regional Team for the 2014 National Reform Programme) for the coordination of the various councillors' offices and the various thematic Commissions for the Conference of the Regions, has taken care of systematically organising the regional programmes included in the 2014 National Reform Programme. For more details on these measures, see Chapter III of Part II ‘Le Regioni in campo’.
The Regions have sent their contributions on the basis of an agreed model and surveying instruments developed at central level. The survey was conducted between January 2013 and January 2014 and the measures taken by all the Regions and Autonomous Provinces have been considered, including their later updates, as against the activities included in the period being monitored.
Regions have provided with more information on the CSR 2, 4 and 6 and on all targets. This partly reflects the commitment of the Regions for activities for which they have traditionally been responsible (education, social services, local development, research and innovation, renewable sources and energy efficiency in public buildings) and is partly based on the awareness that an actual contribution is being made to increasing the efficiency of governance, employment and development.
As part of CSR 1, the Regions have carried on their spending review processes as in the past.
Commitment to CSR 2 is testified in particular by European Structural and Investment Funds, in terms of streamlining of procedures, transparency of administrative procedures and digital governance.
With regard to CSR 4, a distinction has been made among reform programmes based on a twofold perspective: employment targets and development of human resources on the one hand; programmes for the business world and services to businesses on the other. In both cases the aim is to drive national and local economic development.
The Regions have provided significant responses to CSR 3, with regard to strengthening of the bodies and instruments for access to credit, so that they can contribute to revitalising national and local economic growth.
With regard to CSR 5 - a rather national set of reforms - also this year's programmes focus on regularising illegal workers.
Environmental and energy policies are also strategically important as part of regional reform processes.
CSR 6 gives priority to the opening of the services market, in line with some key issues that must lead to the 'development' macro-objective, such as: the ratio of public services to private services, deregulation of professions, the development of networked industries and SMEs, the setting-up of critical infrastructure in several economic sectors (transport, energy, gas and telecommunications).
In summarising the areas of concern for regional reforms, a distinction has been made between employment targets that are instrumental for human resources development (traineeships, action to counter school dropout and others)

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from targets relating to the development of systems at the service of citizens and companies. This year, as the Commission asked for a specific focus on professions, measures for the implementation of the Services Directive have come to the fore, which are in line with those outlined last year. Finally, action in direct support of the business environment (in various sectors) has been described, with programmes linked to development at regional level as well as infrastructure, that have an impact on the economy at large; and programmes to promote network industries as well as research and innovation.

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